UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
(Exact Name of Registrant As Specified in its Charter)

Florida	3812	20-3061892
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

River Center I
50 East River Center Boulevard, Suite 820
Covington, KY 41011
Telephone: (859) 581-5111

(Address and Telephone Number of Principal Executive Offices)

Louis J. Brothers
Chief Executive Officer
River Center I
50 East River Center Boulevard, Suite 820
Covington, KY 41011
Telephone: (859) 581-5111

(Name, Address and Telephone Number of Agent for Service)

Copies to:

John C. Rodney, Esq.
Rachel L. Smydo, Esq.
Thorp Reed & Armstrong, LLP
One Oxford Centre, 14th Floor
301 Grant Street
Pittsburgh, PA  15219
Telephone: (412) 394-7751
Facsimile: (412) 394-2555

Approximate Date of Proposed Sale to the Public:  From time to time after the effective date of this registration statement, as determined by the selling shareholder.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.001 par value per share	6,514,154	$0.825	$5,374,177	$616

(1)          Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s common stock on December 27, 2011, as reported on the Over-the-Counter Bulletin Board.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DECEMBER 30, 2011

6,514,154 Shares
Common Stock

This prospectus relates to the sale of up to 6,514,154 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC, or Lincoln Park, from time to time. The shares of common stock being offered by the selling shareholder are issuable pursuant to the Lincoln Park Purchase Agreement, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled “The Lincoln Park Transaction” for a description of the Purchase Agreement and the section entitled “Selling Shareholder” for additional information. Such registration does not mean that Lincoln Park will actually offer or sell any of these shares. We will not receive any proceeds from the sales of shares of our common stock by the selling shareholder; however, we may receive proceeds of up to $20,250,000 under the Purchase Agreement.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “VLYF”.  On December 27, 2011, the last reported sale price of our common stock was $0.87 per share.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The selling shareholder is offering these shares of common stock and may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution”.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ ___, 2011.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6

SUMMARY FINANCIAL DATA	11

RISK FACTORS	13

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	24

USE OF PROCEEDS	25

CAPITALIZATION	26

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	27

DILUTION	29

SELECTED FINANCIAL DATA	30

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	32

BUSINESS	42

MANAGEMENT	52

EXECUTIVE COMPENSATION	56

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	60

PRINCIPAL SHAREHOLDERS	62

THE LINCOLN PARK TRANSACTION	64

SELLING SHAREHOLDER	68

DESCRIPTION OF SECURITIES	69

PLAN OF DISTRIBUTION	71

LEGAL MATTERS	72

EXPERTS	72

WHERE YOU CAN FIND ADDITIONAL INFORMATION	73

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY	74

FINANCIAL STATEMENTS	F-1

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	F-2

You should rely only on the information contained in this prospectus. We have not, and the selling shareholder has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the selling shareholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 13 and the financial statements and related notes beginning on page F-1.

About Valley Forge Composite Technologies, Inc.

Valley Forge Composite Technologies, Inc., a Florida corporation (the “Company”), has positioned itself to develop and acquire advanced technologies.  Between 1996 and 2011, the Company won numerous contracts to produce various momentum wheels and other mechanical devices for special applications, some in aerospace.  Historically, and in 2011, all of the Company’s sales have been derived from these momentum wheels and other mechanical devices.  The Company purchases components from a variety of sources and engages in direct selling to its customers.

Since September 11, 2001 the Company has focused much of its energy on the development and commercialization of its counter-terrorism products.  These products consist of an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons hidden in cargo containers, the THOR LVX photonuclear detection system (“THOR”), and a passenger weapons scanning device, ODIN. In late 2009, the Company and its partners completed the development of THOR in Russia, and the system has been demonstrated through testing conducted by P.N. Lebedev Physical Institute of the Russian Academy of Sciences (“LPI”), the premiere physics laboratory in the Russian Federation, to be operational and performing to the Company’s satisfaction.

THOR-LVX

Overview

Presently, and for the last nearly ten years, the Company has focused on the development and commercialization of the THOR-LVX Advanced Explosives Detection System and prepared for the manufacturing and distribution of THOR in the United States and other countries.

THOR components primarily consist of a high energy miniature particle accelerator generating 55 million electron volts, high sensitivity detectors, data collection systems and a database of photonuclear signatures from which substances can be identified.  THOR operates by creating photo nuclear reactions in light elements, selectively screening out all but the operational isotopes found in modern day explosives and narcotics (which are carbon, nitrogen and oxygen), and identifying secondary gamma quanta that are unique to each such isotope.  The photo nuclear reactions follow a precise pattern or unique signature that can be used to immediately identify the substance by automatically comparing the patterns or signatures to our database.  THOR can also be enhanced with a fast neutron detector in order to detect fissile material.  Because of its small size and effectiveness at detecting explosive, narcotic and bio weapon substances contained in attempted concealment barriers, the THOR technology can be applied in many security contexts including external scanning of entire cargo or truck containers, scanning airport bags and for protecting high value targets.  The digital data, produced in milli-seconds, can be instantly transmitted to the appropriate threat mitigation, assessment and knowledge dissemination authorities.

THOR has over ten years of research and development behind its prototype.  Each THOR unit is estimated to have an operational life of ten years.  Thus, once THOR is introduced to the market and implemented in the field, the Company believes that THOR owners for several years are likely to be loyal repeat customers.  In the meantime, the Company will take steps to improve THOR and to customize it for new applications.

Pursuant to a Cooperative Research and Development Agreement (“CRADA”), the Company’s partners in developing THOR are the Lawrence Livermore National Laboratory (“LLNL”), a national laboratory owned by the United States government and designated the “Center of Excellence” for new explosives detection systems technologies, and LPI.  The THOR development efforts have been sponsored, in part, by the United States Department of Energy.

Recent Developments

On September 22, 2011, the Company announced that it signed a Limited Exclusive Patent License Agreement with Lawrence Livermore National Security, LLC (an affiliate of LLNL (“LLNS”)) for certain patents covering an advanced accelerator-detector complex for high efficiency detection of hidden explosives.  The patents are those that may ultimately issue from two provisional patent applications filed by LLNS and related to inventions resulting from work done under the CRADA.  Pursuant to the license, the Company paid LLNS license issue fees of $40,000 in the third quarter of 2011 and will make royalty payments equal to 6% of net sales, subject to a minimum annual royalty of $30,000 beginning in 2014, $50,000 in 2015 and $60,000 in 2016 and thereafter during the term of the agreement, expiring December 5, 2030.  The patent license costs will be amortized over 19 years and three months until the expiration of the patents, if granted, on December 5, 2030.

On June 28, 2011, the Company announced that it has agreed to participate in the creation of a company in Troitsk, Russian Federation. The exclusive purpose of this company is to conduct research activities focused on the photonuclear detection system that is a major subcomponent of THOR.  Aspects of the research may include expanding the photonuclear 'fingerprint' database of explosive and narcotic compounds, and investigating additional possibilities to apply this technology. All work will be under the research category "Nuclear Technologies".  Initially, the Company announced it would  own 50% of the new venture, with the remaining  50% owned by the Russian scientists and engineers who worked on the original CRADA project.  However, the Company has re-examined this structure in light of potentially significant transaction and other costs associated with 50% ownership of a Russian entity.  No decisions have been made concerning how the Company will participate in the Troitsk based entity.

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms.  On July 15, 2011, the first accepted work order was transmitted to the Company by ISU.  The work order had a deliverable date of September 30, 2011 which required preliminary research steps and related deliverables; this deliverable date was extended to November 30, 2011. The Company is currently reviewing results from the first work order.

The Company has entered into an agreement with a manufacturer to build a component for THOR.  The contract amount was $99,200 and the Company has incurred costs of $84,620 as of September 30, 2011.

ODIN

ODIN is a transmission X-ray system, producing medical type images of skeletons and organs that is similar to a technology used as the airport passenger weapons scanning system in several airports in Russia.   The technology is not protected by patents outside of the Russian Federation.  The Company has developed ODIN to improve and commercialize the technology for use in the United States and elsewhere outside of Russia.

The Company believes the ODIN technology, as compared against any system now in use in the United States, is more accurate (articles hidden inside or on the backside of a passenger are detected in a single scan with high resolution imaging), is fast , and is less inconvenient (passengers do not need to remove clothing or shoes).  Between approximately April 2007 and February 2008, the Company developed a prototype of ODIN for employment at U.S. airports and passenger terminals.  This prototype has similar functionality to the Russian technology, and is the product that the Company intends to market.  In February 2008, ODIN passed independent radiation examination by the Radiation Safety Academy (“RSA”) and is certified by RSA as compliant under American National Standards Institute (“ANSI”) and the National Institute of Standards and Technology (“NIST”) standards for personnel security screening systems using x-ray or gamma radiation.  Compliance with these ANSI / NIST standards means that ODIN is classified as “uncontrolled” and can be sold domestically and internationally. All X-ray exposure results for the operator, cabinet leakage, bystander exposure, and person being examined were well below U.S. government guidelines and standards.

Once the Company reviews information regarding new government specifications, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN. Currently, we have two ODIN machines, which are included on the September 30, 2011 balance sheet as assets in the amount of $237,874, net of accumulated depreciation and inventory allowance. If we decide not to continue with the existing technology but to utilize a new system that we have developed, then it will be less likely that we will be able to sell our existing ODIN machines. In that case we may be required to write down the carrying value of those existing machines on our financial statements. In addition, in light of all this, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business. The Board of Directors has not made a decision on this issue yet.

Corporate Information

Our principal executive office is located at River Center I, 50 East River Center Boulevard, Suite 820, Covington, Kentucky 41011, and our telephone number is (859) 581-5111.  Our website address is www.vlyf.com.  Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus.  Also, this prospectus includes the names of various government agencies and the trade names of other companies.  Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

The Offering

Common stock outstanding prior to the offering (1)	62,066,928 shares, including the 300,000 initial purchase shares and the 314,154 commitment shares already issued to Lincoln Park under the Purchase Agreement and included in this offering.
Common stock offered by the selling shareholder
6,514,154 shares, consisting of the 300,000 initial purchase shares and the 314,154 commitment shares already issued to Lincoln Park and the remaining shares to be purchased from time to time under the Purchase Agreement.

Common stock to be outstanding after giving effect to the issuance of 6,514,154 shares to Lincoln Park under the Purchase Agreement	67,966,928
Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock by Lincoln Park. However, we may receive up to $20,250,000 from sales of shares under the Purchase Agreement. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds”.

Over-the-Counter Bulletin Board symbol	VLYF
Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
(1)           The number of shares of our common stock set forth above is based on 62,066,928 shares of common stock outstanding as of December 27, 2011, and excludes:
  Options to purchase an aggregate of 4,050,000 shares of our common stock, of which 1,320,000 have vested as of September 30, 2011, at a weighted average exercise price of $1.38 per share;
  Warrants to purchase an aggregate of 2,728,574 shares of our common stock, at a weighted average exercise price of $0.20 per share; and
  Warrants to purchase an aggregate of 410,000 shares of our common stock, at a weighted average exercise price of $1.09 per share, pursuant to an agreement with Wharton Capital Partners, Ltd., dated August 24, 2011.

On October 5, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with the selling shareholder, Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which Lincoln Park has purchased 300,000 shares of our common stock, for total consideration of $250,000.  Under the Purchase Agreement, we have the right to sell to Lincoln Park up to an additional $20,000,000 of our common stock at our option as described below.

Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement. We do not have the right to commence any sales of our shares to Lincoln Park until the SEC has declared effective the registration statement. Thereafter, until April 1, 2014, and subject to certain terms and conditions, we have the right to direct Lincoln Park to make periodic purchases of up to $500,000 of our common stock per sale depending on certain conditions as set forth in the Purchase Agreement as often as every three business days up to the aggregate commitment of $20,250,000. The purchase price of the shares will be based on the market prices of our shares immediately prior to the time of sale as computed under the Purchase Agreement without any fixed discount. In no event, however, will Lincoln Park be obligated to purchase shares of our common stock under the Purchase Agreement at a price of less than $0.50 per share. We may, at any time, and in our sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to Lincoln Park. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.  Upon signing the Purchase Agreement, we issued 314,154 shares of our common stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement (which shares are included in this offering).

Although the Purchase Agreement provides that we may sell up to $20,250,000 of our common stock to Lincoln Park, we are only registering 6,514,154 shares to be purchased thereunder, which may or may not cover all such shares purchased by Lincoln Park under the Purchase Agreement, depending on the purchase price per share.

Of the 6,514,154 shares offered under this prospectus:

•	300,000 shares were already issued to Lincoln Park for $250,000 upon execution of the Purchase Agreement; and

•	314,154 shares were already issued to Lincoln Park as a commitment fee for entering into the Purchase Agreement; and

•	The remainder represents shares we may sell to Lincoln Park under the Purchase Agreement.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes or gives effect to no exercise of options or warrants outstanding on the date of this prospectus or in the future, except as specifically set forth herein.

As of December 27, 2011, there were 62,066,928 shares outstanding, of which 23,969,928 shares were held by non-affiliates. If all of the 6,514,154 shares offered by Lincoln Park were issued and outstanding as of the date hereof, such shares would represent 9.58% of the total common stock outstanding, or 21.81% of the non-affiliates’ shares outstanding. The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement. If we elect to issue more than the 6,514,154 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act the resale by Lincoln Park of any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data.  We have derived the following summary of our statement of operations data for the years ended December 31, 2010 and 2009 from our audited financial statements appearing later in this prospectus. We have derived the following summary of our statement of operations data for the nine months ended September 30, 2011 and 2010 and balance sheet data as of September 30, 2011 from our unaudited financial statements appearing later in this prospectus.  Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary of our financial data set forth below together with our financial statements and the related notes to those statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing later in this prospectus.

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2010	2009	2011	2010
			(unaudited)	(unaudited)
				(as restated)
Statement of Operations Data:

NET SALES	$18,675,269	$3,202,815	$11,337,017	$12,882,461

COST OF SALES	16,077,631	2,943,065	9,425,071	11,109,028

GROSS PROFIT	2,597,638	259,750	1,911,946	1,773,433

COSTS AND EXPENSES
Selling and administrative	1,596,780	1,168,642	1,085,606	1,281,215
Share based payments	1,864,279	32,550	683,483	1,009,201
Warrant expense	-	446,223	-	-

INCOME (LOSS) FROM OPERATIONS	(863,421)	(1,387,665)	142,857	(516,983)

OTHER INCOME (EXPENSE)	(613,229)	(650,958)	(286,373)	(489,350)

NET LOSS	(1,476,650)	(2,038,623)	(143,516)	(1,006,333)

OTHER COMPREHENSIVE GAIN (LOSS)	(4,379)	-	(10,171)	2,440

COMPREHENSIVE LOSS	$(1,481,029)	$(2,038,623)	$(153,687)	$(1,003,893)

Basic and Diluted Loss per share	$(0.02)	$(0.04)	$0.00	$(0.02)

Basis and Diluted Weighted Average
Number of Shares	59,281,322	53,011,122	61,320,774	58,601,068

As of
Balance Sheet Data:	September 30,
2011
(unaudited)
Current Assets	$7,816,815
Property and equipment - net	260,844
Other assets	5,535
Intangible assets - net	40,000

TOTAL ASSETS	$8,123,194

TOTAL LIABILITIES	$6,542,062

TOTAL STOCKHOLDERS' EQUITY	1,581,132

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$8,123,194

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus.  If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected.  This could cause the trading price of our common stock to decline and you may lose all or part of your investment.  The risks described below are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Relating to an Investment in the Company

Investment in our securities involves a high degree of risk.  Investors should carefully consider the possibility that they may lose their entire investment.  Given this possibility, we encourage investors to evaluate the following risk factors and all other information contained in this report and its attachments, in addition to other publicly available information in our reports filed with the Securities and Exchange Commission (“SEC”), before engaging in transactions in our securities. Any of the following risks, alone or together, could adversely affect our business, our financial condition, or the results of our operations, and therefore the value of your Company securities.

• Because the Company had a net loss of $1,476,650, $2,038,623 and $1,848,755 for the years ended December 31, 2010, 2009 and 2008, respectively, we face a risk of insolvency.

• Until 2009, the Company had never earned substantial operating revenue. We have been dependent on equity and debt financing to pay operating costs and to cover operating losses.

• The auditors’ reports for our December 31, 2010, 2009, 2008, 2007 and 2006 financial statements include additional paragraphs that identify conditions which raise substantial doubt about our ability to continue as a going concern, which means that we may not be able to continue operations unless we obtain additional funding. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks Related to the Company’s Business

There is substantial doubt about the Company’s ability to continue as a going concern due to insufficient revenues to cover our operating costs.

Our independent auditors included a going concern paragraph in their reports issued in connection with their audits of our December 31, 2010, 2009, 2008, 2007 and 2006 financial statements.  The auditors noted in their reports that the Company has suffered recurring losses from operations.  The Company had accumulated deficits of $9,782,871 and $8,306,221 as of December 31, 2010 and 2009, respectively.  The Company experienced comprehensive losses from operations of $1,481,029 and $2,038,623 for years ending December 31, 2010 and 2009 respectively.   The Company has an accumulated deficit of $9,926,387 at September 30, 2011 and a comprehensive loss of $153,687 for the nine months ended September 30, 2011.  These factors raise substantial doubt about our ability to continue as a going concern.

We incurred a net loss for the year end results for each of December 31, 2010 and 2009, respectively.  To the extent that we do not generate revenue from the sale of THOR or ODIN units, or from other sources, then the Company may not have the ability to continue as a going concern.  The financial statements which accompany this report do not include any adjustments that might result from the outcome of this uncertainty.  The Company has an accumulated deficit of $9,926,387 at September 30, 2011 and a comprehensive loss of $153,687 for the nine months ended September 30, 2011.

The sale of our ODIN personnel screening technology and THOR devices in foreign markets are dependent on the approvals of foreign governments, which are out of our control.

The Company’s ODIN personnel screening device and THOR units are being marketed for sale in foreign countries.  Obtaining the permission of foreign governments has been challenging and slow.  Certain countries in the Middle East prohibit non-Muslims from doing business directly with their governments, and we are required to negotiate with government-authorized middle men. This adds an additional layer of bureaucracy that we must penetrate in order to sell our products.  Additionally, selling THOR outside the United States requires an export license from the Department of State.  The Department of State may decline to issue such licenses, especially for sales to certain countries.

Personal privacy concerns may impact sales of ODIN in the United States.

Personal privacy issues may impact sales of ODIN in the United States and certain other countries.  This is because the prototype ODIN provides a near medical quality image that reveals the contours of the person being scanned.   In February 2011, the Transportation Security Administration announced that it was testing new software on its advanced imaging technology machines that enhances privacy by eliminating passenger-specific images and instead auto-detects potential threat items and indicates their location on a generic outline of a person.  We have not yet developed software of that type for ODIN.  Even though the transmission X-ray and near medical quality image generated by ODIN may be useful in safeguarding our airways against threats posed by garment and implant bombs, there is no guaranty that concerns over personal privacy issues will not cause potential customers to not consider purchasing and utilizing ODIN.

Delays in the introduction of THOR and ODIN may have significantly impacted our ability to compete for market share for these technologies.

Because we have not sold any THOR or ODIN units, other vendors of less sophisticated but competing screening technologies may be selling their products and limiting our potential market share. Due to budgetary concerns or other factors, such customers may not be interested in purchasing THOR or ODIN units when they become available until their existing units are retired. This may impact our ability to penetrate the screening technology market when we are ready to do so.

Because we do not have an exclusive license to develop or market or distribute “Express Inspection” using our private label “ODIN”, we compete against the manufacturer and possibly other competitors who may have units with similar functionality and may be redeveloping them for commercial use.

The manufacturer of the whole body scanner called “Express Inspection,” which offers similar functionality to ODIN, is in Russia.    To our knowledge, no other person or entity outside of Russia or China possesses an Express Inspection unit or possesses an exclusive license to develop or distribute this product in any geographic region other than the Russian Federation or China. Nevertheless, we do not have any exclusive rights with respect to Express Inspection, and it is possible that potential competitors could acquire and develop an Express Inspection unit and compete against us. We have encountered one instance where the Express Inspection manufacturer directly competed with us for an ODIN purchase and sale contract.

Because our sales of Aerospace Products are concentrated among a few customers, our sales levels could dramatically drop on short or no notice.

With sales limited to a few customers, one customer constituting the majority of sales, the Company’s sales volume is vulnerable to drastic shifts should one or more customers sever the business relationship.

We face aggressive competition in many areas of business. If we do not compete effectively, our business will be harmed.

We expect to face aggressive competition from numerous competitors with respect to both THOR and ODIN.  In both cases, competition is likely to be based primarily on such factors as product performance, functionality and quality, cost, prior customer relationships, technological capabilities of the product, price, certification by government authorities, compliance with procurement specifications, local market presence and breadth of sales and service organization. We may not be able to compete effectively with all of our competitors. In addition to existing competitors, new competitors may emerge, and THOR and/or ODIN may be threatened by new technologies or market trends that reduce the value of these products.

Demand for our products may not materialize or continue.

The September 11, 2001 terrorist attacks, the war on terror, and the creation of the U.S. Department of Homeland Security have created increased interest in and demand for security and inspection systems and products.  However, we are not certain whether the level of demand will continue to be as high as it is now. We do not know what solutions will continue to be adopted by the U.S. Department of Homeland Security, the U.S. Department of Defense, and similar agencies in other countries and whether our products will be a part of those solutions. Additionally, should our products be considered as a part of the future security solutions, it is unclear what the level may be and how quickly funding to purchase our products may be made available. These factors may adversely impact us and create unpredictability in revenues and operating results.

If operators of our security and inspection systems fail to detect weapons, explosives or other devices that are used to commit a terrorist act, we could be exposed to product liability and related claims for which we may not have adequate insurance coverage.

Our business exposes us to potential product liability risks from the development, manufacturing, and sale of THOR and ODIN.  Our prospective customers will use our products to help them detect items that could be used in performing terrorist acts or other crimes.  ODIN may require that an operator interpret an image of suspicious items within a bag, parcel, container or other vessel, and the training, reliability and competence of the operator will be crucial to the detection of suspicious items.  We could be held liable if an operator using our equipment failed to detect a suspicious item that was used in a terrorist act or other crime.

Furthermore, both THOR and ODIN are advanced mechanical and electronic devices and therefore can malfunction.  In addition, there are also many other factors beyond our control that could lead to liability claims should an act of terrorism occur.  It is very difficult to obtain commercial insurance against the risk of such liability.  It is very likely that, should we be found liable following a major act of terrorism, our insurance would not fully cover the claims for damages.

Our revenues are dependent on orders of security and inspection systems, which may have lengthy and unpredictable sales cycles.

Our sales of THOR and ODIN units may often depend upon the decision of governmental agencies to upgrade or expand existing airports, border crossing inspection sites, seaport inspection sites and other security installations.  Any such sales may be subject to delays, lobbying pressures, political forces, procedural requirements, and other uncertainties and conditions that are inherent in the government procurement process.

We are dependent on key personnel, specifically Louis J. Brothers and Larry K. Wilhide, and have no employment agreements with them.

We are a company with key employees and are dependent on the services of Louis J. Brothers, our president, chief executive officer and chief financial officer, and Larry K. Wilhide, our vice-president.  Messrs. Brothers and Wilhide are equal shareholders and their combined voting rights are equal to 62.5% of our outstanding common stock.  We do not have employment agreements with them, and losing either of their services would likely have an adverse effect on our ability to conduct business.  Messrs. Brothers and Wilhide serve as officers and directors of the Company.  Messrs. Brothers and Wilhide are our founders.  Both men have contributed to the survival and growth of the Company for fifteen years.  Mr. Brothers’ government and scientific contacts are essential to the Company’s ability to diversify its product line, including our ability to license, develop, and market future additional products unrelated to the THOR technology.  Mr. Wilhide’s engineering and drafting capabilities are essential to our ability to manufacture the technology that we license or develop.  Therefore, there is a risk that if either Mr. Brothers or Mr. Wilhide left the Company, the Company may not survive.

Our success depends on our ability to attract and retain key employees in order to support our existing business and future expansion.

We continue to actively recruit qualified candidates to fill key positions within the Company.  There is substantial competition for experienced personnel. We will compete for experienced personnel with companies who have substantially greater financial resources than we do.  If we fail to attract, motivate and retain qualified personnel, it could harm our business and limit our ability to be successful.

We cannot predict our future capital needs and may not be able to secure additional funding.

We may need to raise additional funds within the next twelve months in order to fund our installation of manufacturing facilities and distribution network.  If we are unable to achieve sufficient free cash flow from sales of Aerospace Products, customer deposits or other sources, we will likely need to raise additional funds through the sale of equity securities, or debt convertible to equity securities, to public or private investors, which could result in a dilution of ownership interests by the holders of our common stock.  Also, we cannot assure you that we will be able to obtain the funding we deem necessary to sustain our operations.  Other than the Lincoln Park financing transaction, we have no plans with respect to the possible acquisition of additional financing.

In October 2011, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has purchased 300,000 shares of our common stock, for total consideration of $250,000 and under which we may direct Lincoln Park to purchase up to an additional $20,000,000 worth of shares of our common stock until April 1, 2014, once the registration statement of which this prospectus forms a part has been declared effective by the SEC.  If we make sales of our common stock under the Purchase Agreement, we would be able to fund our operations for a longer period of time.  However, the extent to which we will rely on the Purchase Agreement with Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and volume of trading and the extent to which we are able to secure working capital from other sources. Specifically, Lincoln Park does not have the obligation to purchase any shares of our common stock on any business day that the price of our common stock is less than $0.50 per share.

We are registering the resale of 6,514,154 shares by Lincoln Park pursuant to this prospectus. In the event we elect to issue more than the 6,514,154 shares offered hereby, we would be required to file a new registration statement and have it declared effective by the SEC. If obtaining sufficient funding from Lincoln Park does not occur or is prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Additional financing may not be available to us, due to, among other things, our Company not having a sufficient credit history, income stream, profit level, asset base eligible to be collateralized, or market for its securities. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders may be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to substantially limit our operations.

We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations which could have an adverse affect on our business.

Under the Purchase Agreement, we may direct Lincoln Park to purchase up to $20,250,000 worth of shares of our common stock until April 1, 2014.  On any trading day selected by us, we may sell to Lincoln Park up to $150,000 of common stock by delivering a purchase notice to Lincoln Park. The Purchase Price of such shares is equal to the lesser of: (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.  Lincoln Park does not have the right or the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.50. To the extent that the market price of our common stock is below $0.50 per share on a trading day, we would not receive any proceeds under the Purchase Agreement for that day.

If the market price of our common stock is not below $4.00 per share, our sales will be limited to up to $500,000 of our common stock on each purchase date. If the market price of our common stock is not below $2.25 per share, our sales will be limited to up to $300,000 of our common stock on each purchase date.  If the market price of our common stock is not below $1.90 per share, our sales will be limited to up to $250,000 of our common stock on each purchase date.  If the market price of our common stock is not below $1.50 per share, our sales will be limited to up to $200,000 of our common stock on each purchase date.

Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $20,250,000 over the term of the Purchase Agreement.  In addition, we are only registering 6,514,154 shares of our common stock under this prospectus. Assuming a purchase price of $0.87 per share, the closing sale price of our common stock on December 27, 2011, and the issuance to Lincoln Park of 6,514,154 purchase shares, which would be comprised of 5,900,000 shares purchased at the assumed price of $0.87 per share, the 300,000 initial purchase shares for consideration of $250,000 and 314,154 shares issued as commitment shares for no additional consideration, the proceeds to us would only be $5,383,000.  In the event we elect to issue more than 6,514,154 shares, we would be required to file a new registration statement and have it declared effective by the SEC.

The sale of shares of our common stock to Lincoln Park under the Purchase Agreement may cause substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

Under the Purchase Agreement, we may sell to Lincoln Park, from time to time and under certain circumstances, up to $20,250,000 of our common stock. Lincoln Park has purchased 300,000 shares of our common stock for total consideration of $250,000. We do not have the right to commence any additional sales of our shares to Lincoln Park under the Purchase Agreement until the SEC has declared effective the resale registration statement of which this prospectus forms a part. After the SEC has declared effective the resale registration statement, until April 1, 2014, generally, we have the right, but no obligation, to direct Lincoln Park to periodically purchase up to an additional $20,000,000 of our common stock in specific amounts under certain conditions, which periodic purchase amounts can be increased under specified circumstances.  We also issued to Lincoln Park 314,154 shares of common stock as a fee for Lincoln Park’s commitment to purchase our shares.

Depending upon market liquidity at the time, sales of shares of our common stock to Lincoln Park may cause the trading price of our common stock to decline. Lincoln Park may ultimately purchase all or some of the $20,250,000 of common stock, and after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The exercise of options and warrants and other issuances of shares of common stock or securities convertible into common stock will dilute your interest.

As of the date of this prospectus, there are outstanding options to purchase an aggregate of 4,050,000 shares of our common stock at exercise prices ranging from $1.35 per share to $1.49 per share and outstanding warrants to purchase 2,728,574 shares of our common stock at a weighted average exercise price of $0.20 per share and 410,000 shares of our common stock at a weighted average exercise price of $1.09 per share. The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with any collaborations (although none are contemplated at this time) or in connection with other financing efforts, including pursuant to the Purchase Agreement with Lincoln Park.

Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised or we issue restricted stock, stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is likely to be substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the assumed minimum allowed offering price of $0.50 per share in this offering and a pro forma net tangible book value per share of our common stock of $0.03 as of September 30, 2011, if you purchase securities in this offering, you will suffer immediate and substantial dilution of $0.43 per share in the net tangible book value of the common stock purchased. See “Dilution” on page 29 for a more detailed discussion of the dilution you will incur in connection with this offering.

Management will have broad discretion as to the use of the proceeds from sales under the Purchase Agreement, and we may not use the proceeds effectively which could have a materially adverse affect on our business.

We have not designated any portion of the proceeds from sales to Lincoln Park under the Purchase Agreement to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the proceeds from any such sales and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

The Costs to Produce and Operate THOR, and the Price at which We May Be Able to Sell it are Uncertain

We have never built nor have we operated a THOR unit in the United States.  While we believe that the materials, technology and labor needed to build a unit will be available at commercially reasonable costs, we do not know for certain just what the total cost will be.  In addition, we do not know just what the operating costs of a THOR unit will be.  We anticipate that we will be able to get a better understanding of those items as the IAC (under the CSA framework referenced above) continues to build and ultimately operate a unit.  In addition, while we believe that the benefits offered by THOR will be both unique and of great value so customers will not be particularly price sensitive, we do not know whether we will be able to sell THOR units at a reasonable profit in excess of our costs.

If we are not able to successfully protect our intellectual property, our ability to capitalize on the value of the THOR technology may be impaired.

We do not own the THOR technology, and our ability to use and capitalize on the value of the THOR technology depends on entirely on our rights to do so under the LLNL License, which conveys rights to patents resulting from two United States Provisional Patent Applications. There is no guarantee that any patents will be issued and the patents, if issued, may not provide the Company with sufficient protection to prevent competitors from engineering around them.

Even though we believe that there is no competitor currently close to being able to introduce a security technology with the capability and accuracy of the THOR technology, it is possible that imitators may appear who may create adaptive technologies that achieve similar results to THOR.  It is also possible that LLNL, as the owner of the THOR technology under the CRADA, under certain circumstances may provide a third party with a license to utilize the THOR technology.

Moreover, the LLNL License provides that (i) the United States government and its agencies retain a nonexclusive, nontransferable, irrevocable paid-up license to practice or have practiced for or on behalf of the government the THOR technology throughout the world; and (ii) the US D.O.E. retains march-in rights with respect to the THOR technology.  According to the US D.O.E., such march-in rights have never been exercised.

We have tried to minimize the deconstruction and adaptation of the THOR technology by potential competitors.

Our products and technologies may not qualify for protection under the SAFETY Act.

Under the “SAFETY Act” provisions of The Homeland Security Act of 2002, the federal government provides liability limitations and the “government contractor” defense applies if the Department of Homeland Security “designates” or “certifies” technologies or products as “qualified anti-terrorism technologies,” and if certain other conditions apply.  We may seek to qualify some or all of our products and technologies under the SAFETY Act’s provisions in order to obtain such liability protections, but there is no guarantee that the U.S. Department of Homeland Security will designate or certify our products and technologies as a qualified anti-terrorism technology.  To the extent we sell products not designated as qualified anti-terrorism technology, we will not be entitled to the benefit of the SAFETY Act’s cap on tort liability or U.S. government indemnification.  Any indemnification that the U.S. government may provide may not cover certain potential claims.

Future climate change regulation could result in increased operating costs, affect the demand for our products or affect the ability of our critical suppliers to meet our needs.

        The Company has followed the current debate over climate change and the related policy discussion and prospective legislation. The potential challenges for the Company that climate change policy and legislation may pose have been reviewed by the Company. Any such challenges are heavily dependent on the nature and degree of climate change legislation and the extent to which it applies to our industry. At this time, the Company cannot predict the ultimate impact of climate change and climate change legislation on the Company’s operations. Further, when or if these impacts may occur cannot be assessed until scientific analysis and legislative policy are more developed and specific legislative proposals begin to take shape. Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gas could require us to incur increased operating costs, and could have an adverse effect on demand for our products. In addition, the price and availability of certain of the raw materials that we use could vary in the future as a result of environmental laws and regulations affecting our suppliers. An increase in the price of our raw materials or a decline in their availability could adversely affect our operating margins or result in reduced demand for our products.

We do Business Outside of the United States Which Subjects Us to Risks Associated with International Activities.

All sales of our aerospace products are to customers outside the United States.  We also expect that there may be substantial markets outside the United States for sales of our ODIN and THOR products. Prospective customers for ODIN and THOR include foreign governments. The future success of our international operations may also be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, risk of war, expropriation, termination, renegotiation or modification of existing contracts, tax laws (including host-country import-export, excise and income taxes and United States taxes on foreign subsidiaries). Changes in exchange rates may also adversely affect our future results of operations and financial condition.

In addition, to the extent we engage in operations and activities outside the United States, we are subject to the Foreign Corrupt Practices Act (“FCPA”), which generally prohibits U.S. companies and their intermediaries from making corrupt payments to foreign officials or their agents for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect the transactions of the company.  The FCPA applies to companies, individual directors, officers, employees and agents.  Under the FCPA, U.S. companies may be held liable for actions taken by strategic or local partners or representatives.  Violation of the FCPA could result in substantial civil and/or criminal penalties.

While we do not believe that we have violated the FCPA, if the SEC and/or the Department of Justice (“DOJ”) conclude that we have, they could assert that there have been multiple violations of the FCPA, which could lead to multiple fines.  The amount of any fines or monetary penalties would depend on, among other factors, the amount, timing, nature and scope of any improper payments, whether any such payments were authorized by or made with knowledge of the Company or its affiliates, the amount of gross pecuniary gain or loss involved, and the level of cooperation provided to the government authorities during the investigations.  Negotiated dispositions of these types of violations also frequently result in an acknowledgement of wrongdoing by the entity and the appointment of a monitor on terms agreed upon with the SEC and DOJ to review and monitor current and future business practices, including the retention of agents, with the goal of assuring future FCPA compliance.  Other potential consequences could be significant and include suspension or debarment of our ability to contract with governmental agencies of the United States and of foreign countries.  Any determination that we have violated the FCPA could result in sanctions that could have a material adverse effect on our business, prospects, operations, financial condition and cash flow.

The Board Of Directors Has Received A “Demand for Action” Letter Demanding The Board Be Reorganized And Other Relief.

On April 24, 2011, the Company and its Board of Directors received a letter entitled “Demand for Action” wherein an attorney representing a class of shareholders alleges facts to support the following claims:  “Fraudulent Misrepresentation and Concealments in Violation of §10(b) of the Securities Exchange Act of 1934 and S.E.C. Rule 10b-5,” “Selective Disclosure of, and Failure to Disclose, Material Information, In Violation of Regulation FD”; and “Breaches of Fiduciary Duty”.  The letter does not request any monetary damages, but rather seeks a reduction in the number of Board of Directors seats from seven to six, the appointment of three “Independent Directors” and a requirement that the Board must approve all “material decisions in the Company.”  The letter further demands the Company hire “an investor / public relations firm,” a CFO experienced in “Wall Street investor relations” and other personnel, along with rescission of options granted to Messrs. Brothers and Wilhide.  The Company’s counsel has responded to the letter and requested more information to enable the Board of Directors to investigate the factual allegations claimed in the letter. Such information has not been received.  In subsequent correspondence, the attorney indicated that damages in excess of $10 million will be sought in litigation.

On June 30, 2011, the Company received a letter from the attorney stating that the Company’s in-house and outside counsel allegedly failed to transmit the April 24, 2011 demand letter to the Board of Directors and demanded that outside counsel recuse himself.  The email further states that outside counsel and the Company “have until Tuesday, July 5, 2011 to explain yourselves to me, and for VLYF to advise whether and how VLYF is addressing the matters at issue.”  The Company through outside counsel responded on July 5, 2011 indicating that the Board of Directors had in fact been informed of the demand letter and that the Board of Directors has not been able to reach any decisions because the Company’s request for additional information has been ignored.  To date, no lawsuit has been filed, although the Company can offer no assurances that no lawsuit will be filed in the future.

Risks Related to Investment

We expect the price of our common stock to be volatile. As a result, investors could suffer greater market losses than they might experience with a more stable stock.

The stock markets generally, and the Over-The-Counter (“OTC”) Bulletin Board in particular, have experienced extreme price and volume fluctuations that are often unrelated and disproportionate to the operating performance of a particular company.  For example, since the beginning of 2011 our stock went from a high price of about $1.60 per share to a low price of approximately $0.66 per share and closed on December 27, 2011 at $0.87 per share.  Certain shareholders have expressed concern over the marked decline in the stock price.  These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate or international currency fluctuations, may adversely affect the market for the common stock of the Company.  In the past, class action litigation has often been brought against companies after periods of volatility in the market price of their securities.  If such a class action suit is brought against the Company, it could result in substantial costs and a diversion of management’s attention and resources, which would hurt business operations.

Our stock value is dependent on our ability to generate net cash flows.

A large portion of any potential return on our common stock will be dependent on our ability to generate net cash flows.  If we cannot operate our business at a net profit, there will be no return on shareholders’ equity, and this could result in a loss of share value.  No assurance can be given that we will be able to operate at a net profit now or in the future.

Our common stock value may decline after the exercise of warrants or from the Company’s future capital raising events.

As of December 27, 2011, there are 1,428,574 Class D warrants, 1,300,000 Class F warrants and an additional 410,000 warrants for our common shares outstanding that remain unexercised.  It is our belief that warrant holders may begin to exercise their warrants and sell their underlying shares at such time (if any):  when the Company begins selling its ODIN units, when the Company receives its first contract to sell THOR LVX units; or upon the occurrence of other factors triggering warrant exercises, provided that the price of our common stock exceeds the strike price on outstanding warrants.  Regardless of the conditions or events that trigger the exercise of the warrants, if a large warrant exercise event occurs, there will certainly be an increase in supply of our common stock available and a corresponding downward pressure on our stock price.  The sales may also make it more difficult for the Company or its investors to sell current securities in the future at a time and price that the Company or its current investors deem acceptable or even to sell such securities at all.  The risk factors discussed in this “Risk Factors” section may significantly affect the market price of our stock.  A low price of our stock may result in many brokerage firms declining to deal in our stock.  Even if a buyer finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.  Further, many lending institutions will not permit the use of this stock as collateral for loans.  Thus, investors may be unable to sell or otherwise realize the value of their investments in our securities.

In addition to the outstanding warrants discussed above, we also previously issued a total of 3,000,000 Class A Warrants at an exercise price per share to Coast to Coast Equity Group, Inc. (“CTCEG”) as follows: 1,000,000 shares at the exercise price of $1.00 per share, 1,000,000 shares at the exercise price of $1.50 per share and 1,000,000 shares at the exercise price of $2.00 per share.  CTCEG assigned its right to purchase 200,000 shares at the exercise price of $1.00 per share to a third party, who purchased 200,000 shares, leaving 2,800,000 in Class A Warrants. Those warrants expired by their terms on May 14, 2009, but CTCEG has taken the position that, along with certain related agreements, they were extended until May 14, 2010 by the Company.  The Company is currently in litigation with CTCEG which includes a claim by CTCEG that the warrants did not expire until May 14, 2010 and the Company cannot provide any assurance that CTCEG will not prevail and then exercise those warrants.  However, the Company believes the class A warrants expired because the Warrant Agreement was never modified in writing to extend the warrants’ expiration date, as is required by the Warrant Agreement’s terms.  The financial statements included in this Form S-1 were prepared as if such warrants were no longer outstanding.

If we elect to issue more than the 6,514,154 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares, which could cause substantial dilution to our shareholders.

We may also enter the capital markets to raise money by selling securities.  The number of shares that could be issued for our immediate capital requirements could lead to a large number of shares being placed on the market which could exert a downward trend on the price per share.  If the supply created by these events exceeds the demand for purchase of the shares the market price for the shares of common stock will decline.

The number of shares to be made available in the registered offering could encourage short sales by third parties, which could contribute to a future decline in the price of our stock.

In our circumstances, the provision of a large number of common shares to be issued upon the exercise of warrants or sold outright by existing shareholders has the potential to cause a significant downward pressure on the price of common stock, such as ours.  This would be especially true if the shares being placed into the market exceeds the market’s ability to take up the increased number of shares or if the Company has not performed in such a manner to encourage additional investment in the market place.  Such events could place further downward pressure on the price of the common stock.  As a result of the number of shares that could be made available on the market, an opportunity exists for short sellers and others to contribute to the future decline of our stock price.  Persons engaged in short-sales first sell shares that they do not own and, thereafter, purchase shares to cover their previous sales.  To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock price the greater the profit to the person engaging in such short-sales.  If there are significant short-sales of our stock, the price decline that would result from this activity will cause our share price to decline even further, which could cause any existing shareholders of our stock to sell their shares creating additional downward pressure on the price of the shares.  It is not possible to predict how much the share price may decline should a short sale occur.  In the case of some companies that have been subjected to short-sales the stock price has dropped to near zero.  This could happen to our securities.

Our stock may be subject to significant restrictions on resale due to federal penny stock regulations.

Our common stock differs from many stocks because it has been a “penny stock.”  The SEC has adopted a number of rules to regulate penny stocks.  These rules require that a broker or dealer, prior to entering into a transaction with a customer, must furnish certain information related to the penny stock.  The information that must be disclosed includes quotes on the bid and offer, any form of compensation to be received by the broker in connection with the transaction and information related to any cash compensation paid to any person associated with the broker or dealer.

These rules may affect your ability to sell our shares in any market that may develop for our stock.  Should a market for our stock develop among dealers, it may be inactive.  Investors in penny stocks are often unable to sell stock back to the dealer that sold it to them.  The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly.  Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

Potential investors should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  These patterns include:

• control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

• manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

• “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

• excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

• the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Investors must contact a broker-dealer to trade Over-the-Counter Bulletin Board or Pink Sheet securities.  As a result, investors may not be able to buy or sell our securities at the times they may wish.

Even though our common stock is presently quoted on the OTC Bulletin Board, our investors may not be able to sell securities when and in the manner that they wish.  Because there are no automated systems for negotiating trades on the OTC Bulletin Board, they are often conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. When investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Our warrants may not develop a trading market before their time of expiration.

Only our common stock is traded in the over-the-counter market.  We are not aware of any over-the-counter market for our warrants, although a private sale of our warrants has occurred.  In the event a warrant is acquired by a new purchaser, that purchaser may not be able to resell the warrant, and, if the purchaser does not exercise the warrant before the expiration date then in effect, the purchaser will suffer a complete capital loss of his or her entire investment in the warrant.

If we fail to remain current on the reporting requirements that apply to us, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities.

Companies with securities quoted on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, shares of our common stock could be removed from quotation on the OTC Bulletin Board.  As a result of that removal, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have our independent registered public accounting firm attest to these controls.

Our independent auditors have communicated to management their findings that material weaknesses exist in our internal controls over financial reporting as follows: 1) lack of segregation of duties; 2) lack of qualified accounting personnel working as direct employees.  We are investigating how best to correct the material weaknesses identified.  In the event we become a so-called “accelerated filer” for SEC reporting purposes, we would be required to obtain and file with the SEC an attestation report on our internal controls from auditors.  To obtain such a report, we would need to correct the material weaknesses currently identified in our internal controls.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “project”, “potential”, “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include, but are not limited to, statements about:

•	Our business;

•	Our business strategy;

•	Our future operating results;

•	Our ability to obtain external financing;

•	Our understanding of our competition;

•	Industry and market trends;

•	Future capital expenditures; and

•	The impact of technology on our products, operations and business.

In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate or that we will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Any forward-looking statements we make in this prospectus speak only as of its date, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will not receive any proceeds upon the sale of shares by Lincoln Park. However, we have already received $250,000 and may receive additional proceeds of up to $20,000,000 under the Purchase Agreement with Lincoln Park, subject to the terms and conditions of the Purchase Agreement.  Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2011:

Cash and cash equivalents	$201,082
Shareholders' equity:	1,581,132
Common stock, 100,000,000 shares authorized,
61,320,774 shares issued and outstanding	61,321
Additional paid-in capital	11,460,748
Accumulated deficit	(9,926,387)
Accumulated other comprehensive loss	(14,550)
Total shareholders' equity	1,581,132
Total capitalization	$1,581,132

The number of shares of common stock outstanding in the table above excludes, as of September 30, 2011:

•	Options to purchase an aggregate of 4,050,000 shares of our common stock, of which 1,320,000 have vested as of September 30, 2011, at a weighted average exercise price of $1.38 per share;

•	Warrants to purchase an aggregate of 2,728,574 shares of our common stock, at a weighted average exercise price of $0.20 per share; and

•
Warrants to purchase an aggregate of 410,000 shares of our common stock, at a weighted average exercise price of $1.09 per share, pursuant to an agreement with Wharton Capital Partners, Ltd. (“Wharton”), dated August 24, 2011.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market For Common Equity

Our common stock is currently traded under the symbol “VLYF” on the OTC Bulletin Board.

The following table set forth below lists the range of high and low bids for our common stock for each fiscal quarter for the last two fiscal years. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2009
1st Quarter	$0.50	$0.08
2nd Quarter	$0.35	$0.10
3rd Quarter	$0.30	$0.12
4th Quarter	$0.91	$0.17

Fiscal Year Ended December 31, 2010
1st Quarter	$2.86	$0.07
2nd Quarter	$2.76	$1.41
3rd Quarter	$2.07	$1.15
4th Quarter	$2.15	$1.27

Fiscal Year Ended December 31, 2011
1st Quarter	$1.56	$1.09
2nd Quarter	$1.66	$1.10
3rd Quarter	$1.44	$0.85

Holders of Common Equity

As of December 27, 2011, we have a total of 62,066,928 shares of common stock outstanding, held of record by 35 shareholders, and we believe we have an additional 1,733 beneficial shareholders who hold their shares in brokerage accounts.

Dividends

No cash dividends have been declared or paid on our common stock to date. No restrictions, other than restrictions imposed by applicable law, limit our ability to pay dividends on our common stock. The payment of cash dividends in the future, if any, will be contingent upon our Company's revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of our board of directors. Our board of director's present intention is to retain all earnings, if any, for use in our business operations and, accordingly, the board of directors does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plans as of December 31, 2010

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,050,000(1)	$1.38	5,950,000
Equity compensation plans not approved by security holders	-
Total	4,050,000	$1.38	5,950,000

(1) On September 13, 2010, the Board of Directors issued 4,050,000 stock options to key employees and consultants pursuant to the 2008 Equity Incentive Plan previously approved by the stockholders.

DILUTION

Investors who purchase our common stock will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock. As of September 30, 2011, we had a net tangible book value of $1,541,132, or approximately $0.03 per share of common stock.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering, assuming a purchase price of $0.50 per share, which is the minimum purchase price at which shares can be sold under the Purchase Agreement, and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.  After giving effect to our assumed receipt of $3,058,384 in estimated proceeds from the sale of 6,200,000 additional purchase shares of common stock issuable under the Purchase Agreement and registered in this offering (assuming a purchase price of $0.50 per share, offering expenses of $141,616, and assuming all such sales and issuances were made on September 30, 2011), our pro forma as adjusted net tangible book value as of September 30, 2011 would have been approximately $1,541,132, or $0.03 per share. This would represent an immediate increase in the net tangible book value of $0.04 per share to existing shareholders attributable to this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock (minimum price allowed)		$0.50
As adjusted net tangible book value per share as of September 30, 2011	$0.03
Increase in as adjusted net tangible book value per share attributable to this offering	$0.04
Pro forma net tangible book value per share after this offering		$0.07
Dilution per share to new investors		$0.43

To the extent that we sell more or less than $3,058,384 worth of shares under the Purchase Agreement, or to the extent that some or all sales are made at prices in excess of the minimum allowable purchase price of $0.50 per share, then the dilution reflected in the table above will differ. The above table is based on 62,066,928 shares of our common stock outstanding as of September 30, 2011, adjusted for the assumed sale of $3,058,384 in shares to Lincoln Park under the Purchase Agreement at the assumed minimum purchase price described above. In addition, the calculations in the foregoing table do not take into account, as of September 30, 2011:

•	Options to purchase an aggregate of 4,050,000 shares of our common stock, of which 1,320,000 have vested as of September 30, 2011, at a weighted average exercise price of $1.38 per share;

•	Warrants to purchase an aggregate of 2,728,574 shares of our common stock, at a weighted average exercise price of $0.20 per share; and

•	Warrants to purchase an aggregate of 410,000 shares of our common stock, at a weighted average exercise price of $1.09 per share, pursuant to an agreement with Wharton, dated August 24, 2011.

To the extent that options or warrants are exercised, new options are issued under our equity benefit plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes included later in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes.

We have derived the selected balance sheet data as of December 31, 2010 and 2009 and the selected statement of operations data for the years ended December 31, 2010 and 2009 from our audited financial statements that are included in this prospectus. We have derived the selected balance sheet data as of December 31, 2008, 2007 and 2006 and the selected statement of operations data for the years ended December 31, 2008, 2007 and 2006 from our audited financial statements that are not included in this prospectus. We have derived the selected statement of operations data for the nine months ended September 30, 2011 and 2010 and the selected balance sheet data as of September 30, 2011 from our unaudited financial statements that are included in this prospectus.

Our historical results are not necessarily indicative of the results to be expected in any future period.

						Nine Months Ended
	Year ended December 31,					September 30,
	2010	2009	2008	2007	2006	2011	2010
						(unaudited)	(unaudited)
							(as restated)
Statement of Operations Data:

NET SALES	$18,675,269	$3,202,815	132,000	-	417,592	$11,337,017	$12,882,461

COST OF SALES	16,077,631	2,943,065	72,068	-	152,615	9,425,071	11,109,028

GROSS PROFIT	2,597,638	259,750	59,932	-	264,977	1,911,946	1,773,433

COSTS AND EXPENSES
Loss on shipped inventory	-	-	-	483,268	-	-	-
Research and development	-	-	-	-	600,000	-	-
Selling and administrative	1,596,780	1,168,642	1,560,984	1,230,244	694,503	1,085,606	1,281,215
Share based payments	1,864,279	32,550	142,450	284,900	142,450	683,483	1,009,201
Warrant expense	-	446,223	-	-	-	-	-

INCOME (LOSS) FROM OPERATIONS	(863,421)	(1,387,665)	(1,643,502)	(1,998,412)	(1,171,976)	142,857	(516,983)

OTHER INCOME (EXPENSE)	(613,229)	(650,958)	(205,253)	(12,708)	(7,782)	(286,373)	(489,350)

NET LOSS	(1,476,650)	(2,038,623)	(1,848,755)	(2,011,120)	(1,179,758)	(143,516)	(1,006,333)

OTHER COMPREHENSIVE GAIN (LOSS)	(4,379)	-	-	-	-	(10,171)	2,440

COMPREHENSIVE LOSS	$(1,481,029)	$(2,038,623)	$(1,848,755)	$(2,011,120)	$(1,179,758)	$(153,687)	$(1,003,893)

Basic and Diluted Loss per share	$(0.02)	$(0.04)	$(0.04)	$(0.04)	$(0.03)	$0.00	$(0.02)

Basis and Diluted Weighted Average
Number of Shares	59,281,322	53,011,122	49,362,903	46,482,853	45,212,098	61,320,774	58,601,068

						As of
Balance Sheet Data:	As of December 31,					September 30,
	2010	2009	2008	2007	2006	2011
						(unaudited)
Current Assets	4,150,318	1,867,840	$763,673	814,164	1,160,697	$7,816,815
Property and equipment - net	274,405	211,821	51,623	59,747	63,404	260,844
Other assets	5,535	5,535	5,535	5,535	5,535	5,535
Intangible assets - net	-	129,843	427,752	-		40,000

TOTAL ASSETS	$4,430,258	$2,215,039	$1,248,583	$879,446	$1,229,636	$8,123,194

TOTAL LIABILITIES	3,378,922	2,792,668	753,862	612,939	393,409	$6,542,062

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	1,051,336	(577,629)	494,721	266,507	836,227	1,581,132

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$4,430,258	$2,215,039	$1,248,583	$879,446	$1,229,636	$8,123,194

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the related notes to those statements included later in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements reflecting our current plans, estimates, beliefs and expectations that involve risks and uncertainties. As a result of many important factors, particularly those set forth under “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.  Our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements.

Overview

The Company has positioned itself to develop and commercialize advanced technologies.  Between 1996 and 2011, the Company won numerous contracts to produce various momentum wheels and other mechanical devices for special applications, some in aerospace.  Historically, and in 2011, all of the Company’s sales have been derived from these momentum wheels and other mechanical devices.  The Company purchases components from a variety of sources and engages in direct selling to its customers.

Since September 11, 2001 the Company has focused much of its energy on the development and commercialization of its counter-terrorism products.  These products consist of an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons hidden in cargo containers, the THOR LVX photonuclear detection system, and a passenger weapons scanning device, ODIN. The development of the THOR advanced explosives detection system was completed in Russia in 2009.  We are currently focused on being able to assemble a demonstration unit to further our efforts in marketing, manufacturing and distribution of THOR in the United States and other countries.

Liquidity and Capital Resources

Between January 1, 2011 and September 30, 2011, our capital requirements have largely been met through sales of products other than THOR or ODIN. We recorded sales of $11,337,017 from the sale of various aerospace products and other mechanical devices from January 1, 2011 and September 30, 2011. We anticipate that income from sales of such products will be sufficient to finance our ongoing operating requirements in 2011.  To the extent we make sales of ODIN or THOR systems during the next several months, we expect to negotiate customer deposits sufficient to provide us with the working capital needed to build the related systems. However, there are no assurances this will occur.  The increase in accounts payable and accrued expenses during the third quarter of 2011 resulted from a delayed payment by one of our customers due to the earthquake in Japan during the first quarter of 2011 as well as other supplier problems encountered causing shipment delays.  The delayed customer payment required the Company to seek extended payment terms from vendors, which were granted.  With respect to the Company no longer requiring advanced payment from customers, the effect on liquidity is offset by vendors granting the Company extended payment terms.  In addition, to the extent we may need additional working capital, we may decide to exercise our rights under our $20.25 million Purchase Agreement with Lincoln Park.

Lincoln Park initially purchased 300,000 shares of our common stock for $250,000 under the Purchase Agreement.  We also entered into a registration rights agreement with Lincoln Park whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, until April 1, 2014 to sell up to an additional $20 million of our common stock to Lincoln Park in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement.

There are no upper limits to the price Lincoln Park may pay to purchase our common stock and the purchase price of the shares related to the $20 million of additional future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, with the Company controlling the timing and amount of any future sales, if any, of shares to Lincoln Park.  Lincoln Park shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below the floor price as set forth in the Purchase Agreement.

The following liquidity events describe the amounts and sources of our capital resources and describe how we have paid our expenses. For the nine months ended September 30, 2011, we had negative cash flows from operations due primarily to changes in accounts receivable and inventories. We had an increase in accounts receivable of $2,514,774 that was due to a longer than anticipated collection from our customers, an increase in inventories of $1,567,751, and a reduction in advance payments received from customers which had negative impacts on our cash flows. We expect cash flows from operations to improve in 2012 as cash receipts from customers and cash payments to vendors will be more correlated due to the extended payment terms we have received from vendors.  From October 1, 2011 through December 9, 2011, the Company has collected $4,279,405 of the outstanding accounts receivable balance of $4,506,676 at September 30, 2011. The accounts receivables balance 180 days past due at September 30, 2011 was $428,145 and $389,475 has been collected as of December 9, 2011.  The remainder is due from a longstanding customer with a history of complete payment. The cumulative sales for the nine month period ended September 30, 2011 to the customer with the outstanding receivable balance were $10,207,077. From October 1, 2011 through December 9, 2011, the Company has paid $3,031,799 of the outstanding accounts payable balance of $5,910,711 at September 30, 2011.  Further, we believe our cash and investment reserves are satisfactory to fund any potential operating shortfalls.

We have incurred losses for the past two fiscal years and had comprehensive loss of $153,687 for the nine months ended September 30, 2011.

Historically, we have relied on gross profit from revenues, debt financing and sales of our common stock to satisfy our cash requirements. For the nine months ended September 30, 2011, we received cash proceeds of $5,995,647 from sales of various products and $1,964,182 from accounts receivable outstanding at December 31, 2010.  Our cash outflows for the nine months consisted of net inventory purchases of $1,577,959, marketable securities purchases of $15,412, investment in patent license of $40,000, equipment purchases of $45,483, and repayment to shareholder of $124,846. For the nine months ended September 30, 2010, we received cash proceeds of $11,790,688 from sales of various products, $1,058,439 from customer deposits, and $245,714 from amounts paid to exercise warrants resulting in the issuance of common stock.  Our cash outflows for the nine months consisted of net inventory purchases of $634,906, marketable securities purchases of $500,000, equipment purchases of $121,280, repayment of convertible debenture of $42,000 and repayment to shareholder of $24,450.

While our customer base is limited, so is the number of competing suppliers worldwide.  We believe that we have developed a reputation with our customers of delivering high quality products on time and at competitive prices.  While we cannot be certain they will remain customers, we believe that our current relationship with our customers will continue.  We also believe the market for our specific products will grow in the future based on customer feedback regarding future expectations.

For the year ended December 31, 2010, we had negative cash flows from operations due primarily to changes in accounts receivable and inventories. We had an increase in accounts receivable of $1,892,782 that was due to a longer than anticipated collection from our customers and an increase in inventories of $848,652 which had negative impacts on our cash flows while an increase in accounts payables of 865,395 and an increase in advance payments received from customers which had negative impacts on our cash flows.  As of December 9, 2011, the Company has collected $1,964,182 of the outstanding accounts receivable balance of $1,991,902 at December 31, 2010. The accounts receivables balance 180 days past due at December 31, 2010 was $-0- The remainder is due from a longstanding customer with a history of complete payment. The cumulative sales for the year ended December 31, 2010 to the customer with the outstanding receivable balance were $14,534,359. The Company had paid $2,009,425 of the outstanding accounts payable balance of $2,029,425 at December 31, 2010.

For the year ended December 31, 2009, we had positive cash flows from operations due primarily to changes in accounts payable and deferred revenue. We had an increase in accounts payable of $970,746 that was due to payments of $956,000 to vendors which took place on January 14, 2010 and increase deferred revenues of $858,400 which had positive impacts on our cash flows.  As of December 9, 2011, the Company had collected $99,120 of the outstanding accounts receivable balance of $99,120 at December 31, 2009.  The Company had paid $1,197,603 of the outstanding accounts payable balance of $1,217,603 at December 31, 2009.

Between January 1, 2010 and December 31, 2010, our capital requirements were largely met through sales of products other than THOR or ODIN. We recorded sales of $18,675,269 from the sale of various products in 2010.  We anticipated that income from sales of such products will be sufficient to finance our ongoing capital requirements in 2011.

Between January 1, 2009 and December 31, 2009, our capital requirements were largely met through sales of securities and sales of products other than THOR or ODIN. We recorded sales of $3,202,815 from the sale of various products in 2009.  We anticipated that income from sales of such products would be sufficient to finance our ongoing capital requirements in 2010.

We incurred losses for the past two fiscal years and had a comprehensive loss of $1,481,029 for the year ended December 31, 2010.

Historically, we have relied on gross profit from revenues, debt financing and sales of our common stock to satisfy our cash requirements. For the year ended December 31, 2010, we received cash proceeds of $16,782,487 from sales of various products and $335,365 from customer deposits and $245,714 from amounts paid to exercise warrants resulting in the issuance of common stock.  Our cash outflows for the year consisted of net increase of accounts receivable of $1,892,782, net inventory purchases of $848,652, net decrease of prepaid expenses of $56,433, marketable securities purchases of $508,442, equipment purchases of $131,114, repayment of convertible debt of $42,000 and repayment to shareholder of $91,712. For the year ended December 31, 2009, we received cash proceeds of $3,103,615 from sales of various products, net inventory reduction of 73,700, net decrease of prepaid expenses of $98,717, $335,365 from customer deposits, and $337,000 from sales of our common stock.  Our cash outflows for the year consisted of net increase of accounts receivable of $89,628, equipment purchases of $3,196, and repayment to shareholder of $110,000.

For the year ended December 31, 2010 we issued 6,631,854 shares of our common stock primarily as the result of the exercise of previously issued warrants and note conversions.  For the year ended December 31, 2009 we issued 3,273,571 shares of our common stock.

Commitments and Contingent Liabilities

The Company leases office and warehouse spaces in Covington, KY and Erlanger, KY under five-year and 12 month non-cancelable operating leases, expiring August 2011 and December 2011, respectively.  The office lease was extended for an additional five years and six months until February 28, 2017.  Base rent is $5,940 per month. At September 30, 2011, future minimum payments for operating leases related to our office and manufacturing facilities were $261,306 through February 2017.

Our total current liabilities increased to $6,542,062 at September 30, 2011 compared to $3,378,922 at December 31, 2010. Our total current liabilities at September 30, 2011 included accounts payable of $5,910,711, accrued expenses of $300,000, and deferred revenue of $331,351 compared to our total current liabilities at December 31, 2010 included accounts payable of $2,029,425, accrued expenses of $30,886, deferred revenue of $1,193,765 and due to shareholder of $124,846.

Our total current liabilities increased to $3,378,922 at December 31, 2010 compared to $2,334,561 at December 31, 2009. Our total current liabilities at December 31, 2010 included accounts payable of $2,029,425, accrued expenses of $30,886, deferred revenue of $1,193,765, and a loan from shareholder of $124,846.

Results of Operations

The following discussions are based on the audited condensed consolidated financial statements for the years ended December 31, 2010 and 2009 and the unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2011 and 2010 of Valley Forge Composite Technologies and its subsidiaries. These charts and discussions summarize our financial statements for such periods, and should be read in conjunction with the financial statements, and notes thereto.

SUMMARY COMPARISON OPERATING RESULTS

	THREE MONTHS ENDED SEP 30, 2011	THREE MONTHS ENDED SEP 30, 2010	NINE MONTHS ENDED SEP 30, 2011	NINE MONTHS ENDED SEP 30, 2010
		(as restated)		(as restated)
Gross profit	$321,449	$633,044	$1,911,946	$1,773,433
Total operating expenses	600,998	1,391,176	1,769,089	2,290,416
Income (loss) from operations	(279,549)	(758,132)	142,857	(516,983)
Total other income (expense)	(144,217)	10,634	(286,373)	(489,350)
Net loss	(423,766)	(747,498)	(143,516)	(1,006,333)
Other comprehensive income (loss)	(10,144)	2,440	(10,171)	2,440
Comprehensive loss	$(433,910)	$(745,058)	$(153,687)	$(1,003,893)
Net loss per share:
Basic and diluted	$(0.01)	$(0.01)	$(0.00)	$(0.02)

For the three months ended September 30, 2011, the Company’s decrease in revenues is related to a decrease in momentum wheel sales primarily due to a supplier having production problems, preventing the Company from completing certain orders.  This also negatively impacted our sales for the nine months ended September 30, 2011.  Sales, primarily for momentum wheels, were $11,337,017 and $12,882,461 for the nine months ended September 30, 2011 and 2010.  All of these sales were concentrated among a few customers.  The Company’s supplier problems improved in the fourth quarter of 2011.

To date, no revenues have been attributable to sales from ODIN or THOR.  All sales for the first nine months of 2011 and 2010 have been for aerospace products and other mechanical devices. We have experienced an increase in revenues (from 2009) due to enhanced relationships with existing momentum wheel customers.  Gross profit for the nine months ended September 30, 2011 includes approximately $1,000,000 from an order that is not expected to continue. The Company had some legacy momentum wheel product in inventory that was not available from other vendors.  A customer desired to purchase this inventory at a high price and high profit margin to the Company.  This particular product can no longer be manufactured because the components and parts are no longer available.

Our gross profit margins have increased for the three and nine months ended September 30, 2011, compared with the three and nine months ended September 30, 2010.  We have seen an increase of our gross margin to 18% from 13% for the three months ended September 30, 2011 and 2010, respectively.  The increase in profit margin for the three months September 30, 2011 was due to a reduction in cost of sales due to increased buying power for the components used to make the momentum wheels.  The Company’s goal is to increase gross profit margin on future sales of momentum wheels.

Our gross profit margins have increased to 17% for the nine months ended September 30, 2011, compared with 14% the nine months ended September 30, 2010.  The increase in profit margin for the nine months September 30, 2011 was due to the high profit order noted above.

SUMMARY COMPARISON OPERATING RESULTS

	YEAR ENDED DEC 31, 2010	YEAR ENDED DEC 31, 2009
Gross profit	$2,597,638	$259,750
Total operating expenses	3,461,059	1,647,415
Income (loss) from operations	(863,421)	(1,387,665)
Total other income (expense)	(613,229)	(650,958)
Net loss	(1,476,650)	(2,038,623)
Other comprehensive income (loss)	(4,379)	-
Comprehensive loss	$(1,481,029)	$(2,038,623)
Net loss per share:
Basic and diluted	$0.02	$0.04

All sales for 2010 and 2009 were for aerospace products.  We experienced a significant increase in revenues in 2010.  The Company’s increase in revenues was related to an increase in momentum wheel sales partly due to a multinational competitor having production problems, allowing the Company to service its competitor’s customers. When the opportunity arose in 2009, the Company began focusing more on relationships with its existing momentum wheel customers, resulting in increased sales. Sales, primarily for momentum wheels, were $3,202,815 in 2009 and $18,675,269 in 2010. All of these sales were concentrated among a few customers.

Our operating expenses generally increased for the year ended December 31, 2010, compared with the year ended December 31, 2009.  The major components of our operating expenses consisted of selling and administrative expenses, share-based payments and warrant expense.  For the years ended December 31, 2010 and 2009, our selling and administrative expenses were $1,596,780 and $1,168,642; our share-based payment expenses were $1,864,279 and $32,550; and the warrant expense was $-0- and $446,223.  Share-based payments increased primarily due to stock options granted in September 2010.

In May 2010, the Company issued a press release indicating sales through Valley Forge Imaging Systems.  The products sold were for aerospace imaging applications and were not an ODIN device.  Accordingly, the Company later determined to account for these revenues as aerospace sales.

Operating expenses The following table shows our operating expenses:

	For the three months ended SEP 30,				For the nine months ended SEP 30,

	2011	2010	Percent Change		2011	2010	Percent Change
		(as restated)				(as restated)
Selling and administrative expenses	$327,427	$381,975	(14	) %	$1,085,606	$1,281,215	(15	) %
Share-based payments	273,571	1,009,201	100%		683,483	1,009,201	100%
Total operating expenses	$600,998	$1,391,176	(57	) %	$1,769,089	$2,290,416	(23	) %

Selling and administrative expenses decreased $54,548 for the three months ended September 30, 2011 compared to the same period of 2010 which is attributable to the following: 1) decrease in advertising and 2) decrease in travel.  Total selling and administrative expenses were 18.6% and 8.1% of sales for the three months ended September 30, 2011 and 2010, respectively.

Share-based payments decreased $735,630 for the three months ended September 30, 2011 compared to the same period of 2010 due to the Company granting certain employees on September 13, 2010 the option to purchase 4,050,000 shares of common stock with 660,000 immediately vesting.

Total operating expenses were 34.2% and 29.4% of sales for the three months ended September 30, 2011 and 2010.

Loss from operations Loss from operations totaled $279,549 (or 15.9% of sales) in the three months ended September 30, 2011 compared to $758,132 (or 16.0% of sales) for the three months ended September 30, 2010. The loss from operations decreased primarily due to lower share-based payment expenses.

Net loss Net loss for the three months ended September 30, 2011 decreased $323,732, compared to 2010. The decrease in net loss is due to a decrease in share-based payments.

Selling and administrative expenses decreased $195,609 in the nine months ended September 30, 2011 compared to 2010 which is attributable to the following: 1) the decrease in amortization of loan fees 2) the decrease in advertising and 3) decrease in payroll following the departure of one employee.  Total selling and administrative expenses were 9.6% and 9.9% of sales for the nine months ended September 30, 2011 and 2010, respectively.

Share-based payments decreased $325,718 for the nine months ended September 30, 2011 compared to the same period of 2010 due to the Company granting certain employees on September 13, 2010 the option to purchase 4,050,000 shares of common stock with 660,000 shares immediately vesting.

Total operating expenses were 15.6% and 17.8% of sales for the nine months ended September 30, 2011 and 2010.

Income (loss) from operations Income from operations totaled $142,857 (or 1.3% of sales) in the nine months ended September 30, 2011 compared to a loss of $516,983 (or 4.0% of sales) for the nine months ended September 30, 2010. The increase in income from operations increased due to lower share-based payment expenses.

Interest expense, net Overall interest expense, net, decreased. Interest expense is lower due to the full amortization of debt discount in 2010 and the repayment of a loan to a shareholder.

Net loss Net loss for the nine months ended September 30, 2011 decreased $862,817, compared to the nine months ended September 30, 2010. The decrease in net loss is due to higher gross profit margins, a decrease in selling and operating expenses, share-based payments and interest expense.

Operating expenses The following table shows our operating expenses:
	For the year ended DEC 31,
	2010	2009	Percent Change
Selling and administrative expenses	$1,596,780	$1,168,642	37%
Share-based payments	1,864,279	32,550	5627%
Warrant expense	-	446,223	(100	) %
Total operating expenses	$3,461,059	$1,647,415	110%

Selling and administrative expenses increased $428,138 for the year ended December 31, 2010 compared to the same period of 2009 which is attributable to the following: 1) decrease in advertising and 2) increase in depreciation 3) increase in professional fees 4) increase in salaries 5) increase in travel.  Total selling and administrative expenses were 8.6% and 36.5% of sales for the year ended December 31, 2010 and 2009, respectively.

Share-based payments increased $1,831,729 for the year ended December 31, 2010 compared to the same period of 2009 due to the Company granting certain employees on September 13, 2010 the option to purchase 4,050,000 shares of common stock with 660,000 immediately vesting.

Warrant expense decreased $446,223 for the year ended December 31, 2010 compared to the same period of 2009 due to the completion of the amortization of the warrant expense in 2009.

Total operating expenses were 18.5% and 51.4% of sales for the year ended December 31, 2010 and 2009.

Loss from operations Loss from operations totaled $863,421 (or 4.6% of sales) in the year ended December 31, 2010 compared to $1,387,665 (or 43.3% of sales) for the year ended December 31, 2009. The loss from operations decreased primarily due to an increase in gross profit.

Net loss Net loss for the year ended December 31, 2010 decreased $561,973, compared to 2009. The decrease in net loss is due to an increase in gross profit.

The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment of goods to the customer occurs, the price is fixed or determinable and collection is reasonably assured.

For future sales of ODIN and THOR, it is expected customer acceptance, which may include testing, will also be required for revenue recognition.  In May 2010, the Company issued a press release indicating sales through Valley Forge Imaging Systems.  The products sold were for aerospace imaging applications and were not an ODIN device.  Accordingly, the Company later determined to account for these revenues as aerospace sales.

The following chart provides a breakdown of our sales for the three and nine months ended September 30, 2011 and 2010.

	THREE MONTHS ENDED SEP 30, 2011	THREE MONTHS ENDED SEP 30, 2010	NINE MONTHS ENDED SEP 30, 2011	NINE MONTHS ENDED SEP 30, 2010
		(as restated)		(as restated)
Valley Forge Detection Systems, Inc.	$-	$-	$-	$-
Valley Forge Aerospace, Inc.	1,756,042	4,726,687	11,337,017	12,882,461
Valley Forge Imaging, Inc.	-	-	-	-
Valley Forge Emerging Technologies, Inc.	-	-	-	-
Totals Per Financial Statements	$1,756,042	$4,726,687	$11,337,017	$12,882,461

Our total operating expense was $600,998 and $1,391,176 for the three months ended September 30, 2011 and 2010.  Our total operating expense was $1,769,089 and $2,290,416 for the nine months ended September 30, 2011 and 2010.

Our average monthly cost of operations from January 2011 through September 2011 was $196,565. Excluding aggregate non-cash charges of $59,044 for depreciation and amortization and $683,483 for share-based compensation, our average monthly cost of operations from January 2011 through September 2011 was $114,062.

As of September 30, 2011, we had $201,082 in cash remaining as well as $509,304 of marketable securities.

At this rate, and barring any material changes to our capital requirements and assuming no additional revenue with margin, we anticipate being able to sustain our operations for six months, at  which time we will have to obtain additional funding in the absence of obtaining additional cash from operations or other sources. Our ability to sustain ourselves on our current cash position depends almost entirely on: (1) how long the government and/or customer approval process may take and how high the initial market demand is for the THOR system, and (2) how long it takes to realize revenue from any sales of ODIN units; and (3) whether additional cash infusions are obtained via the issuance of equity securities or from other sources, including from Lincoln Park or (4) continued sales of our standard products. We do not expect to receive significant cash payments for THOR or ODIN sales during the remainder of 2011.  While the receipt of purchase orders for THOR units will dictate our major production needs, the timing of the government approval process is largely out of our control. Likewise, in the fourth quarter of 2009, we placed a unit with ODIN components in a foreign country for the purpose of demonstration and sales. That demonstration unit has been returned and no sale occurred. Although the unit performed according to specifications, we do not have a forecast of how long it may take to realize revenues from any sales of such units.  Although we presently have enough cash and marketable securities to fund operations through March 31, 2012, we have no immediate plans to raise additional capital because we believe profits from sales of momentum wheels and other products will be sufficient to cover operating expenses for at least an additional six months.  However, we are refining our cash flow forecast and if warranted, we will seek to raise additional capital through commercial loans and other financing sources, if available, or, if the registration statement has been declared effective by the SEC, through exercising our rights under the Purchase Agreement.

Other than for general operational and payroll expenses, which may also include the payment of additional research and development and marketing expenses, the Company’s day-to-day operations are not expected to change materially until such time as we commence production and then the delivery of the first commercial THOR devices or sales orders for any ODIN units. We do not anticipate having significant additional research and development expenses during the next twelve months, but such expenses may be necessary to facilitate the obtaining necessary approvals before we can commence production of the THOR system or to facilitate the execution of new contracts.

The Company has received information regarding new government specifications, but has not yet reviewed it.  Once the company reviews it, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN.  Currently we have two ODIN machines, which are included on the balance sheet as assets in the amount of $237,874, net of accumulated depreciation and inventory allowance, as of September 30, 2011.  If we decide not to continue with the existing technology but to utilize a new system that we have developed, then it will be less likely that we will be able to sell our existing ODIN machines.  In that case we may be required to write down the carrying value of those existing machines on our financial statements.  In addition, in light of all this, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business.  The Board of Directors has not made a decision on this issue yet.

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms.  On July 15, 2011, the first accepted work order was transmitted to the Company. The work order is the first request for services under the CSA.  The work order had a deliverable date of September 30, 2011 which required preliminary research steps and related deliverables; this deliverable date was extended to November 30, 2011. The Company is currently reviewing results from the first work order.

If the Company and ISU negotiate and execute additional work orders, then, pursuant to the CSA, ISU will assist the Company in reviewing the THOR design, using Company-supplied components to assemble an accelerator and demonstrating that accelerator to the Company’s customers.  The Company will compensate ISU for hourly labor and for materials and sub-contracting costs.  The Company and ISU will jointly hold all right, title and interest in any invention the parties jointly make resulting from services performed under the CSA.  To the extent ISU holds an interest in an Encumbered Invention, as such term is defined in the Agreement, the Company has the option to negotiate an exclusive (for a time to be determined), worldwide, royalty-bearing license to make, use or sell under any Encumbered Invention.  If we do issue additional work orders we may have additional research and development expense.

In the coming months, the Company will refine its estimates of its capital requirements based on any quantities of THOR and ODIN units ordered.

The following chart provides a breakdown of our sales for the years ended December 31, 2010 and 2009.

	YEAR ENDED DEC 31, 2010	YEAR ENDED DEC 31, 2009
Valley Forge Detection Systems, Inc.	$-	$-
Valley Forge Aerospace, Inc.	18,675,269	3,202,815
Valley Forge Imaging, Inc.	-	-
Valley Forge Emerging Technologies, Inc.	-	-
Totals Per Financial Statements	$18,675,269	$3,202,815

Our total operating expense was $3,461,059 and $1,647,415, respectively, for the years ended December 31, 2010 and 2009.

Our average monthly cost of operations from January 2010 through December 2010 was approximately $288,000. Excluding aggregate non-cash charges of $68,530 for depreciation, and $1,864,279 for share-based payments, our average monthly cost of operations from January 2010 through December 2010 was approximately $127,000.

As of December 31, 2010, we had $585,549 in cash remaining as well as $504,063 of marketable securities.

Description of Critical Accounting Policies and Estimates, Going Concern, and Fair Value of Financial Instruments

This section of our registration statement contains a description of our critical accounting policies as they pertain to: the Company’s business as a going concern, our use of estimates, our fair valuation of financial instruments, our revenue recognition policy, and the effect on our financial statements of recent accounting pronouncements.  A more comprehensive discussion of our critical accounting policies, and certain additional accounting policies, can be found in Note 1 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2010 in this registration statement and Note 1 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended September 30, 2011 in this registration statement.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements have been prepared by the Company. The Company’s financial statements are consolidated with the results of its subsidiaries.  All material inter-company balances and transactions have been eliminated.

Our financial statements have been prepared according to accounting principles generally accepted in the United States of America.  In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities.  We evaluate these estimates on an on-going basis.  We base these estimates on historical experiences and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.  Actual results may differ from these estimates under different assumptions or conditions.  At this point in our operations, subjective judgments do not have a material impact on our financial statements except as discussed in the next paragraph.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Refer to Note 2 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended September 30, 2011 in this registration statement for additional information.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, marketable securities, security deposits, accounts receivable, amount due to shareholder, and accounts payable.  Except as discussed in Note 3 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2010 in this registration statement and Note 3 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended September 30, 2011 in this registration statement, the carrying values of these financial instruments approximates their fair value due to their short term maturities.

 Revenue Recognition

The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment of goods to the customer occurs, the price is fixed or determinable and collection is reasonably assured.  See Note 7 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2010 in this registration statement and Note 1 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended September 30, 2011 in this registration statement for discussion of deferred revenue.

For future sales of ODIN and THOR, it is expected customer acceptance, which may include testing, will also be required for revenue recognition.

Share-based Payments

Generally, all forms of shared-based payments, including stock option grants and restricted stock grants, are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest.  Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Recent Accounting Pronouncements

The Company does not believe that recent accounting pronouncements will have a material effect on the content or presentation of its financial statements.

The Company does not believe that any other recently issued, but not yet effective accounting standards, will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a significant current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

As a “smaller reporting company,” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

BUSINESS

General

The Company has positioned itself to develop and acquire advanced technologies.  Between 1996 and 2011, the Company won numerous contracts to produce various momentum wheels, which are attitude control instruments for small satellites, and other mechanical devices for special applications, some in aerospace. Historically, and in 2011, all of the Company’s sales have been derived from these momentum wheels and other mechanical devices.  The Company purchases components from a variety of sources and engages in direct selling to its customers.

Since September 11, 2001 the Company has focused much of its energy on the development and commercialization of its counter-terrorism products.  These products consist of an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons hidden in cargo containers, the THOR LVX photonuclear detection system, and a passenger weapons scanning device, ODIN. In late 2009, the Company and its partners completed the development of THOR in Russia, and the system has been demonstrated through testing conducted by P.N. Lebedev Physical Institute of the Russian Academy of Sciences (“LPI”), the premiere physics laboratory in the Russian Federation, to be operational and performing to the Company’s satisfaction.

THOR-LVX

Overview

Presently, and for the last nearly ten years, the Company has focused on the development and commercialization of the THOR-LVX Advanced Explosives Detection System and prepared for the manufacturing and distribution of THOR in the United States and other countries.

THOR components primarily consist of a high energy miniature particle accelerator generating 55 million electron volts (“MeV”), high sensitivity detectors, data collection systems and a database of photonuclear signatures from which substances can be identified.  THOR operates by creating photo nuclear reactions in light elements, selectively screening out all but the operational isotopes found in modern day explosives and narcotics (which are carbon, nitrogen and oxygen), and identifying secondary gamma quanta that are unique to each such isotope.  The photo nuclear reactions follow a precise pattern or unique signature that can be used to immediately identify the substance by automatically comparing the patterns or signatures to our database.  THOR can also be enhanced with a fast neutron detector in order to detect fissile material.  Because of its small size and effectiveness at detecting explosive, narcotic and bio weapon substances contained in attempted concealment barriers, the THOR technology can be applied in many security contexts including external scanning of entire cargo or truck containers, scanning airport bags and for protecting high value targets.  The digital data, produced in milli-seconds, can be instantly transmitted to the appropriate threat mitigation, assessment and knowledge dissemination authorities.

THOR has over ten years of research and development behind its prototype.  Each THOR unit is estimated to have an operational life of ten years.  Thus, once THOR is introduced to the market and implemented in the field, the Company believes that THOR owners for several years are likely to be loyal repeat customers.  In the meantime, the Company will take steps to improve THOR and to customize it for new applications.

Pursuant to a Cooperative Research and Development Agreement (“CRADA”), the Company’s partners in developing THOR are the Lawrence Livermore National Laboratory (“LLNL”), a national laboratory owned by the United States government and designated the “Center of Excellence” for new explosives detection systems (“EDS”) technologies, and LPI.  The THOR development efforts have been sponsored, in part, by the United States Department of Energy (the “US D.O.E.”).

Recent Developments

On September 22, 2011, the Company announced that it signed a Limited Exclusive Patent License Agreement  (“LLNL License”)with Lawrence Livermore National Security, LLC (an affiliate of LLNL (“LLNS”)) for certain patents covering an advanced accelerator-detector complex for high efficiency detection of hidden explosives.  The patents are those that may ultimately issue from two provisional patent applications filed by LLNS and related to inventions resulting from work done under the CRADA.  Pursuant to the license, the Company paid LLNS license issue fees of $40,000 in the third quarter of 2011 and will make royalty payments equal to 6% of net sales, subject to a minimum annual royalty of $30,000 beginning in 2014, $50,000 in 2015 and $60,000 in 2016 and thereafter during the term of the agreement, expiring December 5, 2030.  The patent license costs will be amortized over 19 years and three months until the expiration of the patents, if granted, on December 5, 2030.

On June 28, 2011, the Company announced that it has agreed to participate in the creation of a company in Troitsk, Russian Federation. The exclusive purpose of this company is to conduct research activities focused on the photonuclear detection system that is a major subcomponent of THOR.  Aspects of the research may include expanding the photonuclear 'fingerprint' database of explosive and narcotic compounds, and investigating additional possibilities to apply this technology. All work will be under the research category "Nuclear Technologies".  Initially, the Company announced it would  own 50% of the new venture, with the remaining  50% owned by the Russian scientists and engineers who worked on the original CRADA project.  However, the Company has re-examined this structure in light of potentially significant transaction and other costs associated with 50% ownership of a Russian entity.  No decisions have been made concerning how the Company will participate in the Troisk based entity.

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms.  On July 15, 2011, the first accepted work order was transmitted to the Company by ISU.  The work order had a deliverable date of September 30, 2011 which required preliminary research steps and related deliverables; this deliverable date was extended to November 30, 2011. The Company is currently reviewing results from the first work order.

The Company has entered into an agreement with a manufacturer to build a component for THOR.  The contract amount was $99,200 and the Company has incurred costs of $84,620 as of September 30, 2011.

License and other Rights in Thor

In April, 2002, the Company entered into an Exclusive Rights Agreement (“ERA”) with LPI, granting the Company sole and exclusive rights to distribute, promote, market and sell the projects / products known as PNDEN in the United States of America and all countries throughout the world with the exception of the Russian Federation and countries of the Commonwealth of Independent States.  The ERA defines PNDEN as the “Photo-Nuclear Detector of Hidden Explosives and Narcotics,” which is the basic technology associated with THOR.  In August 2004, the ERA was amended to extend the term to April 12, 2014.

In April 2003, the Company entered into the CRADA with the Regents of the University of California, who operate the U.S. D.O.E’s LLNL, to implement a collaborative effort between the Company, LLNL, LPI, and other Russian institutions “to develop equipment and procedures for detecting explosive materials concealed in airline checked baggage and cargo.”  The Company, LLNL and LPI implemented the CRADA from April 2003 through its expiration on March 30, 2010.  The CRADA involved the development of an accelerator-detector complex which is the basis for the Company’s THOR LVX product.  In July 2010, LLNL issued its final report (“Report”) pursuant to the CRADA.  LLNL did not publically release the Report, but authorized the Company to issue a July 12, 2010 press release concerning the system’s performance, which states, in part:

Technical objectives of the project included the development and automation of the accelerator-detector complex for high efficiency detection of hidden explosives. Data acquisition and a photonuclear signature database were created. The system was operated and tested albeit on a limited sample size. A technique for the time analysis of signals from latent targets was developed and tested. This resulted in the positive identification of carbon and/or nitrogen. These techniques detected measurable decay from the radioisotopes formed upon irradiation.

In accordance with the CRADA, LLNL and the Company have disclosed to each other the subject inventions which have been developed through the collaborative effort.

On September 22, 2011, the Company announced that it signed the LLNL License as described above.

Research and Development

The Company is not engaged in any significant research and development activities concerning THOR at this time.  No research and development is being performed under the CSA.  Additional research and development expenses, if any, will be determined in the future as work continues pursuant to the CSA.

Raw Material Sources and Availability

THOR materials and parts can be manufactured to the Company’s specifications on an as needed basis from a variety of sources in the United States of America.   The Company does not expect to encounter problems in acquiring the commercial quantities of components required to build THOR.

The THOR Market

Each year millions of cargo containers arrive in the United States by ship, truck, and rail with no effective explosive and other threat detection systems currently available to inspect them. Ensuring the security of the maritime trade system is essential, both in the United States and internationally, given that an estimated 90 percent of the world's cargo moves by container.  The Company believes that there is currently demand, both in the United States and internationally, for products that are able to accurately inspect these containers and that the market for these products will continue to be affected by the threat of terrorist incidents and efforts by governments and private industry to prevent them.

The likely market for THOR includes:
• Ports, cargo hubs, and rail yards, both domestically and internationally;
• World-wide express cargo facilities;
• United States postal facilities;
• United States border crossings
• United States military field applications; and
• Technology licensing opportunities.

The Company believes that THOR’s capability to detect all typical chemical, nuclear, and bio weapon threats is well suited to assist the U. S. Department of Homeland Security, the United States Military, and certain foreign governments with ramping up efforts to protect ports, rail, truck, and airline cargo, high value assets, and ships from terrorists.  We believe, but cannot guarantee, that the rights from the Company’s LLNL License extend to using such subject inventions in the detection of all such threats.

Major Prospective Customer Dependency and Competition

The Company’s successful production and sales of THOR may initially depend to a great extent on interest in THOR from the United States government and select foreign markets.  Following completion of the demonstration unit, the Company will continue to seek buyers worldwide both to increase THOR’s eventual market share and to reduce its potential dependence on any one customer.

The security and inspection market in which THOR will compete is highly competitive.  The marketplace already includes a number of established competitors, many of which have significantly greater financial, technical and marketing resources than we have.  These competitors likely also have more well-established customer relationships and greater name recognition than we do, and will have operated in the industry for longer than us.  All of these factors may affect our ability to successfully compete in the market, and these and other competitive pressures may materially and adversely affect our business, financial conditions and results of operations.

We believe competition in this market is based on a number of factors, the most important of which include product performance and effectiveness, price, customer relationships, and service / support capabilities.  We anticipate that the principal competitors against THOR will be products manufactured by the following companies:  Smiths Detection; OSI Systems, Inc.; L-3 Communications - Security and Detection Systems; American Science and Engineering; GE Security; SAIC; CEIA; Nuctech; Morpho Detection Systems and others yet to be identified.

While the competition the Company and THOR will face will be intense and the challenges presented by this competition will be material, we believe that THOR will have a technological advantage over every known product in the industry available on the market today.  The Company believes that THOR is more powerful than any known competitor’s products, can be made portable, and provides real time detection capability.

Traditional detection systems are based on X-rays of various low energy levels, including Nuclear Magnetic Resonance (NMR) and Quadropole Magnetic Resonance (QMR), or on low level gamma energies created by radioactive isotopes.  It has been determined, however, that X-rays and lower level gamma energies lack sufficient strength to penetrate all barriers and are often absorbed or deflected before they can properly penetrate a container or identify its contents.  THOR overcomes this problem by using a specialized particle accelerator to create high energy gamma rays that can penetrate virtually any cargo container and return a viable signal.  The Company believes that THOR will have a competitive advantage over other products in the industry due to its specialized particle accelerator.

Typical research high energy particle accelerators are generally the size of a small warehouse and would not be suitable for use in the cargo inspection arena. But through decades of dedicated research, Russian scientists, many of whom have worked with the Company and LPI on the development of THOR, have developed a miniature particle accelerator approximately the size of a pool table.  THOR utilizes this miniature particle accelerator to create the focused, high energy gamma rays that are necessary to accurately penetrate 8 feet through a cargo container and return a discernable signal.  The detection energies generated by THOR are well in excess of the energies generated by typical EDS machines.  As a comparison, typical EDS machines operate at 0.5 to 1.5 MeV. The Company’s THOR generates 55 MeV.

To the Company’s knowledge, only the THOR system can generate the necessary power levels and return signals to accurately determine the amount and exact chemical nature of explosives, drugs, or other illicit material in a sealed container in a commercially viable manner.  According to multiple laboratory tests, the system effectively penetrates concealment media and performs to 99.6% accuracy.

THOR can be fully automated including the scanning and analysis of the nature and volume of explosive materials, devices or their components, meaning that no human operator is required for data interpretation, and it can be operated from a remote location.  This reduces the operation costs of THOR compared to any other product.  Also, THOR’s energy consumption is approximately 30 kilowatts vs. 50 kilowatts consumed by many other detection systems.

We have never built nor have we operated a THOR unit in the United States.  While we believe that the materials, technology and labor needed to build a unit will be available at commercially reasonable costs, we do not know for certain just what the total cost will be.  In addition, we do not know just what the operating costs of a THOR unit will be.  We anticipate that we will be able to get a better understanding of those items as the IAC (under the CSA framework referenced above) continues with work to build and operate a unit.  In addition, while we believe that the benefits offered by THOR will be both unique and of great value so customers will not be particularly price sensitive, we do not know whether we will be able to sell THOR units at a reasonable profit in light of our costs.

Distribution of THOR

The Company intends to sell THOR through direct sales means in the United States, Canada, and Europe. The Company has yet to determine its distribution strategy for the rest of the world.  Presently there are no distribution agreements in effect; all such agreements have expired.

Effect of Existing or Probable Government Regulations

Government regulations may impact the market for THOR.  Since many of the potential end users for THOR may be government agencies, the terms and conditions of procurement regulations may have a material effect on potential purchases of THOR by such agencies.  For example, such terms and conditions would likely have a positive effect on sales efforts if they required the target inspection devices to perform to standards that THOR can achieve but many competing products cannot reach.  If, conversely, factors other than performance criteria in which THOR has an advantage are emphasized, such terms and conditions may make our sales efforts more challenging.  The Company cannot anticipate the terms and conditions that will apply to any specific procurement regulations applicable to potential sales of THOR to government agencies.

The Company has not yet sought any government approvals or other approvals required to comply with applicable electrical or safety codes required to manufacture, sell or operate THOR.

The Company intends to market THOR to prospective customers outside of the United States, and will need to have United States Department of State approval to export THOR to any foreign purchaser in addition to complying with regulations of the country into which we are exporting THOR.

The Company otherwise believes that government regulations will not have a material impact on the Company’s production or sale of THOR units, and the Company does not anticipate any change to this in the future.

ODIN

ODIN is a transmission X-ray system, producing medical type images of skeletons and organs that is similar to a technology used as the airport passenger weapons scanning system in several airports in Russia.   The technology is not protected by patents outside of the Russian Federation.  The Company has developed ODIN to improve and commercialize the technology for use in the United States and elsewhere outside of Russia.

The Company believes the ODIN technology, as compared against any system now in use in the United States, is more accurate (articles hidden inside or on the backside of a passenger are detected in a single scan with high resolution imaging), is fast , and is less inconvenient (passengers do not need to remove clothing or shoes).  Between approximately April 2007 and February 2008, the Company developed a prototype of ODIN for employment at U.S. airports and passenger terminals.  This prototype has similar functionality to the Russian technology, and is the product that the Company intends to market.  In February 2008, ODIN passed independent radiation examination by the Radiation Safety Academy (“RSA”) and is certified by RSA as compliant under American National Standards Institute (“ANSI”) and the National Institute of Standards and Technology (“NIST”) standards for personnel security screening systems using x-ray or gamma radiation.  Compliance with these ANSI / NIST standards means that ODIN is classified as “uncontrolled” and can be sold domestically and internationally. All X-ray exposure results for the operator, cabinet leakage, bystander exposure, and person being examined were well below U.S. government guidelines and standards.

Once the Company reviews information regarding new government specifications, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN. Currently, we have two ODIN machines, which are included on the September 30, 2011 balance sheet as assets in the amount of $237,874, net of accumulated depreciation and inventory allowance. If we decide not to continue with the existing technology but to utilize a new system that we have developed, then it will be less likely that we will be able to sell our existing ODIN machines. In that case we may be required to write down the carrying value of those existing machines on our financial statements. In addition, in light of all this, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business. The Board of Directors has not made a decision on this issue yet.

Raw Material Sources and Availability

Most materials and parts needed for ODIN as currently configured are available from a variety of sources in the United States of America and Western Europe.  Accordingly, the Company does not expect to encounter problems in acquiring the commercial quantities of components required to produce or maintain ODIN.  Exactly how a new ODIN design might impact availability of materials and parts is unknown, although the Company believes parts and materials will be readily available, based upon preliminary design discussions.

The ODIN Market

Because ODIN has both anti-terrorism and anti-crime applications, the potential ODIN market extends to include potentially every civilian application where quick, accurate, full-body non-intrusive personnel scanning is necessary.  Applications could include use at schools, government offices, prison facilities, sports complexes, passenger cruise liners, airports, rail and bus terminals, corporate offices, and any number of other circumstances where security screening is important.  However, a currently configured ODIN unit requires ample floor and ceiling space and can be utilized only in suitable locations.  ODIN units are competitively priced but are not inexpensive and therefore are suitable primarily for institutional and large enterprise applications.

Major Prospective Customer Dependency and Competition

The Company believes that ODIN is the best available personnel screening device and is more accurate and more efficient in detailing weapons and other contraband than any known competitor’s product.  ODIN has been evaluated by several potential clients, but the Company has not made its first sale; so there is no way to estimate customer dependency at this time.

Like THOR, the domestic market in which ODIN will compete is highly competitive.  The marketplace already includes a number of established competitors, many of which have significantly greater financial, technical and marketing resources than we have.  These competitors likely also have more well-established customer relationships and greater name recognition than we do, and will have operated in the industry for longer than us.  In many instances, ODIN will be competing with many established systems for which the owners may not be willing or may be unable to justify incurring the significant per unit expense to replace their existing screening technology.  We anticipate that the principal competitors against ODIN will be products manufactured by the following companies:  Smiths Detection; OSI Systems, Inc.; L-3 Communications - Security and Detection Systems; American Science and Engineering; GE Security; SAIC; CEIA; and Nuctech.

Because of this significant domestic competition and concerns that the near medical quality image produced by ODIN that reveals the contours of the person being scanned may not mesh well with personal privacy cultural issues in the United States, we have historically focused significant marketing efforts abroad, and these marketing efforts will continue.  The Company believes, however, that the domestic market is evolving in a manner that may be favorable to ODIN due to recent events, including the Christmas 2009 attempted terrorist attack by the “underwear bomber”.  With the concerns presented by garment and implant bombs, the transmission X-ray generated by ODIN may be critical in safeguarding our airways.  ODIN provides a near medical quality image that reveals the anatomy of the person being scanned.  This is in sharp contrast with the nude-like images generated by competitors.

ODIN also faces competition internationally from many sources, including the products serving the U.S. market and the similar system manufactured in Russia.   However, potential international buyers have indicated to us that they prefer to buy an American product from an American company.

Distribution and Sales of ODIN

We currently have two ODIN units for sale.  One unit is held in inventory and the other unit is a demonstration unit that is classified as a fixed asset.  However, since the whole body imaging procurement specifications were updated in May, 2011, we do not know whether these units satisfy the new procurement requirements.  We have received, but not yet reviewed, the new requirements which are not publically available.  Once the Company reviews the information regarding new whole body imaging procurement specifications, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN.  In light of all this, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business. The Board of Directors has not made a decision on this issue yet.

If the Company decides to remain in the whole body imaging market, it will initially sell ODIN through direct sales in North America, Eurasia, India, and to some extent, South America.

Effect of Existing or Probable Government Regulations

As with THOR, government regulations may impact the market for ODIN.  To the extent end users are government agencies, the terms and conditions of procurement regulations may have a material effect on potential purchases of ODIN by such agencies.  For example, such terms and conditions would likely have a positive effect on sales efforts if they required the target devices to perform to detection and resolution standards that ODIN can achieve but many competing products cannot reach.  If, conversely, factors other than performance are emphasized, such terms and conditions may make our sales efforts more challenging.  The Company cannot anticipate future terms and conditions that will apply to any specific procurement regulations applicable to potential sales of ODIN to government agencies.  The first set of terms and conditions for purchasing Whole Body Imaging products was announced by the TSA in 2008   In May 2010, the TSA announced new procurement specifications which are not available to the public because they are Security Sensitive Information.  The Company applied for approval to receive Security Sensitive Information and received the approval, but has not yet reviewed the information.  Once the Company reviews the information regarding new government specifications, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN or design a new version of ODIN.  In addition, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business. The Board of Directors has not made a decision on this issue yet.

The United States Food and Drug Administration’s (FDA) Center for Devices and Radiological Health (CDRH) is responsible for regulating radiation-emitting electronic products.  The CDRH goal is to protect the public from hazardous and unnecessary exposure to radiation from electronic products.  As required by law, the Company has submitted a product report concerning ODIN to the FDA and has received an acknowledgement letter that the report was received.  An acknowledgement of receipt letter is not an approval of a product nor does it mean that a report is adequate.  The FDA has established standards that manufacturers of radiation-emitting electronic products must meet.  The Company believes that ODIN meets those standards and is required to self-certify that it does so.  The FDA does not itself certify products.  For a detailed explanation of the FDA’s requirements, see:  http://www.fda.gov/radiation-emittingproducts/electronicproductradiationcontrolprogram/gettingaproducttomarket/default.htm#3.

Additional Disclosure Regarding the Company’s Business

Research and Development Cost Estimate

The Company estimates that during each of 2010 and 2009, it incurred no out of pocket research and development expenses with respect to THOR.  The Company did provide in-kind research and development activities with respect to THOR, as required under the CRADA.

The Company estimates that during 2010 and 2009, it incurred $382 and $30, respectively, on research and development activities with respect to ODIN.

Costs and Effects of Compliance with Environmental Laws

The Company has incurred no costs nor suffered any effects to maintain compliance with any environmental laws.

Environmental Impact

Food and other objects scanned with the THOR prototype have returned to below background radiation levels within approximately fifteen minutes.  No long term effects were evidenced.

No environmental impact has been identified with respect to ODIN.

Property

The Company does not own or lease a manufacturing facility for production of THOR, but it intends to build, lease or otherwise acquire at least one assembly facility in the United States for that purpose.  The Company has located several suitable sites and once a demonstration unit has been completed and is functioning in the United States, the Company intends to commence negotiations for a lease and / or facility construction.

The Company’s projection for the timing of production is dependent on receiving necessary government approvals to commence production, the Company’s ability to build or obtain at least one suitable production facility, and the ability to obtain additional capital if necessary to meet then current production goals.    Initial market demand for THOR will determine the Company’s labor and physical plant requirements.

The Company leases office and warehouse spaces in Covington, KY and Erlanger, KY under five-year and 12 month non-cancelable operating leases, expiring August 2011 and December 2011, respectively.  The office lease was extended for an additional five years and six months until February 28, 2017.  Base rent is $5,940 per month. At September 30, 2011, future minimum payments for operating leases related to our office and manufacturing facilities were $261,306 through February 2017.

In the opinion of management, the Company’s property and equipment are adequately insured under its existing insurance policy.

Employees

The Company has seven current employees, of which two are executive managers, three are administrative and two are engineers.

Former Shell Company

During fiscal year 2006, Quetzal Capital 1, Inc. (“Quetzal”), a shell company domiciled in Florida, executed a share exchange agreement with the shareholders of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation, whereby the shareholders of the Pennsylvania corporation took control of Quetzal, and the Pennsylvania corporation became a wholly-owned subsidiary of Quetzal.  The share exchange transaction occurred on July 6, 2006.  Quetzal’s common stock was registered pursuant to section 12(g) of the Exchange Act, on or about August 1, 2005.

As a result of the share exchange, Quetzal’s status as a shell corporation ceased, and the consolidated company’s business was that of the Pennsylvania subsidiary.  Simultaneously with the share exchange, the sole director of Quetzal resigned, and the Pennsylvania corporation’s management assumed control of Quetzal. Also on July 6, 2006, Quetzal changed its name to Valley Forge Composite Technologies, Inc., a Florida corporation.  The Company has not materially reclassified, merged, consolidated, purchased or sold any significant amount of assets other than in the ordinary course of business, and the Company has not been the subject of any bankruptcy, receivership or similar proceedings.

Legal Proceedings

The Company is involved in litigation and disputes arising in the ordinary course of business.  While the ultimate outcome of these matters is not presently determinable, it is the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company.

William A. Rothstein vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Louis J. Brothers, Civil Action No. 09-0918071 Toomey (UT 3d Jud. Dist.)

On October 30, 2009, the Company and its president and director, Louis J. Brothers, were both named as defendants in a civil complaint filed on that date in the Third Judicial District Court in and for Salt Lake County, Utah by shareholder William A. Rothstein. The complaint has been served on Mr. Brothers and the Company. The five-count complaint alleges that the defendants committed fraud, violated the Utah Uniform Securities Act (Ute. Code Ann. §61-1-1, et seq.), made negligent misrepresentations, breached a fiduciary duty to the shareholder, and breached a settlement agreement and seeks unspecified compensatory and punitive damages and attorney’s fees.  The complaint alleged that Mr. Brothers misrepresented the timetable in which the Company’s THOR LVX technology would receive government approvals and the number of Department of Energy employees working on the THOR project and thereby induced the Plaintiff to invest in the Company’s securities in 2006.  The Company and Mr. Brothers filed a motion to dismiss the complaint based upon the Utah court’s lack of personal jurisdiction over the Company and Brothers.  The Honorable Judge Kate Toomey denied the motion to dismiss on December 13, 2010; Mr. Brothers and the Company filed an answer to the complaint denying all claims.

On November 1, 2011, the Court granted the Plaintiff’s motion to file an amended complaint, which abandons the claims in the original complaint except for breach of contract based upon a claimed breach of an alleged agreement to settle the stock fraud claims alleged in the original Complaint.  The Amended Complaint includes 11 additional plaintiffs, two of whom previously filed lawsuits against the Company in Florida, which were later voluntarily dismissed.  In the first Amended Complaint claim for breach of contract, Plaintiffs seek the fair market value of stock and warrants under an alleged settlement agreement.  The second claim, promissory estoppel, seeks the fair market value of the stock and warrants promised to Plaintiffs.  The third claim is for a declaratory judgment that the Defendants are in material breach of a settlement agreement, specific performance for the issuance of promised stock and warrants or, alternatively, damages and other relief the court deems proper.

The Company and Mr. Brothers have filed an Answer to First Amended Complaint denying all claims and asserting affirmative defenses.  The Company cannot provide any assurances on the outcome of the matter.

Coast To Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers, Civil Action No. 090A-11229 (Fla. 12 th Jud. Cir.)

On November 11, 2009, the Company and its president and director, Louis J. Brothers, were served with a civil complaint naming both of them as defendants. The complaint was filed on or about October 28, 2009 in circuit court in Manatee County, Florida, by shareholder, Coast To Coast Equity Group, Inc.  ("CTCEG") The complaint alleges that the defendants breached a consulting services agreement by not reimbursing plaintiff for $44,495.18 in expenses, committed fraud, pleaded for the rescission of a standby equity agreement in the amount of $500,000, violated the Florida Securities and Investor Protection Act (Fla. Stat. §517.301), made negligent misrepresentations, and breached a fiduciary duty to shareholders and seeks damages in excess of $15,000 and attorney's fees.  As it pertains to non-contract claims, the complaint alleges that Mr. Brothers misrepresented the distribution rights that the Company had to its ODIN product and misused plaintiff's proceeds which were to be allocated towards the purchase of an ODIN unit.

A Motion to Dismiss was filed in response to the Complaint.  A Consent Order was entered on January 14, 2010, allowing CTCEG to file an Amended Complaint.  A Motion to Dismiss was filed in response to the Amended Complaint.  On May 20, 2010, the Court granted CTCEG leave to file a third amended complaint, which abandons the claims in the original complaint except for breach of contract based on allegations of failure to pay expenses under the above referenced consulting agreement.  The First Amended Complaint ("Complaint") alleges failure to pay a $42,000 promissory note payable to CTCEG.  The claim has been resolved and the Company paid in full amounts owing under the promissory note.

The Complaint also contains a claim for breach of the 2006 Warrant Agreement in that the Company failed to issue stock for warrants which the Company contends expired in May, 2009.  The Complaint contains a claim for promissory estoppel, alleging that Mr. Brothers orally, and in Securities and Exchange Commission (“SEC”) filings, agreed to extend the Warrant Agreement and is estopped to deny such promises.  A claim for non-dilution damages is also included, based on allegations that the 2006 Registration Rights Agreement was also extended to May 2010 and CTCEG is therefore entitled to have additional shares issued because the Company sold additional stock in 2008 and 2009.  The Complaint contains a claim for promissory estoppel, alleging that Mr. Brothers orally, and in SEC filings, agreed to extend the Registration Rights Agreement and is estopped to deny such promises.  The last claim is for tortious interference with a contractual relationship, alleging Mr. Brothers, presumably in his individual capacity, interfered with CTCEG's contractual rights under the Warrant Agreement, Registration Rights Agreement and Consulting Agreement.

The Company and Mr. Brothers deny all allegations and have filed an Answer and Affirmative Defenses; raising numerous defenses to the claims.   They also intend to file applicable counterclaims and possible third party claims, but they cannot provide assurances as to the outcome of the matter.  The matter is scheduled for trial during the trial period beginning March 12, 2012.

George Frudakis vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers, Civil Action No. 2010 CA-04230  (Fla. 12 th Jud. Cir.)

On or about May 7, 2010, George Frudakis commenced the above titled action against the Company and Lou Brothers.  The Complaint sets forth the exact same causes of action as in the Coast to Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc. and Lou Brothers, described above, with the exception that the Frudakis matter does not include a claim for breach of contract based upon the Consulting Agreement.  The Company and Brothers deny all allegations and have filed a motion to dismiss the complaint and a motion to consolidate the Frudakis and Coast to Coast cases into a single proceeding.  The Court has granted a motion to consolidate the cases for discovery purposes and has reserved as to consolidation for trial.   The Company and Lou Brothers intend to file appropriate Affirmative Defenses and Counterclaims, and possible third-party claims, in the event the Court denies the Motion to Dismiss.  However, the Company cannot provide assurances as to the outcome of the matter.

Arbitration Claim filed by Advanced Technology Development, Inc.

During the period between July 9th and 13th, 2010, the Company, Louis J. Brothers and Larry K. Wilhide were served by mail courier with a Statement of Claim (“Statement”) filed with the American Arbitration Association by Advanced Technology Development, Inc. (“ATD”).  Summarizing in general terms, ATD’s arbitration claims one through four are based upon allegations the Company failed to perform or pay ATD for goods pursuant to two separate supply contracts. Claims five through eight are based upon the Company’s activities in the promotion and sale of the ODIN imaging device.  Claims nine through thirteen are based upon the Company’s alleged misuse of ATDs’ “ULDRIS” mark.  The final claim seeks injunctive relief.

The parties agreed to the appointment of Phillip D. O’Neil, Jr. as the Sole Arbitrator and the arbitration proceeding was heard from April 27 through April 29, 2011.  On July 31, the Arbitrator issued an Interim Award, finding that the Company breached the Scanner Agreement by failing to pay ATD $228,194.  Because ATD never actually delivered a second unit, the Arbitrator has ordered the parties to brief the issue of damages, interest, costs and attorney fees before a Final Award will be issued.  The Arbitrator also found that the Company breached the Space Supply Contract and a balance of $42,376 is owed, plus interest.

On November 2, 2011, the Arbitrator issued a Second Interim Award, awarding ATD $90,000 in lost profits resulting from the breach of the Scanner Agreement, plus interest since November 10, 2007.  He additionally awarded 2% interest as part of the damage award for the Space Supply Contract breach.  The Arbitrator found ATD to be the prevailing party for the purposes of shifting attorneys fees, but confined the award to those fees incurred in pursuing the breach of contract claims.  A final award will be issued when the Arbitrator determines the appropriate award of attorney’s fees.  Although the exact amount of the award has not been announced, the Company has accrued a loss contingency of $300,000.   The Company estimates the loss range to be between $151,778 and $355,400, but the loss could be higher.

Corporate Information

Our principal executive office is located at River Center I, 50 East River Center Boulevard, Suite 820, Covington, Kentucky 41011, and our telephone number is (859) 581-5111.  Our website address is www.vlyf.com.  Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus.  Also, this prospectus includes the names of various government agencies and the trade names of other companies.  Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

MANAGEMENT

Executive Officers and Directors

The following table sets forth as of the date of this prospectus the name, age and position of each person who serves as an executive officer, director and significant employee of our Company.

Name	Age	Position
Louis J. Brothers	59	Chairman, Chief Executive Officer and Chief Financial Officer
Larry K. Wilhide	63	Director, Vice-President (Engineering)
Andrew T. Gilinsky	51	Director
Richard S. Relac	70	Director
Eugene Breyer	63	Director
Raul A. Fernandez	61	Director
Dr. Victor A. Alessi	72	Director
Keith L. McClellan	55	Vice President, General Counsel and Secretary

Background of Executive Officers, Directors and Significant Employees

Louis J. Brothers

Mr. Brothers is a founding shareholder of the Company.  He served as President of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation, (“VLYF”) and as Chairman of VLYF’s Board of Directors from 1997 to 2006.  He became Chairman of the Board of Directors of the Company upon execution of the July 6, 2006 Share Exchange Agreement among Quetzal Capital 1, Inc., a Florida corporation, and the shareholders of VLYF (the “Share Exchange Agreement”).  Mr. Brothers has been President, Chief Executive Officer and Chief Financial Officer since the execution of the Share Exchange Agreement.

Mr. Brothers has more than 20 years of experience in marketing, marketing support, product management and logistics in industrial products. He also has extensive international business experience, having worked in Europe, Russia, China and Japan. In China, he was part of the management team that supervised the construction of three large industrial plants. His experience on the management team provides the Board with a management and leadership insight. Mr. Brothers was responsible for increasing his products’ market share in the bearing industry from 2% to 95%, in the process making valuable contacts, building business relationships with private manufacturers and the research communities and gaining important knowledge in the manufacturing and technology market segments.  His knowledge of marketing and logistics, understanding of the company’s products and extensive international business experience provide the Board with a unique perspective on ways to collaborate with the international markets in order to accomplish the Company’s goals.

Larry K. Wilhide

Larry K. Wilhide is a founder of the Company, and since its inception in 1997 has been a director and the vice-president of engineering. On July 6, 2006, Mr. Wilhide became a director of the Company upon the execution of the Share Exchange Agreement. Mr. Wilhide is a part-time employee of VLYF and since 2000 continues to work for SKF Bearing, Inc. in Hanover, Pennsylvania, as a sub-contractor where he performs general engineering and design services.

Mr. Wilhide has worked as a design engineer on projects for aerospace bearings for over 25 years including cage, retainer design and spherical bearing refurbishing. He has supported general machining and grinding operations. He was team leader for computer aided design and computer numerical control programming. Additionally, Mr. Wilhide served in the U.S. Army in Korea where he held primary responsibility for arming nuclear warheads. Mr. Wilhide holds a Bachelors Degree in Mechanical Engineering.  Combined with his design knowledge, his experience as a team leader enables him to provide the Board with leadership skills and perspective regarding the design of the Company’s products.

Andrew T. Gilinsky, CPA, PFS, MBA, CFP

Andrew T. Gilinsky is a certified public accountant and has been employed since 1987 by Clairmont Paciello & Co., P.C., located in King of Prussia, Pennsylvania.  Clairmont Paciello & Co., P.C. serves as the Company’s outsourced accounting staff.  Mr. Gilinsky has served as a director of the Company since April 15, 2008.

Mr. Gilinsky has been employed as a certified public accountant for over 20 years.  He brings to the Board not only a particularized knowledge of financial statements, but also the broad knowledge and experience regarding financial reporting and accounting of public companies he has gained from working with numerous clients throughout the years.

Eugene Breyer

Eugene Breyer has served as a director of the Company since March 25, 2008.  From December 1999 through the present, Mr. Breyer has been employed as the director of human resources for Cincinnati State Technical and Community College.

Mr. Breyer’s experience as the director of human resources for Cincinnati State Technical and Community College provides the Board with unique problem solving skills and an established perspective on overseeing the management of employees and diverse issues.

Dr. Victor E. Alessi

Dr. Victor E. Alessi has served as a director of the Company since April 15, 2008.  From 1999 until October 2007, Dr. Alessi was the Chief Executive Officer of the United States Industry Coalition, an Arlington, Virginia, based non-profit organization comprised of American businesses, organizations, and research institutions dedicated to non-proliferation through the commercialization of technology emanating from the New Independent States of the former Soviet Union. Since October 2007 Dr. Alessi has been retired.

Dr. Alessi’s experience as Chief Executive Officer of the United States Industry Coalition and his overall knowledge of the industry make him well-suited to provide broad leadership guidance and business acumen to the Board of a technology company operating in international markets.

Raul A. Fernandez

Raul A. Fernandez has served as a director of the Company since April 15, 2008.  Mr. Fernandez is an information technology consultant. He has been employed by KForce Technology Staffing in Tampa, Florida, since March 2007. Previously, between January 2000 and November 2006, he was the director of information technology services at Iron Mountain Information Management in Collegeville, Pennsylvania.

Mr. Fernandez’s background as the director of information technology services provides knowledge to the Board and the Company regarding information technology issues and cybersecurity risks.  He also brings broad problem-solving skills and management experience to the Board.

Richard S. Relac

Richard S. Relac has served as a director of the Company since April 15, 2008. Mr. Relac is a professional linguist and since January 2006 has been self-employed in this capacity. From 1967 to 1974, and from 1983 to 2002, Mr. Relac served elements of the U.S. Department of Defense as a translator, intelligence analyst, customer relations officer, and senior editor. In January 2002 he retired from federal service. Mr. Relac remained in retired status until January 2006 when he was elected as a council member for Bonneauville Borough, Pennsylvania. He ceased being a council member upon moving out of the borough in March 2009. Also in January 2006, Mr. Relac commenced his free-lance translating service with the Company as his primary customer. Mr. Relac currently operates his translating service.

Mr. Relac’s unique background as an intelligence analyst and customer relations officer brings insight to the Board regarding management of international operations and negotiating agreements with companies in various countries.  His linguist skills assist the Board in establishing relationships with customer and suppliers in foreign countries.

Each director of the Company holds such position until the next annual meeting of shareholders, or written consent in lieu thereof, and until his successor is duly elected and qualified, or until his earlier death, removal or resignation.

Keith L. McClellan, Esq., MBA

Keith L. McClellan was appointed by the Board of Directors as the Company’s Vice President, General Counsel and Secretary, effective July 1, 2010.  Since 1991, he has worked on business and legal issues associated with technology commercialization.  From 2006 until his appointment with the Company, he was self employed as a consultant to domestic and international companies in the areas of technology commercialization and business development.  He is admitted to the Bar in Nevada and Kentucky.

Code of Ethics

The Company has not yet adopted a code of ethics for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or any other position due to the small number of executive officers involved with the Company, and the fact that the Company operates with few employees. However, the Company intends to adopt a code of ethics in the near future.

Audit Committee

The Company does not have a separately designated standing audit committee or audit committee charter in place; the Company’s entire Board of Directors served, and currently serves, in the capacity of audit committee.  This is due to the small size of business operations, the small number of executive officers involved with the Company, and the fact that the Company operates with few employees. Our Board of Directors will continue to evaluate, from time to time, whether a separately designated standing audit committee should be put in place.

Compensation Committee

Our Board of Directors currently has no compensation committee charter, standing compensation committee or committee performing similar functions. This is due to the Company’s small size of business operations, the small number of executive officers involved with the Company, and the fact that the Company operates with few employees. The Company’s entire Board of Directors currently participates in the consideration of executive officer and director compensation. Our Board of Directors will continue to evaluate, from time to time, whether it should appoint a standing compensation committee.

Executive officers who are also directors participate in determining or recommending the amount or form of executive and director compensation, but the ultimate determination of executive compensation is determined by the independent directors. Neither the board nor management utilizes compensation consultants in determining or recommending the amount or form of executive and director compensation.

Nominating Committee

Our Board of Directors does not have a nominating committee or a nominating committee charter.  Instead of having such a committee, our Board of Directors historically has searched for and evaluated qualified individuals to become nominees for membership on our Board of Directors. The directors recommend candidates for nomination for election or reelection by written action of the majority shareholders and, as necessary, to fill vacancies and newly created directorships.

Board Leadership Structure

The Company’s leadership structure combines the roles of the chairman and chief executive officer.  The Board believes that this leadership structure is currently appropriate for the Company due to Mr. Brother’s knowledge of the Company and the next-generation detection systems and instruments industry, and his extensive marketing, products management and logistics experience with respect to logistical products.  In this regard, having a combined chairman and chief executive officer provides an efficient and effective leadership model. The board believes that this structure promotes unambiguous accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined role that facilitates our Board's oversight and guidance of management.

The Board of Directors does not have a lead independent director, however, the entire Board, including our independent directors, works with Mr. Brothers to perform a variety of functions related to our corporate governance, including coordinating board activities, setting relevant items on the agenda and ensuring adequate communication between the Board of Directors and management.

Risk Oversight

The Board of Directors is actively involved in the oversight of risks, including strategic, operational and other risks, which could affect our business. The Board of Directors administers this oversight function directly through the Board of Directors as a whole, which oversees risks relevant to its and management’s functions. The Board of Directors considers strategic risks and opportunities and administers its respective risk oversight function by evaluating management’s monitoring, assessment and management of risks, including steps taken to limit our exposure to known risks, through regular interaction with our senior management.

The Board provides oversight and guidance to members of management who are responsible for the timely identification, mitigation and management of those risks that could have a material impact on the Company.  The Board considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our Company. In addition, the Board oversees governance related risks, such as board independence and conflicts of interest.  The interaction with management occurs not only at formal board meetings but also through periodic written and oral communications.  The Board has overall responsibility for executive officer succession planning and reviews succession planning as needed.

Independent Directors

Our independent directors are Messrs. Fernandez, Breyer, Relac and Dr. Alessi.  Our definition of “independent director” is that of NASDAQ Listing Rule 5605(a)(2).  However, the Company’s securities are not listed on the NASDAQ Stock Market.

Meetings of the Board

The Board of Directors held seven meetings during 2010.  Meetings of the board were conducted by telephone, except for a meeting held in person in November 2010.  Each of the directors attended 75% or more of such meetings. The Board of Directors also acted at times by unanimous written consent, as authorized by our bylaws and the Florida Statutes.

EXECUTIVE COMPENSATION

The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock, stock options, performance units and performance shares.  A brief summary of our stock incentive plan follows.

2008 Stock Incentive Plan

The Company’s 2008 Stock Incentive Plan, as amended (the “2008 Plan”), is intended to attract, motivate, and retain employees of the Company, consultants who provide significant services to the Company, and members of the Board of Directors of the Company who are not employees of the Company. The 2008 Plan is also designed to further the growth and financial success of the Company by aligning the interests of the Participants (as defined in the 2008 Plan), through the ownership of shares of the Company’s stock and through other incentives, with the interests of the Company’s stockholders.  The Board of Directors authorized the adoption of, and the Company’s majority stockholders approved, the 2008 Plan on September 10, 2008.

Certain terms and provisions of the 2008 Plan are summarized below. As a summary, the description below is not a complete description of all of the terms of the 2008 Plan and is qualified in its entirety by reference to the full text of the 2008 Plan. Furthermore, capitalized terms used in the summary below shall have the meanings given to them in the 2008 Plan unless otherwise defined in such summary.

Administration. The 2008 Plan provides that it will be administered by the Board of Directors; provided, however, that if the Board of Directors chooses, it may delegate some or all of its authority (except for the administration of the Non-Discretionary Grant Program) to a Committee or Committees.  The Committee may consist solely of two or more “outside directors” as described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

Available Shares. Ten million (10,000,000) shares of the Company’s common stock are available for award under the 2008 Plan.   Such amount is subject to adjustment upon, among other things, changes in capitalization, dissolution or liquidation, or a merger or change in control, in each case as set forth in the 2008 Plan.

Types of Awards. Under the 2008 Plan, the Board of Directors may grant any one or a combination of Incentive Stock Options (within meaning of the Code), Non-Qualified Stock Options, and Restricted Stock, as well as Performance Units and Performance Shares (collectively, “Awards”). Subject to certain limitations in the 2008 Plan, the Board of Directors shall establish the terms and conditions of Awards granted under the 2008 Plan.

Eligible Participants. Except for Incentive Stock Options, which may only be granted to Employees of the Company or a parent corporation or a subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)), and subject to certain restrictions set forth in the 2008 Plan, Awards under the 2008 Plan may be granted to Employees, Directors, and Consultants of the Company who are designated by the Board of Directors.

Term. The 2008 Plan became effective upon its adoption by the Board of Directors, and continues in effect for a term of ten (10) years from the date adopted by the Board unless earlier terminated.

Amendment. The Board of Directors may amend, suspend or terminate the 2008 Plan at any time.  The Company will obtain stockholder approval of any amendment to the 2008 Plan to the extent necessary to comply with applicable laws.  An amendment to, or the termination, alteration or suspension of the 2008 Plan may not impair the rights of any Participant, unless mutually agreed to otherwise in writing and signed by the Participant and the Company.

Amendment To The 2008 Plan Forms Of Stock Option Agreements

On August 8, 2011, the Board of Directors approved an amendment to the forms of Incentive Stock Option Agreement and Non Qualified Stock Option Agreement previously adopted as part of the 2008 Plan to (a) provide for a different Option (as defined in the 2008 Plan) vesting schedule, (b) permit the vesting of unvested Options upon a Change of Control (as defined in the 2008 Plan), and (c) permit, in the Board’s discretion, alternative means of payments to exercise Options.  No change was made to the vesting schedule for Options previously granted under the 2008 Plan.

Payments to Management

In the future, Mr. Brothers and all other employees may receive commissions from their individual efforts resulting in customer purchase orders for THOR and ODIN units although no commission agreements have been entered into to date.

Summary Compensation Table

This table shows the compensation for the Company’s Chief Executive Officer / Chief Financial Officer and the two other most highly paid executive officers, other than the Chief Executive Officer / Chief Financial Officer, at December 31, 2010 and December 31, 2009.

Name and Principal Position	Year	Salary	Option Awards	Total
		($)	($)(1)	($)
Louis J. Brothers
President, CEO and CFO	2010	$134,500	$660,012	$794,512
	2009	$134,308	-	$134,308

Larry K. Wilhide
Vice President and Director	2010	$100,850	$660,012	$760,862
	2009	$100,131	-	$100,131

Keith L. McClellan
Vice President, Secretary	2010	$45,000	$266,000	$311,000
and General Counsel

(1)
Reflects the aggregate grant date fair value dollar amount computed in accordance with ASC Topic 718 related to the named executive officers that had stock options granted during the year.  For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2010  in this registration statement.

Outstanding Equity Awards at Fiscal Year End

This table provides information concerning unexercised options outstanding as of December 31, 2010 for the Company’s Chief Executive Officer / Chief Financial Officer and the two most highly paid executive officers, other than the Chief Executive Officer / Chief Financial Officer.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Lou Brothers
	67,340	336,700	(1)	$1.49	September 13, 2015
	182,660	913,300	(2)	1.35	September 13, 2020

Larry Wilhide
	67,340	336,700	(1)	1.49	September 13, 2015
	182,660	913,300	(2)	1.35	September 13, 2020

Keith McClellan
	74,074	370,370	(3)	1.35	September 13, 2020
	25,926	129,630	(4)	1.35	September 13, 2020

(1)
These options vest at a rate of 67,340 shares on each of January 1, 2011, 2012, 2013, 2014 and January 2, 2015.  This represents the number of options that were granted in 2010 under the 2008 Equity Incentive Plan and that remain unvested as of December 31, 2010.

(2)
These options vest at a rate of 182,660 shares on each of January 1, 2011, 2012, 2013, 2014 and January 2, 2015.  This represents the number of options that were granted in 2010 under the 2008 Equity Incentive Plan and that remain unvested as of December 31, 2010.

(3)
These options vest at a rate of 74,074 shares on each of January 1, 2011, 2012, 2013, 2014 and January 2, 2015.  This represents the number of options that were granted in 2010 under the 2008 Equity Incentive Plan and that remain unvested as of December 31, 2010.

(4)
These options vest at a rate of 25,926 shares on each of January 1, 2011, 2012, 2013, 2014 and January 2, 2015.  This represents the number of options that were granted in 2010 under the 2008 Equity Incentive Plan and that remain unvested as of December 31, 2010.

Director Compensation

The following table provides information concerning the compensation of our directors for the period January 1, 2010 through December 31, 2010:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Louis J. Brothers	$-	$-	$-
Larry K. Wilhide	$-	$-	$-
Andrew T. Gilinsky	$12,000	$23,640	$35,640
Eugene Breyer	$12,000	$23,640	$35,640
Dr. Victor E. Alessi	$12,000	$23,640	$35,640
Raul A. Fernandez	$12,000	$23,640	$35,640
Richard S. Relac	$12,000	$23,640	$35,640

(1)
Reflects the aggregate grant date fair value dollar amount calculated in accordance with ASC 718 related to the awards of stock to the directors for their service to the Board.  For assumptions used in the calculation of the amount under ASC 718, see Note 11 of the Notes to Consolidated Financial Statements for the year ended December 31, 2010 in this registration statement.

(2)
The annual award of 12,000 shares of restricted stock was made to each non-employee director on November 1, 2010.  The shares had a grant date fair value of $1.97 per share.  Each award was valued at $23,640.

Each non-employee director receives an annual cash retainer of $12,000 for his services as a director.  In addition, each director receives an annual grant of 12,000 shares of restricted stock for his services as a director.  The annual stock retainer is restricted for 6 months from the date of issue and will vest on March 19, 2012. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company made a $25,000 payment to Mr. Brothers on January 24, 2011 related to the due to shareholder balance.  Of that payment, $1,272 was applied to accrued but unpaid interest, and the remaining $23,728 was applied to reduce the principal amount owed to Mr. Brothers.  On September 30, 2011, the Company made a $103,728 payment to Mr. Brothers.  Of that payment, $2,610 was applied to accrued interest and the remaining $101,118 was applied to retire the principal amount owed to Mr. Brothers.  There is no outstanding balance as of November 1, 2011.

As of December 31, 2010, the Company owed Mr. Brothers the principal amount of $124,846 for advances made to the Company, plus accrued interest.  During 2010, the Company made payments of $150,000 against the amounts owed to Mr. Brothers.  Of that payment $58,288 was applied to accrued but unpaid interest, and the remaining $91,712 was applied to reduce the principal amount owed to Mr. Brothers.

As of December 31, 2009, the Company owed Mr. Brothers the principal amount of $216,558 for advances made to the Company, plus accrued interest.  The Company accrued interest in the amount of $17,930.  During 2009, the Company made a payment of $110,000 against the amounts owed to Mr. Brothers.

As of December 31, 2008, the Company owed Mr. Brothers the principal amount of $326,558 for advances made to the Company, plus accrued interest at a rate of 6%.  The Company accrued interest in the amount of $16,312 for the year ended December 31, 2008.

For the nine months ended September 30, 2011 and 2010, the Company incurred expenses for accounting services of $50,307 and $33,325, respectively, to Clairmont Paciello & Co., P.C., the Company’s outsourced accounting staff. Mr. Gilinsky, a member of our board, is a partner of Clairmont Paciello & Co., P.C.

For the years ended December 31, 2010, 2009, and 2008, the Company incurred expenses for accounting services of $58,125, $62,810 and $56,770, respectively, to Clairmont Paciello & Co., P.C., the Company’s outsourced accounting staff. Mr. Gilinsky, a member of our board, is a partner of Clairmont Paciello & Co., P.C.

On August 11, 2006, CTCEG loaned the Company $42,000.  During the third quarter of 2010, the Company made a payment of $49,134 against the amounts owed to Coast to Coast Equity Group, Inc.  Of that payment $7,134 was applied to accrued but unpaid interest of 4%, and the remaining $42,000 was applied to retire the principal amount owed to CTCEG. CTCEG is owned by the same shareholders who owned QC1’s sole corporate shareholder, QCF1.

As of September 30, 2011, the Company owed $50,000 to L & M Consulting (“L&M”) which is owned by Louis Brothers, Jr., the son of Louis Brothers, Sr., the Company’s president and chief executive officer.  The Company retained L&M to provide information technology consulting services.  Louis Brothers, Sr., has no interest in the amounts paid to his son.  This amount does not bear interest and is expected to be paid during 2011.

Louis Brothers, Jr., the son of Louis Brothers, Sr., the Company’s president and chief executive officer, was paid $24,000, $24,000, and $20,480 for consulting services in 2010, 2009, and 2008, respectively.

Michael Brothers, the son of Louis Brothers, Sr., the Company’s president and chief executive officer, was paid $7,000 for consulting services in 2008. In 2010 and 2009, the Company did not pay any amounts to Mr. Brothers for such consulting services.

Mr. Richard Relac, a director of the Company, in the past has been compensated by the Company for translating services unrelated to his position as a director.  Such compensation did not exceed $1,000 in any of the last three fiscal years.  In 2010, the Company did not pay any amounts to Mr. Relac for such translating services.

Mr. Eugene Breyer, a director of the Company, has provided consulting services to the Company on human resource matters but has not been and does not expect to be compensated for such services.

In 2010, 2009, and 2008, the Company paid Rosemary A. Brothers, the wife of director Louis J. Brothers, $42,275, $37,720 and $26,667, respectively, for administrative services.  Rosemary A. Brothers is, as of the filing date of this report, one of three of the Company’s administrative employee.

Review, Approval or Ratification of Transactions with Related Persons

As a smaller reporting company, we are not required to report this information.

PRINCIPAL SHAREHOLDERS

Director and Executive Officer Stock Ownership; Owners of More Than 5%

Under the rules of the SEC, a person beneficially owns the Company’s common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options, warrants or otherwise, within 60 days.  The table below shows how much Company common stock is beneficially owned as of December 27, 2011 by our directors, Chief Executive Officer / Chief Financial Officer, and the two other most highly paid executive officers at December 31, 2010, other than the Chief Executive Officer / Chief Financial Officer, and the directors and executive officers as a group.  Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise.  No shares have been pledged as security by the named executive officers, directors, or the directors and executive officers as a group.  The following table also shows shareholders who are known to the Company to be a beneficial owner of more than 5% of the Company’s common shares as of December 27, 2011.

Name	Common Shares Beneficially Owned		Common Shares Issuable Upon Exercise Of Warrants		Total	% of currently outstanding shares (5)	% of outstanding shares fully diluted (6)
Directors:

Louis J. Brothers	19,404,000	(1) (2) (3)			19,404,000	31.26%	29.46%
Larry K. Wilhide	19,404,000	(1) (2) (4)			19,404,000	31.26%	29.46%
Dr. Victor E. Alessi	48,000	(1)			48,000	*	*
Raul A. Fernandez	48,000	(1)			48,000	*	*
Richard S. Relac	53,000	(1)			53,000	*	*
Andrew T. Gilinsky	68,000	(1)			68,000	*	*
Eugene Breyer	48,000	(1)			48,000	*	*

Executive Officers:

Keith McClellan	224,000	(1) (2)			224,000	*	*

All Directors and Executive Officers as a Group (8 persons)	39,297,000	(1) (2)			39,297,000	63.31%	59.66%

Security Ownership of Certain Beneficial Owners:

MKM Opportunity Master Fund, Ltd. (7)	3,351,060	(8)	2,728,574	(9)	6,079,634	5.40%	9.23%

*	Denotes beneficial ownership less than 1% of the Company's Common Stock
(1)
Includes restricted shares as follows: Mr. Brothers 24,000, Mr. Wilhide  24,000; Mr. Alessi  12,000; Mr. Fernandez  12,000; Mr. Relac 12,000; Mr. Gilinsky 12,000; Mr. Breyer 12,000; Mr. McClellan 12,000; and all directors and executive officers as a group 120,000.  Unless otherwise indicated in the other footnotes below, the restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power  until the restrictive shares vest.

(2)
Includes options that are exercisable on or within 60 days of December 21, 2011 as follows: Mr. Brothers  250,000;  Mr. Wilhide  250,000; Mr. McClellan  100,000; and all directors and executive officers as a group  600,000.

(3)
Mr. Brothers and his wife own all shares as tenants in the entirety.  Mr. Brothers and his wife share voting power and dispositive power with respect to all shares other than restricted shares for which they share voting power but do not have shared dispositive power until the restricted shares vest.

(4)
Mr. Wilhide and his wife own all shares as tenants in the entirety.  Mr. Wilhide and his wife share voting power and dispositive power with respect to all shares other than restricted shares for which they share voting power but do not have shared dispositive power until the restricted shares vest.

(5)	Calculated with respect to each beneficial owner in accordance with Exchange Act Rule 13d-3.
(6)	Calculated assuming the exercise of all warrants and options held by all beneficial owners.
(7)	The address of MKM Opportunity Master Fund, Ltd.'s ("MKM") address is c/o MKM Capital Advisors, LLC, 420 Lexington Avenue, Suite 1718, New York, New York 10170.
(8)
According to the Schedule 13D filed October 25, 2010, MKM Capital Advisors, LLC (“MKM Capital”)  serves as investment manager to MKM Opportunity.  David Skriloff is the managing member of MKM Capital and the portfolio manager of MKM Opportunity (together, MKM Opportunity, MKM Capital and David Skriloff are “MKM”).

(9)
MKM Opportunity holds certain warrants for the Company’s shares.  According to the Schedule 13D filed October 25, 2010, MKM Opportunity holds 3,351,060 shares and warrants for an additional 2,082,571 shares issuable upon exercise of the warrants on an as converted basis; and MKM Opportunity, MKM Capital and David Skriloff share voting power and dispositive power with respect to 5,379,631 shares.  Our records indicate, however, that MKM holds warrants for 2,728,574 shares, rather than the 2,082,571 disclosed in the Schedule 13D, which we have reflected in the above table. All warrants held by MKM Opportunity include a limitation on exercise, which provides that at no time will MKM Opportunity be entitled to exercise any number of warrants that would result in the beneficial ownership by MKM Opportunity of more than 9.99% of the outstanding shares of the Company's common stock.

Change in Control Arrangements

We are not aware of any arrangements that could result in a change of control.

THE LINCOLN PARK TRANSACTION

General

On October 5, 2011, we entered into the Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Lincoln Park is committed to purchase up to an aggregate of $20,250,000 of our shares of common stock over the term of the Purchase Agreement. Pursuant to the Purchase Agreement Lincoln Park has purchased 300,000 shares of our common stock, for total consideration of $250,000

As of December 27, 2011, there were 62,066,928 shares outstanding, of which 23,969,928 shares were held by non-affiliates. If all of the 6,514,154 shares offered by Lincoln Park were issued and outstanding as of the date hereof, such shares would represent 9.58% of the total common stock outstanding, or 21.81% of the non-affiliates’ shares outstanding. The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement.  If we elect to issue more than the 6,514,154 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act the resale by Lincoln Park of any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

Pursuant to the Purchase Agreement, we filed a registration statement, of which this prospectus is a part, with regard to the sale by Lincoln Park of the common stock issuable under the Purchase Agreement. We do not have the right to commence any sales of our shares to Lincoln Park until the SEC has declared the registration statement effective. Thereafter, until April 1, 2014, and subject to certain terms and conditions in the Purchase Agreement, we have the right to direct Lincoln Park to make periodic purchases of up to $500,000 of our common stock per sale depending on certain conditions as set forth in the Purchase Agreement as often as every three business days up to the aggregate commitment of $20,250,000.

The purchase price of the shares will be based on the market prices of our shares immediately prior to the time of sale as computed under the Purchase Agreement without any fixed discount. In no event, however, will Lincoln Park be obligated to purchase shares of our common stock under the Purchase Agreement at a price of less than $0.50 per share. We may, at any time, and in our sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to Lincoln Park. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.  There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Lincoln Park has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. We can also accelerate the amount of common stock to be purchased under certain circumstances. There are no limitations on use of proceeds, financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Purchase of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any trading day selected by us and as often as every three business days, we may sell to Lincoln Park up to $150,000 of common stock by delivering a purchase notice to Lincoln Park. The Purchase Price of such shares is equal to the lesser of: (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, we may direct that Lincoln Park purchase (a) up to $200,000 of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $1.50 per share on such day, (b) up to $250,000 of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $1.90 per share on such day, (c) up to $300,000 of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $2.25 per share on such day and (d) up to $5000,000 of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $4.00 per share on such day.

In consideration for entering into the Purchase Agreement, we issued to Lincoln Park 314,154 shares of common stock (included in this offering) as initial commitment shares.

If we elect to issue more than the 6,514,154 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares, which could cause substantial dilution to our shareholders.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $0.50 per share. Lincoln Park will not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price per share would be less than the floor price.

Events of Default

The Purchase Agreement contains a number of events constituting an “Event of Default,” including:

•
while any registration statement is required to be maintained effective pursuant to the terms of the registration rights agreement between us and Lincoln Park, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable for sale of our shares of common stock, and such lapse or unavailability continues for a period of fifteen consecutive business days or for more than an aggregate of forty-five business days in any 365-day period;

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•
the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market or NYSE Amex;

•
our transfer agent’s failure to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•
any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements if such breach is likely to cause a material adverse effect on us subject to a cure period of five business days;

•
if we pursuant to or within the meaning of any bankruptcy law (a) commence a voluntary case, (b) consent to the entry of an order for relief against us in an involuntary case, (c) consent to the appointment of a custodian of us or for all or substantially all of our property, (d) make a general assignment for the benefit of our creditors or are generally unable to pay our debts as the same become due;

•
a court of competent jurisdiction enters an order or decree under any bankruptcy law that (x) is for relief against us in an involuntary case, (y) appoints a custodian of us or for all or substantially all of our property, or (z) orders the liquidation of us or any subsidiary; or

•	a material adverse change occurs in the Company, our business, financial condition or operations.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above.  In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.  During an event of default, all of which are outside the control of Lincoln Park, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the terms of the Purchase Agreement.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any cost to us.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 6,514,154 shares of common stock that are registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period ending on April 1, 2014. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately acquire all, some or none of the shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to Lincoln Park of up to $20,250,000 of our common stock exclusive of the 314,154 commitment shares previously issued and part of this offering. The number of shares ultimately offered for sale by Lincoln Park under this prospectus is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement. In the event we elect to issue more than the 6,514,154 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. The following table sets forth the amount of proceeds we would receive from Lincoln Park from the sale of shares at varying purchase prices:

Assumed Average Purchase Price ($)		Number of Registered Shares to be Issued if Full Purchase (1) (2)	Percentage of Outstanding Shares After Giving Effect to the Issuance of Lincoln Park		Additional Proceeds from Sale of Registered Shares to Lincoln Park Under the Purchase Agreement ($)

$ 0.50	(6)	5,900,000	8.68%	(3)	$2,950,000.00
$ 1.00	(7)	5,900,000	8.68%	(3)	$5,900,000.00
$ 2.00		5,900,000	8.68%	(3)	$11,800,000.00
$ 4.00		5,000,000	7.46%	(4)	$20,000,000.00
$ 5.00		4,000,000	6.05%	(5)	$20,000,000.00

(1)           Although the Purchase Agreement provides that we may sell up to $20,250,000 of our common stock to Lincoln Park, we are only registering 5,900,000 shares to be purchased thereunder (not including the 614,154 shares already issued), which may or may not cover all such shares purchased by them under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares which are registered in this offering.

(2)           The number of registered shares to be issued includes a number of shares to be purchased at the applicable price (but not the 314,154 initial commitment shares).

(3)           The denominator is based on 67,966,928 shares outstanding, and includes the 614,154 shares already owned by Lincoln Park and included in this offering.  The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column not including the 300,000 shares already issued in consideration of $250,000.

(4)           The denominator is based on 67,066,928 shares outstanding, and includes the 614,154 shares already owned by Lincoln Park and included in this offering.  The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column not including the 300,000 shares already issued in consideration of $250,000.

(5)           The denominator is based on 66,066,928 shares outstanding, and includes the 614,154 shares already owned by Lincoln Park and included in this offering.  The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column not including the 300,000 shares already issued in consideration of $250,000.

(6)           Under the Purchase Agreement, we may not sell and Lincoln Park cannot purchase any shares in the event the price of our stock is below $0.50 per share.

(7)           The closing price of our common stock on December 9, 2011

SELLING SHAREHOLDER

The shares of common stock being offered by the selling shareholder are those to be issued to Lincoln Park under the Purchase Agreement. We are registering the shares of common stock in order to permit Lincoln Park to offer the shares for resale from time to time. Lincoln Park is not a licensed broker-dealer or an affiliate of a licensed broker-dealer. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us within the past three years.

We do not know when or in what amounts Lincoln Park may offer shares for sale. Lincoln Park may elect not to sell any or all of the shares offered by this prospectus. Because Lincoln Park may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Lincoln Park after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Lincoln Park.

The following table presents information regarding Lincoln Park. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Lincoln Park and is dated as of December 27, 2011. Beneficial ownership has been calculated in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of December 27, 2011.

Selling Shareholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming the Company Issues Maximum Number of Shares Subject to the Registration Statement of Which this Prospectus is a Part		Percentage of Outstanding Shares Beneficially Owned After Offering

Lincoln Park Capital Fund, LLC	614,154	(2)	*%	6,514,154	(3)	*

*less than 1%

(1)  Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)  614,154 shares of our common stock are already owned by Lincoln Park.  We may at our discretion elect to issue to Lincoln Park up to an additional $20,000,000 of our common stock under the Purchase Agreement, subject to the terms and provisions of such agreement, but Lincoln Park does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.

(3) Although the Purchase Agreement provides what we may sell up to $20,250,000 of our common stock to Lincoln Park, we are only registering 6,514,154 shares issuable under the Purchase Agreement on this registration statement. If we elect to issue more than the 6,514,154 shares offered by this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our articles of incorporation authorize us to issue 100,000,000 shares of common stock, par value $0.001 per share. As of December 27, 2011, 62,066,928 shares of common stock were outstanding.

As of December 27, 2011, we also had outstanding:

•	Options to purchase an aggregate of 4,050,000 shares of our common stock, of which 1,320,000 have vested as of September 30, 2011, at a weighted average exercise price of $1.38 per share;

•	Warrants to purchase an aggregate of 2,728,574 shares of our common stock, at a weighted average exercise price of $0.20 per share; and

•	Warrants to purchase an aggregate of 410,000 shares of our common stock, at a weighted average exercise price of $1.09 per share, pursuant to an agreement with Wharton, dated August 24, 2011.

The following summary description of our capital stock is based on the provisions of our articles of incorporation as well as our bylaws and the applicable provisions of the Florida Statutes. This information is qualified entirely by reference to the applicable provisions of our articles of incorporation, as amended to date, our bylaws, as amended to date, and the Florida Statutes. For information on how to obtain copies of our articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information”.

Common Stock

Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest in our Company.  Cumulative voting does not apply to the election of directors, so holders of more than 50% of the shares voted for the election of directors can elect all of the directors. All elections for directors shall be decided by a plurality vote; all other questions shall be decided by majority vote except as otherwise provided by Florida Statutes. Our bylaws permit the holders of the same percentage of all shareholders entitled to vote at a meeting to take action by written consent without a meeting.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of our Company, holders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders do not have any conversion, redemption provisions or other subscription rights. All of the outstanding shares of common stock are fully paid and non-assessable.

Florida Anti-Takeover Law and Charter and Bylaws Provisions

Certain sections of the Florida Business Corporation Act create restrictions on the ability of a person or entity to acquire control of a Florida corporation by setting down certain rules and voting restrictions in an acquisition attempt, among other things.  These provisions may enable a minority of our directors and the holders of a minority of the shares of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though such a transaction may be favorable to the interests of our shareholders. These provisions could also potentially adversely affect the market price of our stock.  In particular, Florida Statutes section 607.0902 provides state regulation over certain acquisitions of shares of a Florida corporation—referred to as “control-share acquisitions”—that when added to all other shares of the corporation over which the acquiring party exercises voting power would constitute one-fifth or more of all voting power of the corporation unless the articles of incorporation or bylaws of the corporation provide that the provisions of that section do not apply.  Our articles of incorporation and bylaws do not state that the provisions of section 607.0902 do not apply.  Among other things, the statute limits the voting rights of the control shares acquired in the control-share acquisition to such voting rights as are granted by resolution approved by the shareholders of the corporation.  Section 607.0902, however, only applies to a Florida corporation that has (a) 100 or more shareholders, (b) its principal place of business, its principal office, or substantial assets within the State of Florida, and (c) either (i) more than 10 percent of its shareholders resident in the State of Florida, (ii) more than 10 percent of its shares owned by residents of the State of Florida, or (iii) 1,000 shareholders resident in the State of Florida.  Because of these conditions, section 607.0902 does not currently apply to our Company.  Nonetheless, our bylaws provide that, “[a]s provided in the Florida Business Corporation Act,” if a person acquires control shares in the Company, the Company will have certain rights to redeem such shares.

Furthermore, Florida Statutes section 607.0901 provides state regulation over certain “affiliated transactions” between a Florida corporation and persons—referred to as “interested shareholders”—who are the beneficial owners of more than 10 percent of the outstanding voting shares of that corporation unless the articles of incorporation or bylaws of the corporation provide that the provisions of that section do not apply.  Our articles of incorporation and bylaws do not state that the provisions of section 607.0901 do not apply.  Among other things, the statute creates a general rule, with certain exceptions, that requires that an affiliated transaction be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder.

In addition to the provisions of the Florida Statutes, provisions of our amended and restated articles of incorporation and our bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, which provisions could adversely affect the price of our stock.  Among other things, our amended and restated articles of incorporation and our bylaws (i) provide that the bylaws may be altered, amended, or rescinded by the board of directors (subject to the power of the shareholders to change or repeal such bylaws), (ii) provide that the authorized number of directors may be changed by resolution of the board of directors, (iii) subject to certain limitations, permit our board of directors to issue shares of preferred stock in one or more series and generally establish the rights, preferences and limitations of the shares of each series; and (iv) provide that holders of common stock shall not have pre-emptive rights to acquire unissued shares of the stock or other securities of the Company.

Transfer Agent

Our transfer agent is Pacific Stock Transfer, located at 4045 S. Spencer Street, Suite 403, Las Vegas, Nevada 89119, telephone number (702) 361-3033 and facsimile number (702) 433-1979.

OTC Bulletin Board Quotation

Our common stock is quoted on the Bulletin Board under the trading symbol “VLYF”.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park, the selling shareholder. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

 • ordinary brokers’ transactions;

 • transactions involving cross or block trades;

 • through brokers, dealers, or underwriters who may act solely as agents;

 • “at the market” into an existing market for the common stock;

 • in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

 • in privately negotiated transactions; or

 • any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Lincoln Park is an “underwriter” within the meaning of the Securities Act.

Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Lincoln Park and related persons against specified liabilities, including liabilities under the Securities Act.

Lincoln Park and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Lincoln Park that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park or may be resold by Lincoln Park without restriction under Rule 144(b)(1)(i) under the Securities Act.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Thorp, Reed & Armstrong, LLP, Pittsburgh, Pennsylvania.

EXPERTS

Mountjoy Chilton Medley LLP, our independent registered public accounting firm, has audited our financial statements at December 31, 2010, as set forth in their report, which includes an explanatory paragraph relating to our ability to continue as a going concern. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Mountjoy Chilton Medley LLP’s report, given on their authority as experts in accounting and auditing.

Hawkins International & Associates, our former independent registered public accounting firm, has audited our financial statements at December 31, 2009, as set forth in their report, which includes an explanatory paragraph relating to our ability to continue as a going concern. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Hawkins International & Associates report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

VALLEY FORGE COMPOSITE TECHNOLOGIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Valley Forge Composite Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Valley Forge Composite Technologies, Inc. and subsidiaries (the Company) as of December 31, 2010 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended.  The Company’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of  Valley Forge Composite Technologies, Inc. and subsidiaries at December 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred net losses since inception, which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mountjoy Chilton Medley LLP
Louisville, Kentucky
April 8, 2011

Board of Directors
Valley Forge Composite Technologies, Inc.
Covington, Kentucky

Report of Independent Registered Public Accounting Firm

We have audited the consolidated balance sheet of Valley Forge Composite Technologies, Inc. as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ending December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Forge Composite Technologies, Inc. as of December 31, 2009, the results of operations, stockholders’ equity and its cash flows for the years ending December 31, 2009 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred net losses since inception, which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ R.R. Hawkins & Associates International, PSC
April 13, 2010
Los Angeles, CA

Corporate Headquarters
5777 W. Century Blvd.  , Suite No. 1500
Los Angeles, CA 90045
T: 310.553.5707  F: 310.553.5337
www.rrhawkins.com

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	Dec 31, 2010	Dec 31, 2009

ASSETS
Current assets:
Cash	$585,549	$1,492,135
Marketable securities	504,063	--
Accounts receivable	1,991,902	99,120
Inventories	999,952	151,300
Prepaid expenses and other	47,852	104,285
Deposits with vendors	21,000	21,000
Total current assets	4,150,318	1,867,840
Property and equipment, net	274,405	211,821
Non-current assets:
Security deposits	5,535	5,535
Loan fees, net	--	129,843
Total non-current assets	5,535	135,378

Total Assets	$4,430,258	$2,215,039

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,029,425	$1,164,030
Accrued expenses and other	30,886	53,573
Deferred revenue	1,193,765	858,400
Convertible debenture	--	42,000
Due to shareholder	124,846	216,558
Total current liabilities	3,378,922	2,334,561
Long-term debt, net	--	458,107
Shareholders' Equity (Deficit):
Common stock, $.001 par value, 100,000,000 shares authorized; 61,320,774 and 54,688,920 issued and outstanding December 31, 2010 and 2009	61,321	54,689
Additional paid-in capital	10,777,265	7,673,903
Accumulated deficit	(9,782,871)	(8,306,221)
Accumulated other comprehensive loss	(4,379)	--
Total shareholders' equity (deficit)	1,051,336	(577,629)

Total Liabilities and Shareholders' Equity (Deficit)	$4,430,258	$2,215,039

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2010	2009
Sales	$18,675,269	$3,202,815
Cost of sales	16,077,631	2,943,065

Gross Profit	2,597,638	259,750

Costs and expenses
Selling and administrative expenses	1,596,780	1,168,642
Share-based payments	1,864,279	32,550
Warrant expense	--	446,223
Total expenses	3,461,059	1,647,415

Loss from operations	(863,421)	(1,387,665)

Other non-operating income (expense)
Interest expense	(684,365)	(664,789)
Legal settlement	62,441	13,750
Investment income	8,695	81

Net loss	(1,476,650)	(2,038,623)

Other comprehensive loss
Unrealized loss on marketable securities	(4,379)	--

Comprehensive Loss	$(1,481,029)	$(2,038,623)

Loss per common share - basic and diluted	$(0.02)	$(0.04)

Weighted average common shares outstanding: Basic and Diluted	59,281,322	53,011,122

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2010 AND 2009

	Common Stock	Number of Shares	Additional Paid-in Capital	Accumulated Deficit	Accumu- lated Other Compre- hensive Loss	Total

BALANCE AT JANUARY 1, 2009	$51,415	51,415,349	$6,710,904	$(6,267,598)	$--	$494,721

Stock issued for note conversions	429	428,571	149,571	--	--	150,000

Stock issued for services	120	120,000	28,680	--	--	28,800

Stock based compensation	25	25,000	3,725	--	--	3,750

Proceeds from sale of common stock	2,700	2,700,000	334,800	--	--	337,500

Warrant expense	--	--	446,223	--	--	446,223

Net loss for 2009	--	--	--	(2,038,623)	--	(2,038,623)

BALANCE AT DECEMBER 31, 2009	54,689	54,688,920	7,673,903	(8,306,221)	--	(577,629)

Proceeds from exercise of warrants	1,229	1,228,571	244,486	--	--	245,715

Stock issuance from cashless exercise of warrants	2,486	2,486,139	(2,486)	--	--	--

Stock issued for note conversions	2,857	2,857,144	997,143	--	--	1,000,000

Stock issued for services	60	60,000	118,140	--	--	118,200

Warrant expense						--

Option based compensation	--	--	1,746,079	--	--	1,746,079

Unrealized loss on securities	--	--	--	--	(4,379)	(4,379)

Net loss for 2010	--	--	--	(1,476,650)	--	(1,476,650)

BALANCE AT DECEMBER 31, 2010	$61,321	61,320,774	$10,777,265	$(9,782,871)	$(4,379)	$1,051,336

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,476,650)	$(2,038,623)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	198,373	140,907
Amortization of debt discount	541,893	469,660
Fair value of warrants	--	446,223
Stock based compensation	--	3,750
Stock issued for services	118,200	28,800
Options issued for compensation	1,746,079	--
Change in operating assets and liabilities
(Increase) decrease in operating assets:
Increase in accounts receivable	(1,892,782)	(89,628)
(Increase) decrease in inventories	(848,652)	73,700
Decrease in prepaid expenses and other	56,433	98,717
Increase (decrease) in operating liabilities:
Increase in accounts payables	865,395	973,733
Decrease in accrued expenses and other	(22,687)	(2,987)
Increase in deferred revenue	335,365	858,400
Net Cash Provided By (Used In) Operating Activities	(379,033)	962,652

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of marketable securities	(508,442)	--
Purchases of equipment	(131,114)	(3,196)
Net Cash Used In Investing Activities	(639,556)	(3,196)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from exercise of warrants	245,715	--
Proceeds from issuance of common stock	--	337,500
Repayment of convertible debenture	(42,000)	--
Repayments to shareholder	(91,712)	(110,000)
Net Cash provided from financing activities	112,003	227,500

NET INCREASE (DECREASE) IN CASH	(906,586)	1,186,956
CASH AT BEGINNING OF PERIOD	1,492,135	305,179
CASH AT END OF PERIOD	$585,549	$1,492,135

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$--	$--
Interest	$64,808	$113,204

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Stock issued for note conversion	$1,000,000	$150,000

See the accompanying notes to the condensed consolidated financial statements

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 1 – NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

Valley Forge Composite Technologies, Inc., a Florida corporation, is headquartered in Covington, Kentucky and operates within the following wholly-owned subsidiaries (collectively, “The Company”) (all Florida corporations):

•	Valley Forge Detection Systems, Inc. (“VFDS”) – Development of advanced detection systems, as further described below.
•
Valley Forge Aerospace, Inc. (“VFA”) – Design and manufacture of attitude control instruments for small satellites, in particular, mini momentum reaction wheels based on VFA’s proprietary composite and bearing technology. This represents all of the Company’s revenues during 2010 and 2009.

•	Valley Forge Imaging, Inc. (“VFI”) – Market and sell personnel screening devices known as ODIN.
•	Valley Forge Emerging Technologies, Inc. (“VFET”) – Evaluates other scientific technologies not matching the Company’s aerospace and anti-terrorism business segments for potential commercialization.

During 2010 and 2009, the Company won numerous contracts to produce momentum wheels and various other mechanical devices for special projects. This represents all of the Company’s revenues during these periods. In recent years, the Company has focused much of its energy on the development and commercialization of its counter-terrorism products. Such products include an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons using photo-nuclear reactions to initiate secondary gamma quanta the result of which is a unique and distinguishable signal identifying each component of a substance. This product is known as the THOR LVX photonuclear detection system (“THOR”).  The development and commercialization of THOR is the present focus of VFDS.

Former Shell Company

On July 6, 2006, Quetzal Capital 1, Inc., a Florida corporation and public company (“QC1”) entered into a share exchange agreement with the then shareholders of Valley Forge Composite Technologies, Inc. (“VF”). Under the share exchange agreement, the VF shareholders gained control of QC1.  For financial accounting purposes, the exchange of stock was treated as a recapitalization of VF with the former shareholders of QC1 retaining approximately 11% of the public company.  Prior to the merger, QC1 was a reporting shell corporation with no operations. The share exchange was approved by QC1 and its sole shareholder, Quetzal Capital Funding I, Inc. (“QCF1”), and by VF’s board of directors and a majority of its shareholders.   QC1 changed its name to Valley Forge Composite Technologies, Inc., a Florida corporation.

Several related agreements were also made with parties associated or affiliated with QC1 in connection with the approval of the share exchange. These agreements involved the approval of a consulting agreement and a warrant agreement with Coast To Coast Equity Group, Inc. (“CTCEG”), a company owned by the same shareholders who owned QC1’s sole corporate shareholder, QCF1, and a registration rights agreement for QCF1, CTCEG and private placement unit holders.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Accounting Standards Codification (“ASC”) as produced by the Financial Accounting Standards Board (“FASB”) is the sole source of authoritative GAAP.  The consolidated financial statements of the Company include the Company and its subsidiaries. All material inter-company balances and transactions have been eliminated.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty (See Note 2).

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Comprehensive Income (Loss)

The Company follows the ASC for reporting comprehensive income (loss).  Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. The Company’s item of other comprehensive loss is the unrealized loss on marketable securities.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, marketable securities, accounts receivable, security deposits, due to shareholders, accounts payable, and convertible debt. Except as disclosed in Note 9, the carrying value of these financial instruments approximates their fair value due to their short term maturities.

Cash Equivalents

The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents. At December 31, 2010 and 2009, the Company held no cash equivalent securities.

Marketable Securities

The Company’s marketable securities include a mutual fund investment which is classified as available for sale.  Securities classified as available for sale are carried in the financial statements at fair value.  Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized holding gains and losses are reported in other comprehensive income (loss).

Accounts receivable

Receivables are based on contracted prices and are considered past due when the due date has expired.  Typically, receivables are due with 14-45 days.  The Company sells to customers using credit terms customary in its industry.  Credit is based on the credit worthiness of the customer and collateral is generally not obtained.  Receivables are reviewed for collectability when they become past due.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.  The Company provides estimated uncollectible accounts based on prior experience and review of existing receivables.  There was no allowance for doubtful accounts at December 31, 2010 and 2009.

Inventories

The Company accounts for finished goods inventory by applying the lower of cost or market method, on a first-in, first-out (FIFO) basis. Inventories consist of the following:

	December 31	December 31
	2010	2009

Raw materials	$609,900	$-
Work in process	6,738	-
Finished goods	383,314	151,300
	$999,952	$151,300

Property and Equipment

Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

Computers and equipment        5 - 15 years
Furniture and fixtures                        7 years
Demonstration units                          5 years

Expenditures for major renewals and betterments that extend the useful lives of the assets are capitalized. Expenditures for maintenance and repairs of the assets are charged to expense as incurred.

Loan Fees

Loan fees are stated at cost.  Amortization of loan fees is included in interest expense and calculated using the straight-line method over the term of the loans.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment of goods to the customer occurs, the price is fixed or determinable and collection is reasonably assured.  See Note 7 for discussion of deferred revenue.

For future sales of ODIN and THOR, it is expected customer acceptance, which may include testing, will also be required for revenue recognition.

Shipping and Handling Costs

Shipping and handling costs incurred by the Company are included in cost of sales, and shipping charges billed to the customer are included in net sales in the accompanying statements of operations.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Warranties

The Company warrants that Aerospace goods delivered under its customer arrangements will conform to applicable technical standards and specifications and will be free from material and manufacture defects.  The warranty period is one year and extends to goods subject to normal use by the customer, as defined.  Management does not believe any significant warranty exposure exists at December 31, 2010.

Research and Development Costs

Research and development costs, which relate primarily to the development, design and testing of products, are expensed as incurred. Research and development expense, is included in selling and administrative expenses, and was insignificant in 2010 and 2009.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, ASC 740 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some, or all, of the deferred tax asset will not be realized.

The FASB has issued new standards, contained in the ASC, clarifying the accounting for uncertainty in income taxes recognized in annual financial statements for fiscal years beginning after December 15, 2008.  These standards require recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach.  The Company adopted these standards at the beginning of 2009 with no material impact on its financial statements.

The Company’s policy for interest and penalties on material uncertain tax positions recognized in the financial statements is to classify as interest expense and operating expense, respectively.  The Company assessed its tax positions for all open tax years and concluded that they have no material liabilities to be recognized at this time.  The Company is no longer subject to federal, state, and local examination by tax authorities for tax years before 2007.

Advertising

Advertising costs are expensed as incurred.  For the years ended December 31, 2010 and 2009 advertising expense was $61,814 and $143,815, respectively.

Loss per common share

Basic earnings per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. For the periods below, the Company excludes potentially dilutive securities such as convertible warrants and the convertible debenture from the loss per share calculations as their effect would have been anti-dilutive.

The following sets forth the computation of earnings per share.

	For the Year Ended December 31,
	2010	2009
Net loss	$(1,476,650)	$(2,038,623)
Weighted average shares outstanding	59,281,322	53,011,122
Loss per share - basic and diluted	$(0.02)	$(0.04)

The Company’s common stock equivalents include the following:

	December 31,	December 31,
	2010	2009
Class C Warrants	-	2,146,667
Class D Warrants	1,428,574	1,857,146
Class F Warrants	1,300,000	1,900,000
Class G Warrants	-	800,000
Options	4,050,000	-
Total common stock equivalents	6,778,574	6,703,813

On January 29, 2010 individual investors exercised 600,000 Class F Warrants and received 534,624 shares of common stock.

On February 16, 2010 individual investors exercised 428,572 Class D Warrants and received 428,572 shares of common stock.

On March 29, 2010 individual investors exercised 800,000 Class G Warrants and received 800,000 shares of common stock.

On June 30, 2010, the Company issued 1,951,515 shares of common stock following the cashless exercise of 2,146,667 MKM Class C Warrants.

On September 3, 2010 the Company issued 4,050,000 stock options of which 660,000 were vested at December 31, 2010. See Note 12 for further details.

Recent accounting pronouncements

Effective July 1, 2009, the Company adopted ASC 105-10, “Generally Accepted Accounting Principles – Overall." ASC 105-10 establishes the ASC as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the ASC carries an equal level of authority. The ASC superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the ASC is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the ASC, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the ASC.

Effective June 30, 2009, the Company adopted three ASU’s which were intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. They also provide additional guidelines for estimating fair value in accordance with fair value accounting. The first update, as codified in ASC 820-10-65, provides additional guidelines for estimating fair value in accordance with fair value accounting. The second accounting update, as codified in ASC 320-10-65, changes accounting requirements for other-than-temporary-impairment (OTTI) for debt securities by replacing the current requirement that a holder have the positive intent and ability to hold an impaired security to recovery in order to conclude an impairment was temporary with a requirement that an entity conclude it does not intend to sell an impaired security and it will not be required to sell the security before the recovery of its amortized cost basis. The third accounting update, as codified in ASC 825-10-65, increases the frequency of fair value disclosures. These updates were effective for fiscal years and interim periods ended after June 15, 2009. The adoption of these accounting updates did not have a material impact on the Company’s financial statements.

Effective June 30, 2009, the Company adopted a new accounting standard for subsequent events, as codified in ASC 855-10. The update modifies the names of the two types of subsequent events either as recognized subsequent events (previously referred to in practice as Type I subsequent events) or non-recognized subsequent events (previously referred to in practice as Type II subsequent events). In addition, the standard modifies the definition of subsequent events to refer to events or transactions that occur after the balance sheet date, but before the financial statements are issued (for public entities) or available to be issued (for nonpublic entities). It also requires the disclosure of the date through which subsequent events have been evaluated. The update did not result in significant changes in the practice of subsequent event disclosures, and therefore the adoption did not have a material impact on the Company’s financial statements.

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s financial statements.

Reclassifications

Certain amounts in the 2009 financial statements have been reclassified to conform with 2010 presentation.  The reclassifications have no impact on net loss or retained deficit.

NOTE 2 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company has an accumulated deficit of $9,782,871 at December 31, 2010, net losses in the year ended December 31, 2010 of $1,476,650 and cash used in operations during the year ended December 31, 2010 of $379,033. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management may attempt to raise additional funds by way of a public or private offering of its securities. While the Company believes in the viability of its strategy to improve sales volume and its ability to raise additional funds, there can be no assurances to that effect.

Since its inception in 1996, the Company was involved in the development and sales of advanced scientific technologies. Sales of primarily momentum wheels through the years were sporadic but have been strong in 2010. The Company’s limited financial resources have prevented the Company from aggressively advertising its products and services to achieve consumer recognition. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan to generate increased revenues and to raise additional funds.

The Company also seeks the acquisition, development, and commercialization of other advanced technologies. The ultimate success of the Company in attaining sustainable profitability and positive cash flow from operations is dependent upon the successful development and commercialization of these advanced technologies including the THOR and ODIN systems together with obtaining sufficient capital or financing to support management plans. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues are adequate to meet its needs.

NOTE 3 – MARKETABLE SECURITIES

The cost and fair value of marketable securities are as follows:

December 31, 2010
Available for sale equity securities
Amortized Cost	$508,442
Unrealized Loss	(4,379)
Fair Value	$504,063

Available for sale securities are carried in the financial statements at fair value.  Net unrealized holding losses on available-for-sale securities in the amount of $4,379 for the year ended December 31, 2010 have been included in other comprehensive loss.

The ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a framework for measuring fair value.  GAAP establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2- inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

At December 31, 2010, marketable securities consisted of an exchange traded bond fund that was measured using the Level 1 valuation hierarchy.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classifications of equipment are summarized below:

	December 31,	December 31,
	2010	2009
Computers and equipment	$135,065	$55,871
Furniture and fixtures	49,564	49,564
Demonstration units	296,010	244,090
	480,639	349,525
Less accumulated depreciation	(206,234)	(137,704)
	$274,405	$211,821

Depreciation expense for the years ending December 31, 2010 and 2009 was $68,530 and $62,679.

The Company has incurred $51,920 of capitalized THOR costs, recorded in demonstration units, still under construction and not amortized as of December 31, 2010.  Demonstration units also includes an ODIN unit available for testing by customers.

NOTE 5 – LOAN FEES

Loan fees are summarized below:

	December 31,	December 31,
	2010	2009

Loan fees	$234,685	$234,685
Less accumulated depreciation	(234,685)	(104,842)
	$--	$129,843

Amortization expense for the years ending December 31, 2010 and 2009 was $129,843 and $78,228.

Loan fees are being amortized over the terms of the loans which are 36 months.  When a convertible note is converted to shares, any unamortized loan fees are expensed.

NOTE 6 – ACCOUNTS PAYABLE

The Company’s current accounts payable include $10,863 borrowed on revolving credit lines utilizing corporate credit cards which bear interest at an average rate of 11.39% per annum and call for total minimum monthly installment payments of $106 as of December 31, 2010. However, since amounts may be due on demand, it is the Company’s intent to pay such balances in their entirety during 2011; such amounts have been classified as current.

The remaining accounts payable consist of ordinary inventory purchases and administrative expenses which were incurred in the operations of the Company and include $2,017,212 of trade accounts and other of $1,350.

The Company’s 2009 accounts payable include $5,393 borrowed on revolving credit lines utilizing corporate credit cards which bear interest at an average rate of 16.78% per annum and call for total minimum monthly installment payments of $80 as of December 31, 2009.  Since amounts may be due on demand, the Company paid the balances in their entirety during 2010; the amounts were classified as current.

The remaining accounts payable consist of ordinary inventory purchases and administrative expenses which were incurred in the operations of the Company and include $1,158,637.

NOTE 7 – DEFERRED REVENUE

The Company has received $1,193,765 and $858,400, at December 31, 2010 and 2009, respectively, in cash for orders it intends to ship in the following six months.  Per the Company’s revenue recognition policy (see Note 1), the revenue will be recognized when goods have been shipped to the customer.  Beginning in December 2010, the Company ceased the requirement of an advance payment on customer orders.

NOTE 8 - CONVERTIBLE DEBENTURE

On August 11, 2006, the Company issued a convertible debenture to CTCEG (see Note 1), in the amount of $42,000 in exchange for cash received.  The stated interest rate is 4% per annum and the original maturity was extended to August 11, 2010.

During the third quarter of 2010, the Company made a payment of $49,134 against the amounts owed to CTCEG.  Of that payment $7,134 was applied to accrued but unpaid interest, and the remaining $42,000 was applied to reduce the principal amount owed to CTCEG.

NOTE 9 – NOTES PAYABLE

On July 3, 2008, the Company secured a financing arrangement with MKM Opportunity Master Fund, LLC ("MKM"). The financing consists of a $500,000 Convertible Note, with a conversion price of $0.50 per share, bearing interest at the rate of 8% per year, payable on a quarterly basis and has a term of three years due on July 3, 2011. On September 29, 2008, the Company reduced the conversion price to $0.35 per share.  In connection with the financing, MKM was also issued Class C Warrants to purchase up to 1,000,000 shares of the Company's common stock. The warrants contained an exercise price of $1.61 per share, but on May 27, 2009 the Company reduced the Class C Warrant exercise price to $0.20 per share. In connection with this financing arrangement, the Class C warrants were valued and recorded at $500,000.  Accordingly, the Company recorded an initial debt discount of $500,000 to be amortized over the term of the note and charged $250,685 and $166,667 to interest expense during the years ended December 31, 2010 and 2009, respectively.

On March 22, 2010, MKM converted the entire amount of the $500,000 note into 1,428,572 shares of common stock at a conversion price of $0.35 per share.

On September 29, 2008, the Company secured a financing arrangement with MKM and other parties.  The financing consists of a $650,000 Convertible Note, with a conversion price of $0.35 per share, bearing interest at the rate of 8% per year, payable on a quarterly basis and has a term of three years due on September 29, 2011. In connection with the financing, MKM and other unrelated individuals were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contained an exercise price of $0.75 per share, but on May 27, 2009 the Company reduced the Class D Warrant exercise price to $0.20 per share. In connection with this financing arrangement, the Class D warrants were valued and recorded at $650,000.  Accordingly, the Company recorded an initial debt discount of $650,000 to be amortized over the term of the note and charged $291,209 and $302,992 to interest expense during the years ended December 31, 2010 and 2009, respectively.

On September 29, 2009, the unrelated individual investors converted their $150,000 note into 428,571 shares of common stock at a conversion price of $0.35 per share.

On March 22, 2010, MKM converted the remaining $500,000 note into 1,428,572 shares of common stock at a conversion price of $0.35 per share.

The promissory notes are as follows:

	December 31,	December 31,
	2010	2009
Notes payable	$1,000,000	$1,150,000
Less: principal conversions	1,000,000	150,000
Notes payable outstanding at December 31, 2010 and 2009	--	1,000,000
Less: unamortized discount on notes payable	--	(541,893)
Notes payable, net	--	458,107
Less current portion	--	--
Notes payable, net of discount of $-0- and $541,893, less current portion	$--	$458,107

NOTE 10 – SHAREHOLDERS’ EQUITY

On July 6, 2006 the Company granted 3,000,000 Class A warrants in connection with a two-year consulting agreement beginning July 6, 2006 to CTCEG (see Note 1).  These warrants granted in connection with the consulting agreement include the following provisions: 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.00 per share when the per share market value closes at or above $1.00 for up to two years from the effective date of the registration statement registering the underlying shares; 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.50 per share when the per share market value closes at or above $1.50 for up to two years from the effective date of the registration statement registering the underlying shares; and, 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $2.00 per share when the per share market value closes at or above $2.00 for up to two years from the effective date of the registration statement registering the underlying shares.  The Company believes all of the Class A warrants expired on May 14, 2009. CTCEG is disputing whether these Class A warrants have expired.

During the period August 2006 through November 2006, the Company sold in private placement transactions 1,296,500 units at $1.00 per unit which consist of 1 share of common stock and 1 Class B warrant which can be exercised at $1.50 per share within 6 months from the effective date of a registration statement registering the units and the underlying shares reserved for the exercise of the warrants. A registration statement was required to be filed within 30 days from the date that the Company attains a shareholder base of 35 shareholders. This filing occurred on November 14, 2006 and was declared effective on May 14, 2007.  The Class B warrants’ contractual expiration date of November 13, 2007 has been extended several times by the board of directors, with the most recent extension occurring on December 23, 2008. The Class B warrants expired on April 4, 2009.

The Company established a price protection provision relating to the selling unit holders of the private placement securities named in the registration statement. The provision states that parties to the agreement are entitled to receive additional stock or warrants if the Company sells shares of stock or warrants for less than $1.00 per share of common stock and $1.50 per warrant prior to the time limitations specified which are one year from the effective date of the Registration Statement for common stock issued and six months from the effective date of the Registration Statement for warrants issued. The Company did not offer any additional securities that would have caused this provision to become effective prior to the applicable time limitations of the provisions, which expired in May 2008. Accordingly, the Company believes that the price protection provision had no accounting impact.

CTCEG, and Charles J. Scimeca, George Frudakis, and Tony N. Frudakis (formerly the shareholders of Quetzal Capital Funding 1, Inc.), were previously protected from dilution of their percentage ownership of the Company. Non-dilution rights, as defined by the registration rights agreement, mean that these parties shall continue to have the same percentage of ownership and the same percentage of voting rights of the class of the Company’s common stock regardless of whether the Company or its successors or its assigns may thereafter increase or decrease the authorized number of shares of the Company’s common stock or increase or decrease the number of shares issued and outstanding. The non-dilution rights, by the terms of the registration rights agreement, expired on May 14, 2009.  Language in prior filings inadvertently and mistakenly implied that these non-dilution rights had been extended until May 13, 2010, but no such extension was ever affected.  CTCEG is disputing whether these non-dilution rights have expired.

Common Stock Warrants

On July 3, 2008, the Company secured a financing arrangement with MKM (see Note 9).  In connection with the financing, MKM was also issued Class C Warrants to purchase up to 1,000,000 shares of the Company's common stock. The warrants contain an exercise price of $1.61 per share. In connection with this financing arrangement, the Company valued and recorded the Class C warrants at $500,000.  On September 29, 2008 the Company issued an additional 1,146,667 warrants at $0.75 pursuant to section 2(c) of the Class C warrant agreement.  Subsequently, on May 27, 2009, the Company reduced the exercise price of the MKM Class C warrants to $0.20 per share.

On June 30, 2010, the Company issued 1,951,515 shares of common stock following the cashless exercise of 2,146,667 MKM Class C Warrants.

On September 29, 2008, the Company secured a financing arrangement with MKM and other unrelated parties in connection with the financing, MKM and other unrelated parties were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contain an exercise price of $0.75 per share.  In connection with this financing arrangement, the Company recorded the Class D warrants at $650,000.  Subsequently, on May 27, 2009, the Company reduced the exercise price of the MKM Class D warrants to $0.20 per share from $0.75 per share.

On February 16, 2010, the Company issued 271,429 shares of common stock following the exercise of 271,429 Class D Warrants and received $54,286 in cash.

On August 23, 2010, the Company issued 157,143 shares of common stock following the exercise of 157,143 Class D Warrants and received $31,429 in cash.

On May 27, 2009 the Company issued 1,900,000 shares of common stock to MKM Capital Advisors and individual investors for $237,500 in cash.  In connection with the common stock purchase, MKM Capital Advisors and the individual investors were issued Class F Warrants to purchase up to 1,900,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  A total of $302,600 was expensed to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.16; Strike price of $0.20 per share; Time to expiration (days) of 1,826; Expected volatility of 254.69%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 2.72.

On January 29, 2010, the Company issued 534,624 shares of common stock following the cashless exercise of 600,000 Class F Warrants.

On August 10, 2009 the Company issued 800,000 shares of common stock to individual investors for $100,000 in cash.  In connection with the common stock purchase, the individual investors were issued Class G Warrants to purchase up to 800,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  A total of $143,623 was expensed to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.18; Strike price of $0.20 per share; Time to expiration (days) of 1,826; Expected volatility of 270.54%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 0.19%.

On March 29, 2010, the Company issued 800,000 shares of common stock following the exercise of 800,000 Class G Warrants and received $160,000 in cash.

Stock warrant activity for the year ended December 31, 2010 is summarized as follows:

		Weighted
		average
	Number	exercise
	of shares	price
Outstanding at January 1, 2010	6,703,813	$0.20
Granted	--	--
Forfeited	--	--
Exercised	(3,975,239)	0.20
Outstanding at December 31, 2010	2,728,574	$0.20

The following table summarizes the Company's Class D and Class F stock warrants outstanding at December 31, 2010:

			Weighted	Weighted
	Range of		Average	Average
Warrant	Exercise		Remaining	Exercise
Class	Price	Number	Life	Price
D	$0.20	1,428,574	4.75	$0.20
F	$0.20	1,300,000	3.50	$0.20

NOTE 11 – STOCK GRANT

On August 1, 2009, the Board of Directors of the Company issued 25,000 shares of restricted common stock to an employee of the Company.  The Company recorded $3,750 in compensation expense based on the closing price of the stock on August 1, 2009.

In 2009, the Board of Directors voted to compensate themselves in the form of restricted stock, based on 2,000 shares of restricted stock per month. Compensation commenced with respect to January 2009, but none was retroactive to 2008.  On or about October 7, 2009, each director (other than Lou Brothers and Larry Wilhide) received his entire stock award of 24,000 shares of restricted stock in one lump sum for payment of the entire year’s service, along with a $3,000 tax gross-up cash payment.  Neither Mr. Brothers nor Mr. Wilhide received any stock or cash compensation for his 2009 service as a director.

On or about November 1, 2010, each director (other than Lou Brothers and Larry Wilhide) received 12,000 shares of restricted stock in one lump sum for payment of the entire year’s service, along with a $12,000 tax gross-up cash payment.  Neither Mr. Brothers nor Mr. Wilhide received any stock or cash compensation for his 2010 service as a director.

NOTE 12 – STOCK OPTIONS

On September 13, 2010, the Company granted certain employees and others the option to purchase 4,050,000 shares of the Company’s common stock at prices ranging from $1.35 - $1.49 per share.  The fair value of stock at the option grant date was determined to be $1.32 per share.  The options vest 660,000 on September 13, 2010, 660,000 on January 1, 2011, 620,000 on January 1, 2012, 620,000 on January 1, 2013, 620,000 on January 1, 2014, 620,000 on January 2, 2015, and 250,000 options will vest upon the completion of certain sales goals for ODIN and THOR, and are exercisable from vesting date through a period of ten years from the grant date. Management anticipates the average term of the options will be 5-7 years.

Using the Black-Scholes-Merton option pricing model, management has determined that the options have a value ranging from $1.29 to $1.33.  For the year ended December 31, 2010 the Company recognized compensation cost of $1,746,079 and an income tax benefit has not been reflected due to an increase in the deferred tax asset valuation allowance. As of December 31, 2010, there was $3,610,968 of total unrecognized compensation cost relating to nonvested stock options.  That cost is expected to be recognized in the years ending December 31, 2011, 2012, 2013, and 2014 in the amounts of $819,617, $819,617, $819,617 and $819,617, respectively, while $332,500 will be recognized upon the completion of certain sales goals for ODIN and THOR.

The assumptions used and the calculated fair value of the options are as follows:

Expected dividend yield	-0-
Risk-free interest rate	3.78% – 4.99%
Expected life in years	5-7
Expected volatility	180.00%
Weighted average of fair value of options granted	$1.32

The following is an analysis of options to purchase shares of the Company’s stock issued and outstanding:

	Total Options	Weighted Average Exercise Price
Total options outstanding, January 1, 2010	--	-
Granted	4,050,000	$1.38
Exercised	--	--
Expired/cancelled	--	--
Total options outstanding, December 31, 2010	4,050,000	1.38

Options exercisable, December 31, 2010	660,000	$1.38

	Nonvested Options	Average Fair Value
Nonvested options
Nonvested options, January 1, 2010	--	$--
Granted	4,050,000	1.32
Vested	(660,000)	1.32
Forfeited	--
Nonvested options, December 31, 2010	3,390,000	$1.32

At December 31, 2010, vested exercisable options were outstanding for 660,000 shares at an exercise price between $1.35 and $1.49. The weighted average value of the options is $1.32. 134,680 options have a remaining life of 4.7 years and expire on September 13, 2015 while 525,320 options have a remaining life of 9.7 years and expire on September 13, 2020. The 3,390,000 nonvested options will vest over the next five years excluding 250,000 which will vest upon completion of certain sales goals for ODIN and THOR.

NOTE 13 – INCOME TAXES

There was no income tax expense or benefit for the years ended December 31, 2010 and 2009 due to the Company’s net losses and increases in its deferred tax asset valuation allowance.

Deferred income taxes reflect the income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes.  The Company’s deferred income tax assets and liabilities consist of the following at December 31, 2010 and 2009:

	2010	2009
Deferred Tax Assets:
Stock options	$456,724	$--
Accruals	--	18,418
Net operating loss carryforwards	1,916,138	2,005,653
	2,372,862	2,024,071
Valuation allowance	(2,330,896)	(1,966,366)
	$41,996	$57,705

	2010	2009
Deferred Tax Liabilities
Depreciation	$41,996	$57,705

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate for fiscal years 2010 and 2009:

	2010	2009
Computed “expected” tax benefit	(33)%	(33)%
State taxes, net of “expected” tax benefit	(6)%	(6)%
Permanent differences	14%	--%
Change in valuation allowance	25%	39%
Effective tax rate	-0-%	-0-%

Net operating loss carryforwards totaled approximately $4,900,000 at December 31, 2010.  The net operating loss carryforwards will begin to expire in the year 2028 if not utilized.  After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2010 and 2009 due to the uncertainty of realizing the net deferred tax assets. The valuation allowance increased by approximately $365,000 for the year ended December 2010. Utilization of the Company’s net operating loss carryforwards may be limited based on changes in ownership as defined in Internal Revenue Code Section 382.

Income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes. ASC 740 requires an evaluation of the probability of being able to realize the future tax benefits of deferred taxes. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some, or all, of the deferred tax asset will not be realized. Due to ongoing losses and the establishment of a valuation allowance to offset net deferred tax assets, the Company did not record a tax benefit for the years ended December 31, 2010 and 2009.

NOTE 14 - DESCRIPTION OF LEASING ARRANGEMENTS

On September 1, 2006, the Company entered into a lease of 2,985 square feet of office space located at 50 E. River Center Boulevard, Suite 820, Covington, Kentucky. The term of the lease is for five years ending in August, 2011.  The Company has not decided whether it will vacate the premises upon expiration of the lease or seek to renew the lease terms.

Under the terms of the lease, the Company shall pay additional rent to cover operating expenses of the property at a pro rata share deemed to be 0.928%, which will total approximately $19,402 for the initial twelve months.  These expenses are anticipated to increase at a 3% rate annually for the remaining term of the agreement.

On December 1, 2007, the Company entered into a lease of 2,700 square feet of warehouse space located at 1895 Airport Exchange Blvd, Building A, Erlanger, Kentucky. The term of the lease is for 37 months ending in December, 2010.  In December 2010, the Company renewed the lease for 12 months ending in December, 2011.

Under the terms of the lease, the Company shall pay additional rent to cover operating expenses of the property of approximately $349 per month.  Rent expense for the year ended December 31, 2010 and 2009 was $97,407 and $101,814, respectively.

The following is a schedule of future minimum lease payments required under the lease as of December 31, 2010:
Period Ending
December 31	Amount
2011	$53,370
$53,370

NOTE 15 - RELATED PARTY TRANSACTIONS

At December 31, 2010 the Company owed Louis J. Brothers, the Company’s president and major shareholder, $124,846 for advances made to the Company. Such amount, which is included in the due to shareholder balance on the balance sheet at December 31, 2010 earns 6% annual interest quarterly, is unsecured and is due on demand. As of December 31, 2009, the Company owed Mr. Brothers the principal amount of $216,558 for advances made to the Company, plus accrued interest.  During 2010, the Company made payments of $150,000 against the amounts owed to Mr. Brothers.  Of that payment $58,288 was applied to accrued but unpaid interest, and the remaining $91,712 was applied to reduce the principal amount owed to Mr. Brothers.  The Company made a $25,000 payment to Mr. Brothers on January 24, 2011.

For the years ended December 31, 2010 and 2009, the Company incurred expenses for accounting services of $58,125 and 62,810, respectively, to a firm related to a member of the board of directors.

On August 11, 2006, CTCEG loaned the Company $42,000 as described in Note 8. During the third quarter of 2010, the Company made a payment of $49,134 against the amounts owed to Coast to Coast Equity Group, Inc.   Of that payment $7,134 was applied to accrued but unpaid interest, and the remaining $42,000 was applied to reduce the principal amount owed to Coast to Coast Equity Group, Inc.

NOTE 16 – CONCENTRATION AND CREDIT RISK

During the year ended December 31, 2010, two customers accounted for 78% and 22% of the Company’s total revenues.  During the year ended December 31, 2009, one customer accounted for 100% the Company’s total revenues.  A reduction in sales from or loss of these customers could have a material adverse effect on the Company’s results of operations and financial condition.

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and accounts receivable.  The Company maintains its cash investments in high credit quality financial institutions. At various times, the Company has deposits in excess of the Federal Deposit Insurance Corporation limit.  The Company has not experienced any losses on these accounts.

The Company’s entire accounts receivable balance of $1,991,902 is from one customer. The customer is located in Asia.  The Company has not experienced any bad debts from this customer.

The Company receives its inventory from approximately eight suppliers.  The Company has an accounts payable balance to these suppliers of $1,912,577 and $1,107,305 for the years ended December 31, 2010 and 2009, respectively.

NOTE 17 – COMMITMENTS AND CONTINGENCIES

The Company is involved in litigation arising in the ordinary course of business.  While the ultimate outcome of these matters is not presently determinable, it is the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company.

The Company settled several lawsuits in 2010 resulting in legal settlement income of $62,441.

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms. On July 15, 2011, the first accepted work order was transmitted to the Company by ISU. The work order had a deliverable date of September 30, 2011 which required preliminary research steps and related deliverables; this deliverable date was extended to November 30, 2011. The Company is currently reviewing results from the first work order.

The Company has entered into an agreement with a manufacturer to build a component for THOR.  The contract amount was $99,200 and the Company has incurred costs of  $44,600 as of December 31, 2010.

NOTE 18 – SUBSEQUENT EVENTS

We have evaluated the period from December 31, 2010 through the date the financial statements herein were issued for subsequent events requiring recognition or disclosure in the financial statements and we have identified the following events:

The Company made a $25,000 payment to Mr. Brothers on January 24, 2011 as partial repayment of a promissory note evidencing a loan Mr. Brothers made to the Company.

On March 11, 2011, Japan suffered an earthquake, tsunami, and a subsequent nuclear power reactor failure. While current indications are that these events will not have a material impact on the Company’s sales in Japan or elsewhere, the ultimate impact remains uncertain.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	SEP 30, 2011	DEC 31, 2010
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$201,082	$585,549
Marketable securities	509,304	504,063
Accounts receivable	4,506,676	1,991,902
Inventories	2,567,703	999,952
Prepaid expenses and other	32,050	47,852
Deposits with vendors	-	21,000
Total current assets	7,816,815	4,150,318
Property and equipment, net	260,844	274,405

Non-current assets:
Patent license	40,000	-
Security deposits	5,535	5,535
Total non-current assets	45,535	5,535

Total Assets	$8,123,194	$4,430,258

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,910,711	$2,029,425
Accrued expenses and other	300,000	30,886
Deferred revenue	331,351	1,193,765
Due to shareholder	-	124,846
Total current liabilities	6,542,062	3,378,922
Shareholders' Equity:
Common stock, $.001 par value, 100,000,000
shares authorized; 61,320,774 issued and
outstanding at September 30, 2011 and December 31, 2010	61,321	61,321
Additional paid-in capital	11,460,748	10,777,265
Accumulated deficit	(9,926,387)	(9,782,871)
Accumulated other comprehensive loss	(14,550)	(4,379)
Total shareholders' equity	1,581,132	1,051,336

Total Liabilities and Shareholders' Equity	$8,123,194	$4,430,258

See the accompanying notes to the condensed consolidated financial statements

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the three months ended		For the nine months ended
	SEP 30,		SEP 30,
	2011	2010	2011	2010
		(as restated)		(as restated)

Sales	$1,756,042	$4,726,687	$11,337,017	$12,882,461
Cost of sales	1,434,593	4,093,643	9,425,071	11,109,028

Gross Profit	321,449	633,044	1,911,946	1,773,433

Costs and expenses
Selling and administrative expenses	327,427	381,975	1,085,606	1,281,215
Share-based payments	273,571	1,009,201	683,483	1,009,201
	600,998	1,391,176	1,769,089	2,290,416

Income (loss) from operations	(279,549)	(758,132)	142,857	(516,983)

Other non-operating income (expense)
Interest expense	-	(3,519)	(3,102)	(552,037)
Litigation income (expense)	(150,000)	13,941	(300,000)	62,441
Investment income	5,783	212	16,729	246

Net loss	$(423,766)	$(747,498)	$(143,516)	$(1,006,333)

Other comprehensive loss
Unrealized gain (loss) on available
for sale securities	(10,144)	2,440	(10,171)	2,440

Comprehensive loss	$(433,910)	$(745,058)	$(153,687)	$(1,003,893)

Loss per common share
Basic and Diluted	$(0.01)	$(0.01)	$(0.00)	$(0.02)

Weighted Average Common Shares Outstanding
Basic and Diluted	61,320,774	61,104,490	61,320,774	58,601,068

See the accompanying notes to the condensed consolidated financial statements

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	For the nine months ended
	SEP 30,
	2011	2010
		(as restated)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(143,516)	$(1,006,333)
Adjustments to reconcile net loss
to net cash provided by (used in)
operating activities:
Depreciation and amortization expense	59,044	180,593
Amortization of debt discount	-	541,893
Share-based payments	683,483	1,009,201
(Increase) decrease in operating assets:
(Increase) decrease in accounts receivable	(2,514,774)	(1,091,773)
Increase in inventories	(1,567,751)	(634,906)
Decrease in prepaid expenses and other	15,802	56,306
Decrease in vendor deposits	21,000	-
Increase (decrease) in operating liabilities:
Increase (decrease) in accounts payable	3,881,286	(487,410)
Increase in accrued expenses and other	269,114	-
Increase (decrease) in deferred revenue	(862,414)	1,058,439
Net Cash Used In Operating Activities	(158,726)	(373,990)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of marketable securities	(15,412)	(500,000)
Patent license	(40,000)	-
Purchases of equipment	(45,483)	(121,280)
Net Cash Used In Investing Activities	(100,895)	(621,280)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from exercise of warrants	-	245,714
Repayments of convertible debt		(42,000)
Repayments to shareholder	(124,846)	(24,450)
Net Cash Provided By (Used In) Financing Activities	(124,846)	179,264

NET DECREASE IN CASH AND CASH EQUIVALENTS	(384,467)	(816,006)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	585,549	1,492,135

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$201,082	$676,129

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$-	$-
Interest	$3,102	$57,684

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Stock issued for note conversion	$-	$1,000,000

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
SEPTEMBER 30, 2011

NOTE 1 – NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

Valley Forge Composite Technologies, Inc., a Florida corporation (“VF”), is headquartered in Covington, Kentucky, and operates within the following wholly-owned subsidiaries (collectively, the “Company”) (all Florida corporations):

•	Valley Forge Detection Systems, Inc. (“VFDS”) – Development of advanced detection systems, as further described below.
•
Valley Forge Aerospace, Inc. (“VFA”) – Primarily, the design and manufacture of attitude control instruments for small satellites, in particular, mini momentum reaction wheels based on VFA’s proprietary composite and bearing technology.  This represents all of the Company’s revenues during 2011 and 2010.

•	Valley Forge Imaging, Inc. (“VFI”) – Market and sell personnel screening devices known as ODIN.
•	Valley Forge Emerging Technologies, Inc. (“VFET”) – Evaluates other scientific technologies not matching the Company’s aerospace and anti-terrorism business segments for potential commercialization.

During 2011 and 2010, the Company won numerous contracts to produce momentum wheels and various other mechanical devices for special projects.  This represents all of the Company’s revenues during these periods.  In the first quarter of 2011, the Company had a high margin sale of a product containing a sensor that is no longer available, enabling the Company to charge a premium.  Sale of this product is not expected to reoccur.  In recent years, the Company has focused much of its energy on the development and commercialization of its counter-terrorism products.  Such products include an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons using photo-nuclear reactions to initiate secondary gamma quanta the result of which is a unique and distinguishable signal identifying each component of a substance. This product is known as the THOR LVX photonuclear detection system (“THOR”). The development of the THOR advanced explosives detection system was completed in Russia in 2009.  We are currently focused on being able to assemble a demonstration unit to further our efforts in marketing, manufacturing and distribution of THOR in the United States and other countries.

Former Shell Company

On July 6, 2006, Quetzal Capital 1, Inc., a Florida corporation and public company (“QC1”), entered into a share exchange agreement with the then shareholders of VF. Under the share exchange agreement, the VF shareholders gained control of QC1.  For financial accounting purposes, the exchange of stock was treated as a recapitalization of VF with the former shareholders of QC1 retaining approximately 11% of the public company.  Prior to the merger, QC1 was a reporting shell corporation with no operations. The share exchange was approved by QC1 and its sole shareholder, Quetzal Capital Funding I, Inc. (“QCF1”), and by VF’s board of directors and a majority of its shareholders.  QC1 changed its name to Valley Forge Composite Technologies, Inc., a Florida corporation.

Several related agreements were also made with parties associated or affiliated with QC1 in connection with the approval of the share exchange. These agreements involved the approval of a consulting agreement and a warrant agreement with Coast To Coast Equity Group, Inc. (“CTCEG”), a company owned by the same shareholders who owned QC1’s sole corporate shareholder, QCF1, and a registration rights agreement for QCF1, CTCEG and private placement unit holders.

Basis of Presentation

The accompanying interim condensed consolidated financial statements are unaudited, but in the opinion of management of the Company, contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at September 30, 2011, the results of operations for the three and nine months ended September 30, 2011 and 2010, and cash flows for the nine months ended September 30, 2011 and 2010.  The balance sheet as of December 31, 2010 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission on April 11, 2011 and amended on April 18, 2011.

The results of operations for the nine months ended September 30, 2011 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2011.

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  The Accounting Standards Codification (“ASC”) as produced by the Financial Accounting Standards Board (“FASB”) is the sole source of authoritative GAAP.  The consolidated financial statements of the Company include the Company and its subsidiaries.  All material inter-company balances and transactions have been eliminated.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty (See Note 2).

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Comprehensive Income (Loss)

The Company follows the ASC for reporting comprehensive income (loss).  Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. The Company’s item of other comprehensive loss is the unrealized loss on marketable securities.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, marketable securities, accounts receivable, security deposits, amount due to shareholder and accounts payable.  Except as disclosed in Note 3, the carrying value of these financial instruments approximates their fair value due to their short term maturities.

Cash Equivalents

The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Marketable Securities

The Company’s marketable securities include a mutual fund investment which is classified as available for sale.  Securities classified as available for sale are carried in the financial statements at fair value. Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized holding gains and losses are reported in other comprehensive income (loss).

Accounts receivable

Receivables are based on contracted prices and are considered past due when the due date has expired.  Typically, receivables are due within 30 - 180 days.  The Company sells to customers using credit terms customary in its industry.  Credit is based on the credit worthiness of the customer and collateral is generally not obtained.  Receivables are reviewed for collectability when they become past due.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.  The Company provides estimated uncollectible accounts based on prior experience and review of existing receivables.  There was no allowance for doubtful accounts at September 30, 2011 and December 31, 2010.

Inventories

The Company accounts for inventories by applying the lower of cost or market method, on a first-in, first-out (FIFO) basis. Inventories consist of the following:

	SEP 30	DEC 31
	2011	2010
	(unaudited)

Raw Materials	$2,290,870	$609,900
Work in process	-	6,738
Finished goods	276,833	383,314
	$2,567,703	$999,952

Property and Equipment

Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Computers and equipment	5 - 15 years
Furniture and fixtures	7 years
Demonstration units	5 years

Expenditures for major renewals and betterments that extend the useful lives of the assets are capitalized. Expenditures for maintenance and repairs of the assets are charged to expense as incurred.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment of goods to the customer occurs, the price is fixed or determinable and collection is reasonably assured.  See Note 7 for discussion of deferred revenue.

For future sales of ODIN and THOR, it is expected customer acceptance, which may include testing, will also be required for revenue recognition.

Shipping and Handling Costs

Shipping and handling costs incurred by the Company are included in cost of sales, and shipping charges billed to the customer are included in net sales in the accompanying consolidated statements of operations.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants and restricted stock grants, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Warranties

The Company warrants that aerospace goods and other mechanical devices delivered under its customer arrangements will conform to applicable technical standards and specifications and will be free from material and manufacture defects. The warranty period is one year and extends to goods subject to normal use by the customer, as defined. Management does not believe any significant warranty exposure exists at September 30, 2011.

Research and Development Costs

Research and development costs, which relate primarily to the development, design and testing of products, are expensed as incurred.  Research and development expense is included in selling and administrative expenses, and was insignificant in 2011 and 2010.  However, the Company will soon review new Procurement Specifications of the Transportation Security Administration’s Advanced Imaging Technology program.  If the Company concludes a new version of ODIN should be developed in order to comply with the Procurement Specifications, the Company may incur research and development costs, the extent of which is presently unknown.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, ASC 740 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some, or all, of the deferred tax asset will not be realized.

The FASB has issued standards, contained in the ASC, clarifying the accounting for uncertainty in income taxes.  These standards require recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach.  These standards have had no material impact on the financial statements.

The Company’s policy for interest and penalties on material uncertain tax positions recognized in the financial statements is to classify them as interest expense and operating expense, respectively.  The Company assessed its uncertain income tax positions for all open tax years and concluded that they have no material liabilities to be recognized at this time.  The Company is no longer subject to federal, state, and local examination by tax authorities for tax years before 2008.

Advertising

Advertising costs are expensed as incurred.  For the three months ended September 30, 2011 and 2010, advertising expense was $1,207 and $20,494, respectively.

Advertising costs are expensed as incurred.  For the nine months ended September 30, 2011 and 2010, advertising expense was $2,407 and $60,944, respectively.

Income (loss) per common share

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. For the 2010 period below, the Company excludes potentially dilutive securities such as convertible warrants and stock options from the loss per share calculations as their effect would have been anti-dilutive.

The following sets forth the computation of earnings per share:

	For the Nine Months Ended
	SEP 30,
	2011	2010
	(unaudited)	(unaudited)
		(as restated)
Net loss	$(143,516)	$(1,006,333)
Weighted average shares outstanding	61,320,774	58,601,068
Loss per share - basic and diluted	$(0.00)	$(0.02)

The Company’s common stock equivalents include the following:

	SEPT 30,	SEPT 30,
	2011	2010
	(unaudited)	(unaudited)
		(as restated)
Class D Warrants	1,428,574	1,428,574
Class F Warrants	1,300,000	1,300,000
Options	4,050,000	4,050,000
	6,778,574	6,778,574

On January 29, 2010, individual investors exercised 600,000 Class F Warrants and received 534,624 shares of common stock.

On February 16, 2010, individual investors exercised 428,572 Class D Warrants and received 428,572 shares of common stock.

On March 29, 2010, individual investors exercised 800,000 Class G Warrants and received 800,000 shares of common stock.

On June 30, 2010, the Company issued 1,951,515 shares of common stock following the cashless exercise of 2,146,667 MKM Class C Warrants.

On September 13, 2010, the Company issued 4,050,000 stock options of which 660,000 were vested at December 31, 2010. See Note 11 for further details.
On January 1, 2011, an additional 660,000 options vested. As of September 30, 2011, 1,320,000 options were vested. See Note 11 for further details.

NOTE 2 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company has an accumulated deficit of $9,926,387 at September 30, 2011, net losses of $143,516 and cash used in operations of $158,726 for the nine months ended September 30, 2011.  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management may attempt to raise additional funds by way of borrowings or a public or private offering of its securities, which includes selling stock to Lincoln Park Capital LLC under terms disclosed in Note 17 “Subsequent Events” below.  While the Company believes in the viability of its strategy to improve sales volume and its ability to raise additional funds, there can be no assurances to that effect.

Since its inception in 1996, the Company was involved in the development and sales of advanced scientific technologies. Sales of primarily momentum wheels through the years were sporadic but have been strong in 2011 and 2010. The Company’s limited financial resources have prevented the Company from aggressively advertising its products and services to achieve customer recognition. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan to generate increased revenues and to raise additional funds.

The Company seeks the acquisition, development, and commercialization of advanced technologies. The ultimate success of the Company in attaining sustainable profitability and positive cash flow from operations is dependent upon the successful development and commercialization of these advanced technologies including the THOR and ODIN systems together with obtaining sufficient capital or financing to support management plans. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues are adequate to meet its needs.

NOTE 3 – MARKETABLE SECURITIES

The cost and fair value of marketable securities are as follows:

	SEP 30,	DEC 31,
	2011	2010
	(unaudited)
Available for sale equity securities:
Amortized Cost	$523,854	$508,442
Unrealized Loss	(14,550)	(4,379)
Fair Value	$509,304	$504,063

Available for sale securities are carried in the financial statements at fair value.  Net unrealized holding losses on available-for-sale securities in the amount of $14,550 and $4,379 have been included in accumulated other comprehensive loss at September 30, 2011 and December 31, 2010, respectively.

The ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a framework for measuring fair value.  GAAP establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

At September 30, 2011 and December 31, 2010, marketable securities consisted of an exchange traded bond fund that was measured using the Level 1 valuation hierarchy.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classifications of property and equipment are summarized below:

	SEP 30,	DEC 31,
	2011	2010
	(unaudited)
Computers and equipment	$136,643	$135,065
Furniture and fixtures	49,564	49,564
Demonstration units	339,915	296,010
	526,122	480,639
Less: accumulated depreciation	(265,278)	(206,234)
	$260,844	$274,405

Depreciation expense for the nine months ending September 30, 2011 and 2010 was $59,044 and $62,955.

The Company has incurred $95,824 and $51,919 of capitalized THOR costs, recorded in demonstration units, still under construction and not amortized as of September 30, 2011 and December 31, 2010.  Demonstration units also includes an ODIN unit available for testing by customers.

NOTE 5 – PATENT LICENSE

On September 22, 2011, the Company announced that it signed a definitive agreement for an exclusive license with Lawrence Livermore National Security, LLC (an affiliate of Lawrence Livermore National Laboratory (“LLNS”)) for certain patents covering an advanced accelerator-detector complex for high efficiency detection of hidden explosives.  The patents are those that may ultimately issue from two provisional patent applications filed by LLNS and related to inventions resulting from work done under a Cooperative Research and Development Agreement.  Pursuant to the license, Valley Forge paid LLNS license issue fees of $40,000 in the third quarter of 2011 and will make royalty payments equal to 6% of net sales, subject to a minimum annual royalty of $30,000 beginning in 2014, $50,000 in 2015 and $60,000 in 2016 and thereafter during the term of the agreement, expiring December 5, 2030.
The patent license will be amortized over 19 years and three months until the expiration of the patents, if granted, on December 5, 2030.

NOTE 6 – ACCOUNTS PAYABLE

The Company’s 2011 accounts payable include $6,248 borrowed on revolving credit lines utilizing corporate credit cards which bear interest at an average rate of 9.65% per annum and call for total minimum monthly installment payments of $70 as of September 30, 2011. However, since amounts may be due on demand and it is the Company’s intent to pay such balances in their entirety within 12 months; such amounts have been classified as current.

The remaining 2011 accounts payable consist of ordinary inventory purchases and administrative expenses which were incurred in the operations of the Company and include $5,904,463 of trade accounts.

The Company’s 2010 accounts payable include $10,863 borrowed on revolving credit lines utilizing corporate credit cards which bear interest at an average rate of 11.39% per annum and call for total minimum monthly installment payments of $106 as of December 31, 2010. However, since amounts may be due on demand, and it is the Company’s intent to pay such balances in their entirety during 2011; such amounts have been classified as current.

The remaining 2010 accounts payable consist of ordinary inventory purchases and administrative expenses which were incurred in the operations of the Company and include $2,017,212 of trade accounts and other of $1,350.

NOTE 7 – DEFERRED REVENUE

The Company has received $331,351 and $1,193,765, at September 30, 2011 and December 31, 2010, respectively, in cash for orders it intends to ship in the following twelve months.  Per the Company’s revenue recognition policy (see Note 1), generally the revenue will be recognized when goods have been shipped to the customer.  Beginning in December 2010, the Company ceased the requirement of an advance payment on customer orders.

NOTE 8 – NOTES PAYABLE

On July 3, 2008, the Company secured a financing arrangement with MKM Opportunity Master Fund, LLC ("MKM"). The financing consists of a $500,000 Convertible Note, with a conversion price of $0.50 per share, bearing interest at the rate of 8% per year, payable on a quarterly basis and has a term of three years which was due on July 3, 2011. On September 29, 2008, the Company reduced the conversion price to $0.35 per share.  In connection with the financing, MKM was also issued Class C Warrants to purchase up to 1,000,000 shares of the Company's common stock. The warrants contained an exercise price of $1.61 per share, but on May 27, 2009 the Company reduced the Class C Warrant exercise price to $0.20 per share. The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder.  The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no related expense was recorded.  In connection with this financing arrangement, the Class C warrants were valued and recorded at $500,000.  Accordingly, the Company recorded an initial debt discount of $500,000 to be amortized over the term of the note and charged $-0- and $250,685 to interest expense during the nine months ended September 30, 2011 and 2010, respectively.

On March 22, 2010, MKM converted the entire amount of the $500,000 note into 1,428,572 shares of common stock at a conversion price of $0.35 per share.

On September 29, 2008, the Company secured a financing arrangement with MKM and other parties.  The financing consists of a $650,000 Convertible Note, with a conversion price of $0.35 per share, bearing interest at the rate of 8% per year, payable on a quarterly basis and has a term of three years due on September 29, 2011. In connection with the financing, MKM and other unrelated individuals were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contained an exercise price of $0.75 per share, but on May 27, 2009 the Company reduced the Class D Warrant exercise price to $0.20 per share.  The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder.  The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no related expense was recorded.  In connection with this financing arrangement, the Class D warrants were valued and recorded at $650,000.  Accordingly, the Company recorded an initial debt discount of $650,000 to be amortized over the term of the note and charged $-0- and $291,209 to interest expense during the nine months ended September 30, 2011 and 2010, respectively.

On September 29, 2009, the unrelated individual investors converted their $150,000 note into 428,571 shares of common stock at a conversion price of $0.35 per share.

On March 22, 2010, MKM converted the remaining $500,000 note into 1,428,572 shares of common stock at a conversion price of $0.35 per share.

There were no notes outstanding at September 30, 2011 and December 31, 2010.

NOTE 9 – SHAREHOLDERS’ EQUITY

On July 6, 2006, the Company granted 3,000,000 Class A warrants in connection with a two-year consulting agreement beginning July 6, 2006 to CTCEG (Note 1).  These warrants granted in connection with the consulting agreement include the following provisions: 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.00 per share when the per share market value closes at or above $1.00 for up to two years from the effective date of the registration statement registering the underlying shares; 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.50 per share when the per share market value closes at or above $1.50 for up to two years from the effective date of the registration statement registering the underlying shares; and, 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $2.00 per share when the per share market value closes at or above $2.00 for up to two years from the effective date of the registration statement registering the underlying shares.  The Company believes all of the Class A warrants expired on May 14, 2009. CTCEG is disputing whether these Class A warrants have expired.

CTCEG, and Charles J. Scimeca, George Frudakis, and Tony N. Frudakis (formerly the shareholders of Quetzal Capital Funding 1, Inc.), were previously protected from dilution of their percentage ownership of the Company. Non-dilution rights, as defined by the registration rights agreement, mean that these parties shall continue to have the same percentage of ownership and the same percentage of voting rights of the class of the Company’s common stock regardless of whether the Company or its successors or its assigns may thereafter increase or decrease the authorized number of shares of the Company’s common stock or increase or decrease the number of shares issued and outstanding. The non-dilution rights, by the terms of the registration rights agreement, expired on May 14, 2009.  Language in prior filings inadvertently and mistakenly implied that these non-dilution rights had been extended until May 13, 2010, but no such extension was ever affected.  CTCEG is disputing whether these non-dilution rights have expired.

Common Stock Warrants

On July 3, 2008, the Company secured a financing arrangement with MKM (Note 8).  In connection with the financing, MKM was also issued Class C Warrants to purchase up to 1,000,000 shares of the Company's common stock. The warrants contain an exercise price of $1.61 per share. In connection with this financing arrangement, the Company valued and recorded the Class C warrants at $500,000.  On September 29, 2008, the Company issued an additional 1,146,667 warrants at $0.75 pursuant to section 2(c) of the Class C warrant agreement.  The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder.  The Company believed that accepting this term was necessary in order to close the financing (the sale of stock and warrants on May 27, 2009) and to keep the Company operating.  No accounting entries were recorded in connection with reducing the exercise price.  The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no accounting entry was made.

On June 30, 2010, the Company issued 1,951,515 shares of common stock following the cashless exercise of 2,146,667 MKM Class C Warrants.

On September 29, 2008, the Company secured a financing arrangement with MKM and other unrelated parties.  In connection with the financing, MKM and other unrelated parties were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contain an exercise price of $0.75 per share.  In connection with this financing arrangement, the Company recorded the Class D warrants at $650,000.  The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder.  The Company believed that accepting this term was necessary in order to close the financing (the sale of stock and warrants on May 27, 2009) and to keep the Company operating.  No accounting entries were recorded in connection with reducing the exercise price.  The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no accounting entry was made.

On February 16, 2010, the Company issued 271,429 shares of common stock following the exercise of 271,429 Class D Warrants and received $54,286 in cash.

On August 23, 2010, the Company issued 157,143 shares of common stock following the exercise of 157,143 Class D Warrants and received $31,429 in cash.

On May 27, 2009, the Company issued 1,900,000 shares of common stock to MKM Capital Advisors and individual investors for $237,500 in cash.  In connection with the common stock purchase, MKM Capital Advisors and the individual investors were issued Class F Warrants to purchase up to 1,900,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  A total of $302,600 was expensed relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.16; Strike price of $0.20 per share; Time to expiration (days) of 1,826; Expected volatility of 254.69%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 2.72%.

On January 29, 2010, the Company issued 534,624 shares of common stock following the cashless exercise of 600,000 Class F Warrants.

On August 10, 2009, the Company issued 800,000 shares of common stock to individual investors for $100,000 in cash.  In connection with the common stock purchase, the individual investors were issued Class G Warrants to purchase up to 800,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  A total of $143,623 was expensed relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.18; Strike price of $0.20 per share; Time to expiration (days) of 1,826; Expected volatility of 270.54%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 0.19%.

On March 29, 2010, the Company issued 800,000 shares of common stock following the exercise of 800,000 Class G Warrants and received $160,000 in cash.

Stock warrant activity for the nine months ended September 30, 2011 is summarized as follows:

	Number of shares	Weighted average exercise price
Outstanding at January 1, 2011	2,728,574	$0.20
Granted	-	-
Forfeited	-	-
Exercised	-	-
Outstanding at September 30, 2011	2,728,574	$0.20

The following table summarizes the Company's Class D and Class F stock warrants outstanding at September 30, 2011:

Warrant Class	Range of Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price
D	$0.20	1,428,574	4	$0.20
F	$0.20	1,300,000	3.75	$0.20

NOTE 10 – STOCK GRANT

In 2009, the Board of Directors voted to compensate themselves in the form of restricted stock.

On or about November 1, 2010, each director (other than Lou Brothers and Larry Wilhide) received 12,000 shares of restricted stock in one lump sum for payment of the entire year’s service, along with a $12,000 tax gross-up cash payment.  Neither Mr. Brothers nor Mr. Wilhide received any stock or cash compensation for his 2010 service as a director.

On September 29, 2011, the Board of Directors of the Company authorized the issuance of 96,000 shares of common stock, for 2011 services, distributed to the five Board members and three executive officers of the Company. The Company has record 75% of the annual cost of this compensation at September 30, 2011.  The recipients are required to remain in service through December 31, 2011.

NOTE 11 – STOCK OPTIONS

On September 13, 2010, the Company granted certain employees and others the option to purchase 4,050,000 shares of the Company’s common stock at prices ranging from $1.35 - $1.49 per share.  The fair value of stock at the option grant date was determined to be $1.32 per share.  The options vest 660,000 on September 13, 2010, 660,000 on January 1, 2011, 620,000 on January 1, 2012, 620,000 on January 1, 2013, 620,000 on January 1, 2014, 620,000 on January 2, 2015, and 250,000 options will vest upon the completion of certain sales goals for ODIN and THOR, and are exercisable from vesting date through a period of ten years from the grant date. Management anticipates the average term of the options will be 5-7 years.

Using the Black-Scholes-Merton option pricing model, management has determined that the options have a value ranging from $1.29 to $1.33.  For the nine months ended September 30, 2011 and 2010  the Company recognized compensation cost and an increase in additional paid-in capital of $614,867 and $1,009,201 and an income tax benefit has not been reflected due to an increase in the deferred tax asset valuation allowance. As of September 30, 2011, there was $2,997,302 of total unrecognized compensation cost relating to unvested stock options.  That cost is expected to be recognized in the years ending December 31, 2011, 2012, 2013, and 2014 in the amounts of $819,823 per year, while $332,500 will be recognized upon the completion of certain sales goals for ODIN and THOR.

The assumptions used and the calculated fair value of the options are as follows:

Expected dividend yield	-0-
Risk-free interest rate	3.78% - 4.99%
Expected life in years	5-7
Expected volatility	180.00%
Weighted average of fair value of options granted	$ 1.32

The following is an analysis of options to purchase shares of the Company’s stock issued and outstanding:

	Total Options	Weighted Average Exercise Price
Total options outstanding, January 1, 2011	4,050,000	$1.38
Granted	-	-
Exercised	-	-
Expired/cancelled	-	-
Total options outstanding, September 30, 2011	4,050,000	$1.38

Options exercisable, September 30, 2011	1,320,000	$1.38

	Nonvested Options	Average Fair Value
Nonvested options
Nonvested options, January 1, 2011	3,390,000	$1.32
Garanted	-	-
Vested	(660,000)	1.32
Forfeited	-	-
Nonvested options, September 30, 2011	2,730,000	$1.32

At September 30, 2011, vested exercisable options were outstanding for 1,320,000 shares at an exercise price between $1.35 and $1.49.  The weighted average value of the options is $1.32.  Of the vested options, 269,360 options have a remaining life of 3.8 years and expire on September 13, 2015 while 1,050,640 options have a remaining life of 8.8 years and expire on September 13, 2020.  The 2,730,000 nonvested options will vest over the next five to ten years excluding 250,000 which will vest upon completion of certain sales goals for ODIN and THOR.

2011 Amendment

On August 8, 2011, the Board of Directors approved an amendment to the Incentive Stock Option Master Agreement and the Non Qualified Stock Option Master Agreement previously adopted as part of the Company’s 2008 Equity Incentive Plan (a) to provide for a different vesting schedule, (b) to permit the vesting of unvested options upon Change of Control as defined in the Plan and (c) to permit, in the Board’s discretion, alternative means of payments to exercise options.  No change was made to the vesting schedule for options previously granted.  No accounting adjustments were recorded as a result of this amendment.

NOTE 12 – INCOME TAXES

There was no income tax expense or benefit for the periods ended September 30, 2011 and 2010 due to the Company’s historical net losses and changes in its deferred tax asset valuation allowance.

The Company has net operating loss carryforwards for tax purposes that begin to expire in 2028 if not utilized.  Utilization of the Company’s net operating loss carryforwards may be limited based on changes in ownership as defined in Internal Revenue Code Section 382.

NOTE 13 - DESCRIPTION OF LEASING ARRANGEMENTS

On September 1, 2006, the Company entered into a lease of 2,985 square feet of office space located at 50 E. River Center Boulevard, Suite 820, Covington, Kentucky. The term of the lease was for five years ending in August, 2011.  The Company has extended the lease an additional five years and six months commencing on September 1, 2011 and expiring February 28, 2017.

Under the terms of the lease, the Company shall pay additional rent to cover operating expenses of the property at a pro rata share deemed to be 0.928%, which will total approximately $41,044 for the initial twelve months.  These expenses are anticipated to increase at a 3% rate annually for the remaining term of the agreement.

The Company has entered into a lease of 2,700 square feet of warehouse space located at 1895 Airport Exchange Blvd, Building A, Erlanger, Kentucky, expiring in December, 2011.

Under the terms of the lease, the Company shall pay additional rent to cover operating expenses of the property of approximately $349 per month.  Rent expense for the periods ended September 30, 2011 and 2010 was $50,060 and $48,670, respectively.

The following is a schedule of future minimum lease payments required under the leases as of September 30, 2011:

Period Ending SEP 30	Amount
2012	$49,257
2013	46,004
2014	47,141
2015	48,307
2016	49,503
Thereafter	21,094
$261,306

NOTE 14 - RELATED PARTY TRANSACTIONS

The Company made a $25,000 payment to Mr. Brothers on January 24, 2011 related to the due to shareholder balance.  Of that payment, $1,272 was applied to accrued but unpaid interest, and the remaining $23,728 was applied to reduce the principal amount owed to Mr. Brothers.  On September 30, 2011, the Company made a $103,728 payment to Mr. Brothers.  Of that payment, $2,610 was applied to accrued interest and the remaining $101,118 was applied to retire the principal amount owed to Mr. Brothers.

As of December 31, 2010, the Company owed Mr. Brothers the principal amount of $124,846 for advances made to the Company, plus accrued interest.  During 2010, the Company made payments of $150,000 against the amounts owed to Mr. Brothers.  Of that payment $58,288 was applied to accrued but unpaid interest, and the remaining $91,712 was applied to reduce the principal amount owed to Mr. Brothers.

For the periods ended September 30, 2011 and 2010, the Company incurred expenses for accounting services of $50,307 and $33,325, respectively, to a firm related to a member of the board of directors.

On August 11, 2006, CTCEG loaned the Company $42,000.  During the third quarter of 2010, the Company made a payment of $49,134 against the amounts owed to Coast to Coast Equity Group, Inc.  Of that payment $7,134 was applied to accrued but unpaid interest, and the remaining $42,000 was applied to retire the principal amount owed to Coast to Coast Equity Group, Inc.

As of September 30, 2011, the Company owed $50,000 to L & M Consulting (“L&M”) which is owned by Louis Brothers, Jr., the son of Louis Brothers, Sr., the Company’s president and chief executive officer.  The Company retained L&M to provide information technology consulting services.  Louis Brothers, Sr., has no interest in the amounts paid to his son.  This amount does not bear interest and is expected to be paid during 2011.

NOTE 15 – CONCENTRATION AND CREDIT RISK

During the period ended September 30, 2011, two customers individually accounted for 90% and 10% of the Company’s total revenues.  During the period ended September 30, 2010, two customers accounted for 82% and 18% of the Company’s total revenues.  A reduction in sales from or loss of these customers could have a material adverse effect on the Company’s results of operations and financial condition.

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and accounts receivable.  The Company maintains its cash investments in high credit quality financial institutions. At various times, the Company has deposits in excess of the Federal Deposit Insurance Corporation limit.  The Company has not experienced any losses on these accounts.

The Company’s entire September 30, 2011 accounts receivable balance of $4,506,676 is from one customer.  The accounts receivable balance of $1,991,902 is from one customer as of December 31, 2010.  The customer is a multinational corporation.  The Company has not experienced any bad debts from this customer.

The Company receives its inventory from approximately eight suppliers.  The Company has an accounts payable balance to these suppliers of $5,765,349 and $1,912,577 as of September 30, 2011 and December 31, 2010, respectively.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms.  On July 15, 2011, the first accepted work order was transmitted to the Company by ISU.  The work order had a deliverable date of September 30, 2011 which required preliminary research steps and related deliverables; this deliverable date was extended to November 30, 2011. The Company is currently reviewing results from the first work order.

The Company has entered into an agreement with a manufacturer to build a component for THOR.  The contract amount was $99,200 and the Company has incurred costs of $84,620 as of September 30, 2011.

The Company is involved in litigation and disputes arising in the ordinary course of business.  While the ultimate outcome of these matters is not presently determinable, it is the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company.

William A. Rothstein vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Louis J. Brothers, Civil Action No. 09-0918071 Toomey (UT 3d Jud. Dist.)

On October 30, 2009, the Company and its president and director, Louis J. Brothers, were both named as defendants in a civil complaint filed on that date in the Third Judicial District Court in and for Salt Lake County, Utah by shareholder William A. Rothstein. The complaint has been served on Mr. Brothers and the Company. The five-count complaint alleges that the defendants committed fraud, violated the Utah Uniform Securities Act (Ut. Code Ann. §61-1-1, et seq.), made negligent misrepresentations, breached a fiduciary duty to the shareholder, and breached a settlement agreement and seeks unspecified compensatory and punitive damages and attorney’s fees.  The complaint alleged that Mr. Brothers misrepresented the timetable in which the Company’s THOR LVX technology would receive government approvals and the number of Department of Energy employees working on the THOR project and thereby induced the Plaintiff to invest in the Company’s securities in 2006.  The Company and Mr. Brothers filed a motion to dismiss the complaint based upon the Utah court’s lack of personal jurisdiction over the Company and Brothers.  The Honorable Judge Kate Toomey denied the motion to dismiss on December 13, 2010; Mr. Brothers and the Company filed an answer to the complaint denying all claims.

On November 1, 2011, the Court granted the Plaintiff’s motion to file an amended complaint, which abandons the claims in the original complaint except for breach of contract based upon a claimed breach of an alleged agreement to settle the stock fraud claims alleged in the original Complaint.  The Amended Complaint includes 11 additional plaintiffs, two of whom previously filed lawsuits against the Company in Florida, which were later voluntarily dismissed.  In the first Amended Complaint claim for breach of contract, Plaintiffs seek the fair market value of stock and warrants under an alleged settlement agreement.  The second claim, promissory estoppel, seeks the fair market value of the stock and warrants promised to Plaintiffs.  The third claim is for a declaratory judgment that the Defendants are in material breach of a settlement agreement, specific performance for the issuance of promised stock and warrants or, alternatively, damages and other relief the court deems proper.

The Company and Mr. Brothers have filed an Answer to First Amended Complaint denying all claims and asserting affirmative defenses.  The Company cannot provide any assurances on the outcome of the matter.

Coast To Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers, Civil Action No. 090A-11229 (Fla. 12 th Jud. Cir.)

On November 11, 2009, the Company and its president and director, Louis J. Brothers, were served with a civil complaint naming both of them as defendants. The complaint was filed on or about October 28, 2009 in circuit court in Manatee County, Florida, by shareholder, Coast To Coast Equity Group, Inc.  ("CTCEG") The complaint alleges that the defendants breached a consulting services agreement by not reimbursing plaintiff for $44,495.18 in expenses, committed fraud, pleaded for the rescission of a standby equity agreement in the amount of $500,000, violated the Florida Securities and Investor Protection Act (Fla. Stat. §517.301), made negligent misrepresentations, and breached a fiduciary duty to shareholders and seeks damages in excess of $15,000 and attorney's fees.  As it pertains to non-contract claims, the complaint alleges that Mr. Brothers misrepresented the distribution rights that the Company had to its ODIN product and misused plaintiff's proceeds which were to be allocated towards the purchase of an ODIN unit.

A Motion to Dismiss was filed in response to the Complaint.  A Consent Order was entered on January 14, 2010, allowing CTCEG to file an Amended Complaint.  A Motion to Dismiss was filed in response to the Amended Complaint.  On May 20, 2010, the Court granted CTCEG leave to file a third amended complaint, which abandons the claims in the original complaint except for breach of contract based on allegations of failure to pay expenses under the above referenced consulting agreement.  The First Amended Complaint ("Complaint") alleges failure to pay a $42,000 promissory note payable to CTCEG.  The claim has been resolved and the Company paid in full amounts owing under the promissory note.

The Complaint also contains a claim for breach of the 2006 Warrant Agreement in that the Company failed to issue stock for warrants which the Company contends expired in May, 2009.  The Complaint contains a claim for promissory estoppel, alleging that Mr. Brothers orally, and in Securities and Exchange Commission (“SEC”) filings, agreed to extend the Warrant Agreement and is estopped to deny such promises.  A claim for non-dilution damages is also included, based on allegations that the 2006 Registration Rights Agreement was also extended to May 2010 and CTCEG is therefore entitled to have additional shares issued because the Company sold additional stock in 2008 and 2009.  The Complaint contains a claim for promissory estoppel, alleging that Mr. Brothers orally, and in SEC filings, agreed to extend the Registration Rights Agreement and is estopped to deny such promises.  The last claim is for tortious interference with a contractual relationship, alleging Mr. Brothers, presumably in his individual capacity, interfered with CTCEG's contractual rights under the Warrant Agreement, Registration Rights Agreement and Consulting Agreement.

The Company and Mr. Brothers deny all allegations and have filed an Answer and Affirmative Defenses; raising numerous defenses to the claims.   They also intend to file applicable counterclaims and possible third party claims, but they cannot provide assurances as to the outcome of the matter.  The matter is scheduled for trial during the trial period beginning March 12, 2012.

George Frudakis vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers, Civil Action No. 2010 CA-04230  (Fla. 12 th Jud. Cir.)

On or about May 7, 2010, George Frudakis commenced the above titled action against the Company and Lou Brothers.  The Complaint sets forth the exact same causes of action as in the Coast to Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc. and Lou Brothers, described above, with the exception that the Frudakis matter does not include a claim for breach of contract based upon the Consulting Agreement.  The Company and Brothers deny all allegations and have filed a motion to dismiss the complaint and a motion to consolidate the Frudakis and Coast to Coast cases into a single proceeding.  The Court has granted a motion to consolidate the cases for discovery purposes and has reserved as to consolidation for trial.   The Company and Lou Brothers intend to file appropriate Affirmative Defenses and Counterclaims, and possible third-party claims, in the event the Court denies the Motion to Dismiss.  However, the Company cannot provide assurances as to the outcome of the matter.

Arbitration Claim filed by Advanced Technology Development, Inc.

During the period between July 9th and 13th, 2010, the Company, Louis J. Brothers and Larry K. Wilhide were served by mail courier with a Statement of Claim (“Statement”) filed with the American Arbitration Association by Advanced Technology Development, Inc. (“ATD”).  Summarizing in general terms, ATD’s arbitration claims one through four are based upon allegations the Company failed to perform or pay ATD for goods pursuant to two separate supply contracts. Claims five through eight are based upon the Company’s activities in the promotion and sale of the ODIN imaging device.  Claims nine through thirteen are based upon the Company’s alleged misuse of ATDs’ “ULDRIS” mark.  The final claim seeks injunctive relief.

The parties agreed to the appointment of Phillip D. O’Neil, Jr. as the Sole Arbitrator and the arbitration proceeding was heard from April 27 through April 29, 2011.  On July 31, the Arbitrator issued an Interim Award, finding that the Company breached the Scanner Agreement by failing to pay ATD $228,194.  Because ATD never actually delivered a second unit, the Arbitrator has ordered the parties to brief the issue of damages, interest, costs and attorney fees before a Final Award will be issued.  The Arbitrator also found that the Company breached the Space Supply Contract and a balance of $42,376 is owed, plus interest.

On November 2, 2011, the Arbitrator issued a Second Interim Award, awarding ATD $90,000 in lost profits resulting from the breach of the Scanner Agreement, plus interest since November 10, 2007.  He additionally awarded 2% interest as part of the damage award for the Space Supply Contract breach.  The Arbitrator found ATD to be the prevailing party for the purposes of shifting attorneys fees, but confined the award to those fees incurred in pursuing the breach of contract claims.  A final award will be issued when the Arbitrator determines the appropriate award of attorney’s fees.  Although the exact amount of the award has not been announced, the Company has accrued a loss contingency of $300,000.   The Company estimates the loss range to be between $151,778 and $355,400, but the loss could be higher.

NOTE 17 – SUBSEQUENT EVENTS

We have evaluated the period from September 30, 2011 through the date the financial statements herein were issued for subsequent events requiring recognition or disclosure in the financial statements and we have identified the following events:

On October 5, 2011, the Company signed a $20.25 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company.  Upon signing the Purchase Agreement, LPC agreed to initially purchase 300,000 shares of our common stock for $250,000.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to LPC under the Purchase Agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, over a 30-month period to sell up to an additional $20 million of our common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement.

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the $20 million of additional future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, with the Company controlling the timing and amount of any future sales, if any, of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below the floor price as set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever any direct or indirect short selling or hedging of the Company’s shares of common stock.  In consideration for entering into the $20.25 million agreement, we issued to LPC 314,154 shares of our common stock as a commitment fee. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.  The proceeds received by the Company under the purchase agreement are expected to be used for working capital and general corporate purposes in carrying out our business plan.

The 96,000 shares of common stock authorized on September 29, 2011 for issuance to Board members and three officers, as described in Note 10 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended September 30, 2011 in this registration statement, were issued on October 19, 2011 and delivered to the Board members on November 1, 2011.

Wharton Capital Partners, Ltd. assisted the Company in arranging for the equity line of credit with Lincoln Park Capital.  As compensation for its services, the Company issued a warrant to Wharton Capital Partners, Ltd, dated October 4, 2011, to acquire 410,000 shares of the Company's common stock at a price of $1.09 per share.  The warrant expires on October 3, 2016 and may be exercised, in whole or in part, at any time prior to expiration either for cash or pursuant to a customary cashless exercise provision contained in the warrant

Refer to Note 16 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended September 30, 2011 in this registration statement for additional information regarding subsequent events.

NOTE 18 – RESTATEMENT OF FINANCIAL STATEMENTS

We have restated our previously issued condensed consolidated financial statements as of and for the period ended September 30, 2010 to account for the impact of a misstatement in sales and accounts receivable due to the timing of a shipment which was scheduled to be shipped in September 2010, but was not actually shipped until October 2010.  We also recognized an additional expense related to the issuance of options on September 13, 2010 that vested on January 1, 2011.  We have reflected the effects of the changes in the condensed consolidated financial statements for the periods presented herein.

The effect of this change on the condensed consolidated financial statements previously filed in the Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2010, is as follows:

	As Previously Reported	Adjustment	As Restated
Selected balance sheet data at September 30, 2010:

Accounts receivable	$1,337,893	$(147,000)	$1,190,893
Additional paid-in capital	9,804,045	118,202	9,922,247
Accumulated deficit	$(9,047,352)	$(265,202)	$(9,312,554)

Selected statements of operations data for the three months ending September 30, 2010:

Sales	$4,873,687	$(147,000)	$4,726,687
Gross Profit	780,044	(147,000)	633,044
Share-based payments	890,999	118,202	1,009,201
Loss from operations	(492,930)	(265,202)	(758,132)
Net loss	(482,296)	(265,202)	(747,498)
Comprehensive loss	$(479,856)	$(265,202)	$(745,058)
Loss per common share
Basic and Diluted	$(0.01)	$-	$(0.01)

Selected statements of operations data for the nine months ending September 30, 2010:

Sales	$13,029,461	$(147,000)	$12,882,461
Gross Profit	1,920,433	(147,000)	1,773,433
Share-based payments	890,999	118,202	1,009,201
Loss from operations	(251,781)	(265,202)	(516,983)
Net loss	(741,131)	(265,202)	(1,006,333)
Comprehensive loss	$(738,691)	$(265,202)	$(1,003,893)

Loss per common share
Basic and Diluted	$(0.01)	$(0.01)	$(0.02)

Selected statements of cash flows for the nine months ending September 30, 2010:
Net loss	$(741,131)	$(265,202)	$(1,006,333)
Options issued for compensation	890,999	118,202	1,009,201
Accounts receivable	$(1,238,773)	$147,000	$(1,091,773)

20,564,154 shares

Common Stock

PROSPECTUS

________________, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration	$616
Printing and engraving expenses	$-0-
Legal fees and expenses	$100,000
Accounting fees and expenses	$38,500
Transfer agent and registrar fees and expenses	$-0-
Miscellaneous expenses	$2,500

Total	$141,616

Item 14.  Indemnification of Directors and Officers.

Under section 607.0850(1) of the Florida Statutes, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In addition, section 607.0850(2) of the Florida Statutes provides that a corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.

Furthermore, under section 607.0850(3) of the Florida Statutes, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in sections 607.0850(1) and 607.0850(2) of the Florida Statutes, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.  Any indemnification under sections 607.0850(1) and 607.0850(2) of the Florida Statutes, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 607.0850(1) and 607.0850(2), which determination is to be made as set forth in section 607.0850(4) of the Florida Statutes.  Section 607.0840(7) of the Florida Statutes, however, provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit, (c) in the case of a director, an unlawful distribution under which the liability provisions of Florida Statutes section 607.0834 are applicable, or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) state that the Company shall indemnify, and shall advance expenses on behalf of, its officers and directors to the fullest extent not prohibited by any law in existence on October 28, 2009 or thereafter. Further, the Articles state that the Company may indemnify employees, agents and others as the Company’s Bylaws may provide.

Pursuant to Article Eight, Section 1 of the Bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether (a) civil, criminal, administrative, investigative, or otherwise, (b) formal or informal, or (c) by or in the right of the Company (collectively, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Company or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Company against all expenses (including attorney’s fees) and settlement amounts incurred or paid, in connection with any such proceeding and any appeal or appeals thereof, if the person acted in good faith and in a manner the person reasonably believed to be in conformity with, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

The Bylaws further provide that until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under Article Eight, Section 1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in conformity with, or not opposed to, the best interests of the Company, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful, or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein.

In addition, the Bylaws provide that if the Florida Business Corporation Act (Florida Statutes section 607.0101 et seq.) (hereinafter the “FBCA”) is amended to provide for indemnification rights broader than those provided by Article Eight, Section 1, then the persons referred to in Article Eight, Section 1 shall be indemnified and held harmless by the Company to the fullest extent permitted by the FBCA as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to such amendment).

Article Eight, Section 2 of the Bylaws states that a determination as to whether a person who is a director, officer, employee or agent of the Company at the time of the determination is entitled to be indemnified and held harmless under Article Eight, Section 1 shall be made by (a) a majority vote of the directors who are not parties to such a proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion, or (d) the stockholders. A determination as to whether a person who is not a director, officer, employee or agent of the Company at the time of the determination is entitled to be indemnified shall be made by or as directed by the board of directors of the Company.

The right to indemnification conferred in the Bylaws is a contract right and includes the right to require the Company to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the board of directors so determines, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Company (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined pursuant to the procedure in Article Eight, Section 2 of the Bylaws that such indemnitee is not entitled to be indemnified for such expenses under Article Eight, Section 1 of the Bylaws or otherwise.

Under the Bylaws, if a claim under Article Eight, Section 1 is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to an award of reasonable attorneys’ fees and expenses for prosecuting the claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the FBCA for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Furthermore, the Bylaws provide that neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the FBCA, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The Bylaws also state that the rights to indemnification and the advancement of expenses conferred thereby shall not be exclusive of any other right which any person may have or thereafter acquire under any statute, any provision of the Articles, as amended, or of any bylaw, agreement or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.  In addition, the Bylaw provide that such rights shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Bylaws expressly authorize the board of directors to adopt and enter into indemnification agreements with, and obtain insurance for, directors, officers, employees or agents of the Company and those serving at the request of the Company as directors, managers, officers, partners, trustees, employees or agents of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, and are we aware of threatened litigation that may result in claims for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities including, without limitation, corporate securities claims.

Item 15. Recent Sales of Unregistered Securities.

Our Company has issued the following securities during the past three (3) years without registering the securities under the Securities Act:

Recent Sales of Unregistered Securities

On October 5, 2011, the Company signed a $20.25 million purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company.  Upon signing the Purchase Agreement, LPC agreed to initially purchase 300,000 shares of our common stock for $250,000.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to LPC under the Purchase Agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, until April 1, 2014 to sell up to an additional $20 million of our common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement.  In consideration for entering into the $20.25 million agreement, we issued to LPC 314,154 shares of our common stock as a commitment fee.

During 2009 and 2008, we sold securities in various private, unregistered transactions. Neither the Company nor any person acting on its behalf offered or sold securities by any form of general solicitation or general advertising. The purchasers were known to management or were known to business associates of management. No underwriting discounts or commissions were paid to any party by the Company.

On May 27, 2009 the Company issued 1,900,000 shares of common stock to MKM Master Opportunity Fund and individual investors for $237,500 in cash.  On May 27, 2009, the Company also granted to MKM and individual investors seven-year Class F Warrants to purchase 1,900,000 shares of common stock at a price of $0.20.  These sales were conducted in a private transaction exempt from registration pursuant to pursuant to Section 4(2) of the Securities Act and Regulation D Rule 506.

On August 10, 2009 the Company issued 800,000 shares of common stock to individual investors for $100,000 in cash ($92,000 net of expenses).   On August 10, 2009, the Company also granted to such investors seven-year Class G Warrants to purchase 800,000 shares of common stock at a price of $0.20.  These sales were conducted in a private transaction exempt from registration pursuant to pursuant to Section 4(2) of the Securities Act and Regulation D Rule 506.

Warrants

Wharton Capital Partners, Ltd. assisted the Company in arranging for the equity line of credit with Lincoln Park Capital.  As compensation for its services, the Company issued a warrant to Wharton Capital Partners, Ltd, dated October 4, 2011, to acquire 410,000 shares of the Company's common stock at a price of $1.09 per share.  The warrant expires on October 3, 2016 and may be exercised, in whole or in part, at any time prior to expiration either for cash or pursuant to a customary cashless exercise provision contained in the warrant.

On July 3, 2008, the Company secured a financing arrangement with MKM (Note 8).  In connection with the financing, MKM was also issued Class C Warrants to purchase up to 1,000,000 shares of the Company's common stock. The warrants contain an exercise price of $1.61 per share. In connection with this financing arrangement, the Company valued and recorded the Class C warrants at $500,000.  On September 29, 2008, the Company issued an additional 1,146,667 warrants at $0.75 pursuant to section 2(c) of the Class C warrant agreement.  The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder.  The Company believed that accepting this term was necessary in order to close the financing (the sale of stock and warrants on May 27, 2009) and to keep the Company operating.  No accounting entries were recorded in connection with reducing the exercise price.  The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no accounting entry was made.

On June 30, 2010, the Company issued 1,951,515 shares of common stock following the cashless exercise of 2,146,667 MKM Class C Warrants.

On September 29, 2008, the Company secured a financing arrangement with MKM and other unrelated parties.  In connection with the financing, MKM and other unrelated parties were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contain an exercise price of $0.75 per share.  In connection with this financing arrangement, the Company recorded the Class D warrants at $650,000.  The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder.  The Company believed that accepting this term was necessary in order to close the financing (the sale of stock and warrants on May 27, 2009) and to keep the Company operating.  No accounting entries were recorded in connection with reducing the exercise price.  The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no accounting entry was made.

On February 16, 2010, the Company issued 271,429 shares of common stock following the exercise of 271,429 Class D Warrants and received $54,286 in cash.

On August 23, 2010, the Company issued 157,143 shares of common stock following the exercise of 157,143 Class D Warrants and received $31,429 in cash.

On May 27, 2009, the Company issued 1,900,000 shares of common stock to MKM Capital Advisors and individual investors for $237,500 in cash.  In connection with the common stock purchase, MKM Capital Advisors and the individual investors were issued Class F Warrants to purchase up to 1,900,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  A total of $302,600 was expensed relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.16; Strike price of $0.20 per share; Time to expiration (days) of 1,826; Expected volatility of 254.69%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 2.72%.

On January 29, 2010, the Company issued 534,624 shares of common stock following the cashless exercise of 600,000 Class F Warrants.

On August 10, 2009, the Company issued 800,000 shares of common stock to individual investors for $100,000 in cash.  In connection with the common stock purchase, the individual investors were issued Class G Warrants to purchase up to 800,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  A total of $143,623 was expensed relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.18; Strike price of $0.20 per share; Time to expiration (days) of 1,826; Expected volatility of 270.54%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 0.19%.

On March 29, 2010, the Company issued 800,000 shares of common stock following the exercise of 800,000 Class G Warrants and received $160,000 in cash.

These persons were the only offerees in connection with these transactions. We relied on Section 4(2) and Rule 506 of Regulation D of the Securities Act for each since each transaction did not involve any public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibit index lists Exhibits that are filed herewith or are incorporated herein by reference to other filings.

2.1
Share Exchange Agreement Between Quetzal Capital 1, Inc. and the Shareholders of Valley Forge Composite Technologies, Inc., dated July 6, 2006, incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 11, 2006.

3.1
Amended and Restated Articles of Incorporation of the Company dated October 28, 2009, incorporated by reference to Exhibit 3.1 to the Company’s quarterly report on Form 10-Q  (File No. 000-51420), filed on November 21, 2011.

3.2
Bylaws of Valley Forge Composite Technologies, Inc. incorporated by reference to Exhibit 3.2 to the Company’s annual report on Form 10-K for December 31, 2009 (File No. 000-51420), filed on April 14, 2010

4.1	Registration Rights Agreement, dated July 6, 2006, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 11, 2006.
4.2
Securities Purchase Agreement dated as of July 3, 2008 between Valley Forge Composite Technologies, Inc. and various buyers, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 8, 2008

4.3	Form of Senior Convertible Note, incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 8, 2008
4.4	Form of Warrant, incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 8, 2008.
4.5
Securities Purchase Agreement dated as of September 29, 2008, between Valley Forge Composite Technologies, Inc. and various buyers, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on September 30, 2008.

4.6	Form of Senior Convertible Note, incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on September 30, 2008.
4.7	Form of Warrant, incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K (File No. 000-51420), filed on September 30, 2008.
4.8
Securities Purchase Agreement dated as of May 27, 2009, between Valley Forge Composite Technologies, Inc. and various buyers, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on June 4, 2009.

4.9	Form of Warrant, incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on June 4, 2009.
4.10
Securities Purchase Agreement dated as of August 10, 2009 between Valley Forge Composite Technologies, Inc. and various buyers, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on August 17, 2009.

4.11	Form of Warrant, incorporated by referenced to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on August 17, 2009.
5.1	Opinion of Thorp Reed & Armstrong, LLP, filed herewith.
10.1
Cooperative Research and Development Agreement between the Regents of the University of California and Valley Forge Composite Technologies, Inc., dated April 17, 2003. incorporated by reference to Exhibit 10.1 to the Company’s annual report on Form 10-K for December 31, 2009 (File No. 000-51420), filed on April 14, 2010.

10.2	2008 Equity Incentive Plan, as amended, filed herewith.
10.3
Consulting and Services Agreement dated January 31, 2011 between the Company and Idaho State University, filed as 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 000-51420) for the period ended June 30, 2011, and incorporated herein by reference.

10.4
Purchase Agreement, dated as of October 5, 2011, by and between the Company and Lincoln Park Capital Fund, LLC, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on October 7, 2011.

10.5
Registration Rights Agreement, dated as of October 5, 2011, by and between the Company and Lincoln Park Capital Fund, LLC, incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on October 7, 2011.

21.1	List of Subsidiaries, incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K (File No. 000-51420), filed on April 15, 2009
23.1	Consent of Mountjoy Chilton Medley LLP, filed herewith.
23.2	Consent of Hawkins International & Associates, filed herewith.
23.3	Consent of Thorp Reed & Armstrong, LLP, filed herewith in Exhibit 5.1.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Calculation Linkbase Document

101.LAB	XBRL Taxonomy Label Linkbase Document

101.PRE	XBRL Taxonomy Presentation Linkbase Document

Users of the XBRL data referenced above are advised pursuant to Rule 406T of Regulation S-T that these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, are deemed not filed purposes of Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under those sections.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

 Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

 (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Covington, state of Kentucky, on December 30, 2011.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

By:	/s/Louis J. Brothers
Louis J. Brothers President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Louis J. Brothers
Louis J. Brothers	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board (Principal Executive Officer and Principal Financial Officer )	December 30, 2011

/s/Larry K. Wilhide
Larry K. Wilhide	Vice President and Director	December 30, 2011

/s/Dr. Victor A. Alessi
Dr. Victor A. Alessi	Director	December 30, 2011

/s/Eugene Breyer
Eugene Breyer	Director	December 30, 2011

/s/Raul A. Fernandez
Raul A. Fernandez	Director	December 30, 2011

/s/Andrew T. Gilinsky
Andrew T. Gilinsky	Director	December 30, 2011

/s/Richard S. Relac
Richard S. Relac	Director	December 30, 2011